UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant    [x]

Filed by a Party other than the Registrant    [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement.
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[x]	Definitive Proxy Statement.
[ ]	Definitive additional materials.
[ ]	Soliciting material pursuant to §240.14a-12

CONTANGO ORE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[ ]	No fee required.

[ x ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
N/A

(2)	Aggregate number of securities to which transaction applies:
N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
$30,000,000

	(5)	Total fee paid:
$6,000

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

CONTANGO ORE, INC.
3700 Buffalo Speedway, Suite 925
Houston, Texas 77098

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 8, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Contango ORE, Inc., (“CORE” or the “Company”) which will be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on Thursday, January 8, 2015 at 9:30 a.m., Central Time.

We have entered into a Master Agreement, dated September 29, 2014 (the “Master Agreement”), with Royal Gold, Inc. (“Royal Gold”) and have agreed to form a Delaware limited liability company (the “Joint Venture Company”) to be known as Peak Gold, LLC to advance the exploration and development of our Tetlin gold exploration project (the “Tetlin Project”) near Tok, Alaska.  The Joint Venture Company will be governed by a Limited Liability Company Agreement (the “Joint Venture Company LLC Agreement”) between a wholly-owned subsidiary of Royal Gold and a wholly-owned subsidiary of the Company, and which will contain the rights and obligations of the members of the Joint Venture Company (the “Members”).  At the closing of the Master Agreement (the “Closing”), (i) we will contribute substantially all of our assets to the Joint Venture Company, including our Tetlin Properties and (ii) Royal Gold will invest $5 million initially to fund exploration activity of the Joint Venture Company.  In return, the Joint Venture Company will grant an option to Royal Gold to earn up to a 40% economic interest in the Joint Venture Company by investing up to $30 million (inclusive of the initial $5 million investment) prior to October 2018.  If Royal Gold earns the entire 40%  interest in the Joint Venture Company, Royal Gold may elect to require the Company to sell up to 20% of its membership interest in the Joint Venture Company in the event of a sale of Royal Gold’s entire 40% interest in the Joint Venture Company to a third party.  The full text of the Master Agreement and the form of the Joint Venture Company LLC Agreement are included as Annex A and Annex B, respectively, to the proxy statement that accompanies this letter.  The Master Agreement, the Joint Venture Company LLC Agreement and all other documents and agreements contemplated thereby are collectively referred to herein as the “Transaction Documents”, and the transactions contemplated by the Transaction Documents are collectively referred to herein as the “Proposed Transaction”.

Delaware law requires that a Delaware corporation obtain authorization by its shareholders to sell or transfer all or substantially all of its assets.  Since we will be contributing substantially all of our assets to the Joint Venture Company, which will initially be managed by Royal Gold (and will continue to be managed by Royal Gold if it earns a 40% interest in the Joint Venture Company), we are seeking the approval of our shareholders of the Proposed Transaction.  The Proposed Transaction will not be completed unless and until it receives the affirmative vote of a majority of outstanding shares of common stock of the Company.

We have scheduled this vote to take place at our Annual Meeting of Stockholders on January 8, 2015.  The vote on the Proposed Transaction, the election of our board of directors and the other matters that we expect to act upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement. We will also transact ordinary annual meeting business at the Annual Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT.  Approval of the Proposed Transaction requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting.  Therefore, failure to vote will have the same effect as a vote “AGAINST” the approval of the Proposed Transaction.

i

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED that the Proposed Transaction; the election of three directors of the Company; the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015; the approval of the compensation of the Company’s executives; and the authority to adjourn the Annual Meeting, are in the best interests of the Company and its stockholders and recommends a vote “FOR” each of these proposals.

Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card promptly or vote over the Telephone or Internet.  A postage-paid return envelope is enclosed for your convenience.  If you decide to attend the Annual Meeting, you can, if you wish, revoke your proxy and vote in person.  If you have any questions, please contact us through our website at www.contangoore.com, call us at (713) 877-1311, or write us at 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098.

By order of the Board of Directors

/s/ Brad Juneau
Brad Juneau
Chairman, President and Chief Executive Officer

Houston, Texas
December 1, 2014

CONTANGO ORE, INC.
3700 Buffalo Speedway, Suite 925
Houston, Texas 77098
_____________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
JANUARY 8, 2015
_____________________

To our Stockholders:

The Board of Directors (the “Board”) of Contango ORE, Inc., a Delaware corporation (the “Company” or “CORE”), is furnishing you with this Proxy Statement in connection with its solicitation of your proxy, in the form enclosed, for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on Thursday, January 8, 2015 at 9:30 a.m., Central Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be held on January 8, 2015

In accordance with rules issued by the Securities and Exchange Commission, you may access
The Notice of Annual Meeting of Stockholders, our 2014 Proxy Statement and our Annual Report at
http://www.contangoore.com/proxy

At the Annual Meeting you will be asked to vote on the following matters:

(1)
To approve the transactions contemplated by (a) that certain Master Agreement, dated September 29, 2014, between the Company and Royal Gold, Inc. (“Royal Gold”) (b) the Limited Liability Company Agreement of Peak Gold, LLC (the “Joint Venture Company LLC Agreement”) between a wholly-owned subsidiary of Royal Gold and a wholly-owned subsidiary of the Company and the formation of Peak Gold, LLC (the “Joint Venture Company”) as a Delaware limited liability company, and (c) all other documents and agreements contemplated by (a) and (b), which contemplate the contribution of our Tetlin property, constituting substantially all of our assets, to the Joint Venture Company (collectively, the “Proposed Transaction”);

(2)	To elect our Board of Directors to serve until the annual meeting of stockholders in 2015;
(3)	To ratify the appointment of BDO USA, LLP as the independent auditors of the Company for the fiscal year ending June 30, 2015;
(4)	To conduct a non-binding advisory vote to approve the compensation of the Company’s executives;
(5)	To adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals; and
(6)	To conduct any other business that is properly raised at the Annual Meeting.

Stockholders who owned shares of the Company’s common stock, par value $0.01 per share, at the close of business on December 1, 2014 are entitled to receive notice of and to attend and vote at the meeting.

As a stockholder of the Company, you have the right to vote on the proposals listed above.  Please read the Proxy Statement carefully because it contains important information for you to consider when deciding how to vote.  Your vote is important.

You have three options in submitting your vote prior to the Annual Meeting date:

(1)	You may sign and return the enclosed proxy card in the accompanying envelope;
(2)	You may vote over the Internet at the address shown on your proxy card; or
(3)	You may vote by Telephone using the phone number shown on your proxy card.

We are distributing this Proxy Statement to you on or about December 5, 2014, together with the accompanying proxy card and the Company’s annual report on Form 10-K, as amended, for the fiscal year ended June 30, 2014.

We cordially invite you to attend the Annual Meeting.  Whether or not you plan to attend, please complete, date and sign the proxy card and return it promptly in the return envelope provided, or you may vote over the Telephone or Internet by following the instructions on the proxy card or other enclosed proxy material.

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS	1

SUMMARY	3

Parties to the Proposed Transaction	3
The Annual Meeting	3
The Proposed Transaction	5

QUESTIONS AND ANSWERS	12

RISK FACTORS	17

THE PROPOSED TRANSACTION	27

THE MASTER AGREEMENT	34

THE JOINT VENTURE COMPANY	49

PROPOSAL 1 APPROVAL OF THE PROPOSED TRANSACTION	55

PROPOSAL 2 ELECTION OF DIRECTORS	56

CORPORATE GOVERNANCE	57

PROPOSAL 3 RATIFICATION OF THE SELECTION OF OUR AUDITORS	61

PROPOSAL 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION	62

PROPOSAL 5 ADJOURNMENT OF THE MEETING	63

OTHER INFORMATION	64

EXECUTIVE COMPENSATION	64

EXECUTIVE COMPENSATION TABLES	67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	73

REPORT OF THE AUDIT COMMITTEE	75

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS IN 2015	76

ADVANCE NOTICE PROCEDURES FOR NEXT YEAR’S ANNUAL MEETING	76

OTHER PROPOSED ACTIONS	76

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	76

WHERE YOU CAN FIND MORE INFORMATION	76

v

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including, among others, under the headings “Summary,” “Questions and Answers,” “The Proposed Transaction,” “The Master Agreement,” “The Limited Liability Company Agreement,” “Proposal No 1 — The Proposed Transaction,” and in statements containing the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar words or expressions.  Forward-looking statements also include the following: (1) statements containing projections of revenues, operating expenses, income (or loss), earnings (or loss) per share, capital expenditures, dividends, capital structure, and other financial items; (2) statements concerning the plans and objectives of CORE management for future operations, including plans or objectives relating to the Joint Venture Company; (3) statements of future economic performance; (4) statements of the assumptions underlying or relating to any statement described in (1), (2), or (3); and (5) statements regarding the timing or completion of the Proposed Transaction. Actual results could differ materially from those predicted by these forward-looking statements.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties as well as assumptions, among other things, about us and regulatory, clinical, economic and market factors, among others.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of CORE or its subsidiaries.  These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future developments or otherwise.

Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements.  You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement, or, in the case of documents referred to in this proxy statement, as of the respective dates of such documents.  These and other factors are discussed in our current filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2014, and our subsequent SEC filings.

In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

●	the failure to satisfy any of the conditions to complete the Proposed Transaction, including the receipt of the required stockholder approval;
●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Master Agreement;
●	the outcome of any legal proceedings instituted against us and others in connection with the Proposed Transaction;
●	the failure of the Proposed Transaction to close for any other reason;
●	the amount of the costs, fees, expenses and charges relating to the Proposed Transaction;
●	business uncertainty and contractual restrictions prior to the consummation of the Proposed Transaction;
●	competition generally and the increasingly competitive nature of our industry;
●	stock price and interest rate volatility;
●	declines and variations in the price of gold;
●	insufficient capital to operate our business;
●	inability to obtain adequate financing on acceptable terms to the Company;
●	failure to encounter commercial quantities of minerals in our exploration and development program;
●	failure to operate our business successfully;
●	dilution of our interest in the Joint Venture Company; and
●	the loss of management control of the Joint Venture Company and exploration of our Tetlin Properties.

The foregoing list and the risks reflected in this proxy statement should not be construed to be exhaustive.  Actual results or matters related to the Proposed Transaction could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the Proposed Transaction or the impact of the Proposed Transaction on our results of operations, financial condition, cash flows, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you. We urge you to read the remainder of this proxy statement carefully, including the attached Annexes, and the other documents to which we have referred you.  See also the section entitled “Where You Can Find More Information” beginning on page 76.  We have included page references in this summary to direct you to a more complete description of the topics presented below.

Parties to the Proposed Transaction

Contango ORE, Inc.

CORE is a Houston, Texas–based company that engages in the exploration in Alaska for gold and associated minerals.  As of June 30, 2014 we had leased or had control over approximately 768,357 acres of Alaskan Native and State of Alaska properties for the exploration of gold ore and associated minerals.

CORE’s common stock is traded on the OTCBB under the symbol “CTGO.”

CORE is a Delaware corporation.  The principal executive offices of CORE are located at 3700 Buffalo Speedway, Suite 925 Houston, Texas 77098, and CORE’s telephone number is (713) 877-1311.  Additional information about CORE and its subsidiaries is included in documents incorporated by reference into this proxy statement.  See “Where You Can Find More Information” on page 76.

Royal Gold, Inc.

Royal Gold, together with its subsidiaries, is engaged in the business of acquiring and managing precious metal royalties, metal streams and similar interests. As of September 30, 2014, Royal Gold’s portfolio consists of 198 properties on six continents, including interests in 37 producing mines and 23 development stage projects.

Royal Gold’s common stock is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” Royal Gold’s website is located at www.royalgold.com.

Royal Gold is a Delaware corporation.  The principal executive offices of Royal Gold are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202 and Royal Gold’s telephone number is (303) 573-1660.

The Joint Venture Company

The Joint Venture Company is contemplated to be a newly formed Delaware limited liability company.  In connection with the Proposed Transaction, the Company will form the Joint Venture Company by filing a Certificate of Formation with the state of Delaware, and thereafter the Company will contribute substantially all of its assets to the Joint Venture Company.  Following completion of the Proposed Transaction, the Joint Venture Company will be governed by the Joint Venture Company LLC Agreement.

The Annual Meeting

The 2015 Annual Meeting of Stockholders of Contango ORE, Inc. will be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on Thursday, January 8, 2015 at 9:30 a.m., Central Time.

You will be asked to consider and vote upon proposals to (i) authorize and approve the Proposed Transaction (Proposal 1), (ii) elect our Board of Directors to serve until the annual meeting of stockholders in 2015 (Proposal 2), (iii) ratify the appointment of BDO USA, LLP as the independent auditors of the Company for the fiscal year ending June 30, 2015 (Proposal 3), and (iv) approve, on a non-binding basis, the compensation of the Company’s executives (Proposal 4).  You may also be asked to approve any proposals to adjourn the Annual Meeting (Proposal 5), if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposals.  In addition, you may be asked to vote on any other business that is properly raised at the Annual Meeting.

Only record holders of shares of CORE common stock at the close of business on December 1, 2014, the record date for the CORE annual meeting, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.  At the close of business on the record date, the only outstanding voting securities of CORE were common stock, and 3,814,539 shares of CORE common stock were issued and outstanding (not including 81,333 shares of unvested restricted stock), approximately  5.8% of which were owned and entitled to be voted by CORE's executive officers and directors.  The Company’s directors and executive officers are currently expected to vote their shares in favor of each Contango proposal listed above.

The Estate of Kenneth R. Peak, Brad Juneau, and certain other stockholders of CORE have entered into an agreement with Royal Gold whereby, subject to the terms and conditions of that agreement, such stockholders have agreed to vote all of the CORE common shares held by such stockholders in favor of the Proposed Transaction.  As of the date of this proxy statement, such parties hold in the aggregate approximately 39.3% of the outstanding shares of CORE common stock.

With respect to each proposal listed above, CORE stockholders may cast one vote for each share of CORE common stock that they own as of the record date.  The proposal to approve the Proposed Transaction (Proposal 1) requires the affirmative vote of a majority of the outstanding shares of CORE common stock and entitled to vote at the Annual Meeting.  The other proposals will require an affirmative vote of a majority of the shares present in person or by proxy and voting at the Annual Meeting. No business may be transacted at the Annual Meeting unless a quorum is present.  If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the Proposed Transaction than is required, to allow additional time for obtaining additional proxies, the Annual Meeting may be adjourned if the requisite stockholder approval to adjourn the meeting is obtained.  No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Proposed Transaction

A copy of the Master Agreement is attached as Annex A to this proxy statement.  A copy of the Form of Joint Venture Company LLC Agreement is attached as Annex B to this proxy statement.  We encourage you to read the entire Master Agreement and the Joint Venture Company LLC Agreement carefully because together they are the principal documents governing the Proposed Transaction.  For more information on the Master Agreement, see the section entitled “The Master Agreement” beginning on page 34. For more information on the Joint Venture Company LLC Agreement, see the section entitled “The Joint Venture Company; The Joint Venture Company LLC Agreement” beginning on page 49.

The Proposed Transaction; (see page 27)

On September 29, 2014, we entered into the Master Agreement with Royal Gold, pursuant to which the parties have agreed, subject to the satisfaction of various closing conditions, to form a joint venture to advance exploration and development of our Tetlin Properties (as defined below), prospective for gold and associated minerals.

In connection with the consummation (the “Closing”) of the Proposed Transaction, the Company will contribute its Tetlin Lease and State of Alaska mining claims near Tok, Alaska, together with other personal property (collectively, the “Tetlin Properties’ or the “Contributed Assets”), which constitute substantially all of the Company’s assets, to the Joint Venture Company.  The Joint Venture Company will be managed according to the Joint Venture Company LLC Agreement.  The Master Agreement and Joint Venture Company LLC Agreement provide that, at the Closing, Royal Gold will invest $5 million initially to fund exploration activity of the Joint Venture Company.  The Joint Venture Company will grant an option to Royal Gold to earn up to a 40% economic interest in the Joint Venture Company by investing up to $30 million (inclusive of its initial $5 million investment) prior to October 2018.  The Proposed Transaction provides for an implied pre-Closing value of the Contributed Assets of $45.7 million (the “Contributed Assets Value”).  The proceeds of Royal Gold’s investment will be used by the Joint Venture Company for additional exploration and development of the Tetlin Properties.

Each of the parties has made customary representations and warranties in the Master Agreement and the Company has agreed to customary covenants, including covenants regarding the operation of the Company’s business prior to the Closing. The Proposed Transaction has been approved by the boards of directors of the Company and Royal Gold and is subject to various closing conditions, including the approval of the Proposed Transaction by the Company’s stockholders. The Company has agreed, among other things, not to solicit alternative business combination transactions prior to the Closing of the Proposed Transaction, and, subject to certain exceptions, not to engage in discussions or negotiations regarding any alternative business combination transactions during such period.

Reasons for the Proposed Transaction; Recommendation of our Board of Directors (see page 32)

After careful consideration, the Board of Directors of the Company (the “Board”) unanimously determined that the Proposed Transaction, including the formation of the Joint Venture Company, the contribution to the Joint Venture Company of substantially all of the Company’s assets, the grant of an option to Royal Gold to earn up to a 40% membership interest in the Joint Venture Company and the other transactions contemplated by the Transaction Documents, are advisable and in the best interests of the Company and its stockholders.

The Board approved the Master Agreement and the Proposed Transaction and recommended to the holders of Company’s common stock the approval of the Proposed Transaction.  For more information regarding the factors considered by our Board in reaching its decisions relating to its recommendations, see the section entitled “The Proposed Transaction — Reasons for the Proposed Transaction; Recommendation of the Company’s Board of Directors.”

The Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve the Proposed Transaction.

Opinion of our Financial Advisor (see page 41)

In connection with the Proposed Transaction, the Board retained Petrie Partners Securities, LLC (“Petrie”) to act as financial advisor to the Company in January 2014.  From February to July 2014, Petrie conducted a strategic review process that included discussions with 71 third parties related to a potential sale, merger or alternative transaction with the Company, culminating with the Proposed Transaction between the Company and Royal Gold.  On September 24, 2014, at a meeting of the Board, Petrie reviewed the results of its strategic review process and its Reference Value Analyses.  Petrie subsequently rendered its oral opinion, and confirmed in writing, that, as of September 29, 2014 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Contributed Assets Value was fair, from a financial point of view, to the Company.

The full text of the written opinion of Petrie, dated as of September 29, 2014, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read the opinion carefully and in its entirety. Petrie’s opinion was addressed to, and provided for the information and benefit of, the Board (in its capacity as such) in connection with its evaluation of whether the Contributed Assets Value was fair, from a financial point of view, to CORE. Petrie’s opinion does not address the fairness of the Proposed Transaction, or any consideration received in connection with the Proposed Transaction, to the holders of any securities, creditors or other constituencies of CORE, nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CORE.  Petrie assumed that any modification to the structure of the Proposed Transaction would not vary in any respect material to its analysis.  Petrie’s opinion does not address the relative merits of the Proposed Transaction as compared to any other alternative business transaction or strategic alternative that might be available to CORE, nor does it address the underlying business decision of CORE to engage in the Proposed Transaction. Petrie’s opinion does not constitute a recommendation to the Board  or to any other persons in respect of the Proposed Transaction, including as to how any holder of shares of common stock of CORE should act or vote in respect of any of the Proposed Transaction. Finally, Petrie did not express any opinion as to the price at which shares of CORE common stock will trade at any time.

Proceeds from the Proposed Transaction (see page 32)

The Joint Venture Company will use the proceeds from Royal Gold’s initial $5 million investment for further exploration and development of the Tetlin Properties.  The Company will also receive $750,000 from Royal Gold, which will be utilized to pay a portion of the costs and expenses of the Company in connection with the Proposed Transaction.

Effects of the Proposed Transaction (see page 32)

If the Proposed Transaction is authorized by our stockholders and the other conditions to the Closing are satisfied or waived, the Company will contribute the Contributed Assets to the Joint Venture Company.  If the Proposed Transaction is not authorized by the holders of a majority of our outstanding shares, then either we or Royal Gold may terminate the Master Agreement and, and as a result, the Proposed Transaction will be not consummated.

Expected Timing of Completion of the Proposed Transaction

The Company currently expects the Closing to occur prior to January 31, 2015.  However, the transactions contemplated by the Master Agreement are subject to the satisfaction or waiver of conditions as described in the Master Agreement, and it is possible that factors outside the control of the Company could result in the Closing occurring at an earlier time, a later time or not at all.

Interests of our Directors and Executive Officers in the Proposed Transaction (see page 32)

In considering the recommendation of our Board to vote for the proposal to authorize the Proposed Transaction, you should be aware that some of our directors and executive officers may have personal interests in the Proposed Transaction that are, or may be, different from, or in addition to, your interests.  Pursuant to a Royalty Purchase Agreement dated as of September 29, 2014 between Juneau Exploration, L.P. (“JEX”) and Royal Gold (the “Royalty Purchase Agreement”), JEX sold its entire overriding royalty interest in the Tetlin Properties to Royal Gold for a purchase price of  $5.85 million.  The sale completed pursuant to the Royalty Purchase Agreement is not subject to any contingency or modification based upon, or related to, the completion of the Proposed Transaction.  Brad Juneau, who is our Chairman, President and Chief Executive Officer, is the sole manager of the general partner of JEX, and recused himself from the Board’s vote to authorize the Proposed Transaction.  All of our directors and executive officers own shares of our common stock and/or options to purchase our common stock, and to that extent, their interests in the Proposed Transaction are the same as that of other holders of our common stock.  See “Interests of Our Directors and Executive Officers in the Proposed Transaction”.

Regulatory Approvals Required to Complete the Proposed Transaction (see page 32)

Neither the Company nor Royal Gold are required to file notifications with the Federal Trade Commission or the Antitrust Division of the Department of Justice or observe a mandatory waiting period before completing the formation of the Joint Venture Company under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this proxy statement as the “HSR Act”).  The Company cannot assure you, however, that other government agencies or private parties will not initiate actions to challenge the Proposed Transaction before or the Closing.

No Appraisal Rights (see page 33)

Holders of shares of our outstanding common stock will not have appraisal or dissenters’ rights in connection with the Proposed Transaction.

Material U.S. Federal Income Tax Consequences (see page 33)

The Proposed Transaction will not result in any material U.S. federal, state or local income tax consequences to our stockholders.

The Master Agreement (see page 34)

General

The Master Agreement is one of two of the principal transaction documents entered into between CORE and Royal Gold pertaining to the Proposed Transaction.  The Master Agreement provides for the various actions and other Transaction Documents that CORE and Royal Gold will need to complete and execute in connection with the Proposed Transaction.  In addition, each of the parties to the Master Agreement provided certain representations and warranties regarding their interests and their business customary for transactions of this type.  The Master Agreement provides for certain restrictions on the conduct of the Company during the pendency of the Proposed Transaction as well as setting forth the various conditions to the obligations of the parties to complete the Proposed Transaction.

A copy of the Master Agreement is attached as Annex A to this proxy statement.  We encourage you to read the entire Master Agreement carefully because, together with the Joint Venture Company LLC Agreement, they are the principal documents governing the Proposed Transaction.

Conditions to Completion of the Proposed Transaction (see page 38)

The obligations of the Company and Royal Gold to complete the transactions contemplated by the Master Agreement are subject to the satisfaction or waiver of the following conditions on or prior to the date of Closing:

●	approval of the Proposed Transaction by our stockholders;
●	absence of any laws, restraining orders, injunctions or other orders that have the effect of making the Proposed Transaction illegal or otherwise prohibiting consummation of the Proposed Transaction;
●	the receipt of any approvals required to be obtained for the consummation of the Proposed Transaction under any applicable United States federal or state laws;

In addition, Royal Gold’s obligation to effect the Proposed Transaction is subject to the satisfaction or waiver of additional conditions, including the following:

●
the representations and warranties of the Company relating to due organization, corporate power and authority, board approval, the absence of certain changes and brokers’ fees, will be true and correct as of the date of the Master Agreement and as of the Closing;

●
the representations and warranties of the Company, other than the representations related to due organization, corporate power and authority, board approval, the absence of certain changes and brokers’ fees, will be true and correct in all respects (without giving effect to any qualification for materiality or a material adverse effect), as of the date of the Master Agreement and immediately prior to the closing of the Proposed Transaction,  as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

●
the Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or under the Master Agreement on or prior to the date of Closing;

●	receipt of a certificate executed by the Company’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding three bullets; and
●	execution of an estoppel agreement and a stability agreement in each case, between the Native Village of Tetlin (the “Tribe of Tetlin”) and the Company;
●
receipt of resolutions of the Tribe of Tetlin ratifying the estoppel agreement and stability agreement and the waiver of sovereign immunity set forth in the Tetlin Lease, as certified by the President of the Tetlin Village Council;

●	receipt of an ordinance of the Tribe of Tetlin with regard to the application of Federal law to the Tetlin Lease in the event State of Alaska law no longer applies to the Tetlin Property; and
●
receipt of a copy of a legal opinion from legal counsel to the Tribe of Tetlin addressed to the Company upon which the Joint Venture Company may rely with regard to (i) the validity of all actions taken by the Tribe of Tetlin to enact the applicable resolutions and the ordinance and (ii) the validity and enforceability of the estoppel agreement and stability agreement.

In addition, the Company’s obligation to effect the Proposed Transaction is subject to the satisfaction or waiver of additional conditions, including the following:

●
the representations and warranties of Royal Gold relating to due organization, corporate power and authority and board approval, will be true and correct as of the date of the Master Agreement and as of the Closing;

●
the representations and warranties of Royal Gold, other than the representations related to due organization, corporate power and authority and board approval, will be true and correct in all respects (without giving effect to any qualification for materiality or a material adverse effect), as of the date of the Master Agreement and immediately prior to the Closing of the Proposed Transaction,  as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

●
Royal Gold shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or under the Master Agreement on or prior to the date of Closing; and

●	receipt of a certificate executed by an officer of Royal Gold as to the satisfaction of the conditions described in the preceding three bullets.
●
payment of (i) $5,000,000 to the business account of the Joint Venture Company and (ii) $750,000 to the Company, which will be utilized to pay a portion of the costs and expenses of the Company in connection with the Proposed Transaction.

On October 2, 2014, at a meeting of the Tribe of Tetlin, which was also attended by counsel to the Tribe, and representatives of the Company and Royal Gold, the Tribe of Tetlin adopted resolutions and authorized and approved and entered into various agreements in satisfaction of the conditions contained in the Master Agreement relating to the Tribe of Tetlin.

No Solicitation of Alternative Proposals (see page 37)

Subject to certain exceptions, the Company has agreed in the Master Agreement that it and its subsidiaries will not solicit, initiate or knowingly take any action to encourage the submission of any alternative proposal or the making of a proposal that could reasonably be expected to lead to any alternative proposal or (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that seeks to make or has made an alternative proposal, (ii) amend or grant any waiver under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries, (iii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law or (iv) enter into any agreement regarding any alternative proposal.  See the section entitled “The Master Agreement – No Solicitation of Alternative Proposals” for a discussion of these provisions.

Termination of the Master Agreement (see page 39)

The Company and Royal Gold may mutually agree to terminate the Master Agreement at any time, notwithstanding approval of the Master Agreement by the stockholders of the Company.  Either company may also terminate the Master Agreement if the Proposed Transaction is not consummated by January 31, 2015, subject to certain exceptions.  See the section entitled “The Master Agreement — Termination of the Master Agreement” for a discussion of these and other rights of each of the Company and Royal Gold to terminate the Master Agreement.

Effect of Termination of the Master Agreement (see page 40)

If the Master Agreement is terminated by either party in accordance with its terms, the Master Agreement (except for certain provisions expressly listed in the Master Agreement, which will survive such termination) will become void and of no further force and effect, with no liability on the part of any party to the Master Agreement (or any stockholder, director, officer, employee, agent or representative of such party) to any other party, except (i) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Master Agreement and (ii) with respect to any applicable termination fees.

Termination Fees and Expenses (see page 40)

Generally, all fees and expenses incurred in connection with the Master Agreement and the Proposed Transaction will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this proxy statement where the Company may be required to pay a termination fee of $1 million.  See the section entitled “The Master Agreement—Termination Fees and Expenses” for a discussion of the circumstances under which such termination fee will be required to be paid.

The Joint Venture Company; the Joint Venture Company LLC Agreement (See page 49)

General (see page 49)

The Joint Venture Company LLC Agreement is the operating agreement for the Joint Venture Company that provides for understandings between the Members with respect to matters regarding ownership interests, governance, transfers of ownership interests and other operational matters.  CORE and Royal Gold have agreed to a form of the Joint Venture Company LLC Agreement in connection with entry into the Master Agreement.  In connection with, and as a condition to, the Closing following the formation of the Joint Venture Company, and subject to the other conditions to Closing described herein, the Joint Venture Company LLC Agreement substantially in the form agreed attached as Annex B will be executed and delivered.

Capital Contributions and Percentage Interests (see page 49)

CORE’s initial capital contribution to the Joint Venture Company will be provided in the form of the contribution of the Contributed Assets at the Contributed Assets Value.  At Closing, CORE’s percentage interest in the Joint Venture Company will equal 100%.

At Closing, Royal Gold, as an initial contribution to the Joint Venture Company, will contribute $5 million in cash (the “Royal Gold Initial Contribution”).  The Royal Gold Initial Contribution will be used by the Joint Venture Company to fund further exploration activities on the Tetlin Properties.  Following the Royal Gold Initial Contribution, Royal Gold’s percentage interest in the Joint Venture Company will equal 0%.

The Joint Venture Company LLC Agreement also provides Royal Gold with the right, but not the obligation, in its sole discretion, to earn a percentage interest in the Joint Venture Company up to a maximum of 40% by making additional contributions of capital to the Joint Venture Company in an aggregate amount equal to $30 million (inclusive of the Royal Gold Initial Contribution) during the period beginning on the date of the Closing and ending on October 31, 2018.  Other than the Royal Gold Initial Contribution at Closing, Royal Gold is not under any obligation to make additional capital contributions and there is no guarantee that Royal Gold will invest any additional capital in the Joint Venture Company by October 31, 2018.  If Royal Gold does not make any additional capital contributions by October 31, 2018, and assuming there are no other new investors in the Joint Venture, CORE’s percentage interest in the Joint Venture Company would continue to be 100% and Royal Gold will be deemed to have resigned as a member of the Joint Venture Company as of October 31, 2018.

Management (see page 51)

The Joint Venture Company, upon formation, will establish a management committee (the “Management Committee”) to determine the overall policies, objectives, procedures, methods and actions of the Joint Venture Company.  The Management Committee will consist of one appointee designated by CORE and two appointees designated by Royal Gold.  If after October 31, 2018, Royal Gold has not made additional capital contributions of at least $30 million in the Joint Venture Company (inclusive of its initial $5 million investment), the Management Committee will be composed on two appointees designated by the Member having the majority percentage interest in the Joint Venture Company and one appointee designated by the Member having the minority percentage interest in the Joint Venture Company.  Appointees on the Management Committee are referred to as “Designates”.

Except as expressly delegated to the Manager of the Joint Venture Company (the “Manager”), the Joint Venture Company LLC Agreement provides that the Management Committee has exclusive authority to determine all management matters related to the Company.

Each Designate on the Management Committee is entitled to one vote.  Except for the list of specific actions requiring unanimous approval noted on page 52, the affirmative vote by a majority of Designates on the Management Committee is required for action.

The Manager of the Joint Venture Company following Closing will be Royal Gold.  The Manager shall manage, direct and control the operation of the Joint Venture Company, and shall discharge its duties in accordance with approved programs and budgets.  The Manager shall implement the decisions of the Management Committee and shall carry out the day-to-day-operations of the Joint Venture Company.

Other Material Provisions (see page 53)

Area of Interest

The Company and Royal Gold have agreed to an “Area of Interest” comprised of a three-mile radius around the exterior boundaries of the Tetlin Properties (the “Area of Interest”).  Upon the election of both Members, properties within the Area of Interest can be acquired by the Joint Venture Company and will become property of the Joint Venture Company.   In addition, any Member resigning, forfeiting or transferring its membership interest in the Joint Venture Company may not directly or indirectly acquire any interest in properties within the Area of Interest for twenty-four (24) months after the effective date of such resignation, forfeiture or transfer.

Dilution Provisions

On the earlier of October 31, 2018 or such time as Royal Gold has earned a 40% interest in the Joint Venture Company, the Members shall be required to contribute funds to the Joint Venture Company as necessary to fund approved programs and budgets in proportion to their respective percentage interests in the Joint Venture Company.  If a Member elects not to contribute to an approved program and budget or elects to contribute less than its proportionate interest, its percentage interest shall be reduced.   If at the time of any capital contribution a Member’s percentage interest becomes less than 5%, the other Member has the right to buy out the remaining membership interest.

Risk Factors (see page 17)

In evaluating the Proposed Transaction, in addition to the other information contained in this Proxy Statement, you should carefully consider the risk factors relating to the Proposed Transaction beginning on page 17.

QUESTIONS AND ANSWERS

The Annual Meeting

1.	Q:	Who is asking for my proxy?

A:
Your proxy is being solicited by our Board for use at our Annual Meeting.  Our directors, officers or employees may also solicit proxies on behalf of our Board, in person or by telephone, facsimile, mail or e-mail.  If our directors, officers or employees solicit proxies, they will not be specially compensated.  The Company will pay all costs and expenses of this proxy solicitation.

2.	Q:	What are stockholders being asked to vote on?

A:	At our Annual Meeting, stockholders will be asked to vote:

●	To approve the Proposed Transaction;

●	To elect our Board of Directors to serve until the annual meeting of stockholders in 2015;

●	To ratify the appointment of BDO USA, LLP as the independent auditors of the Company for the fiscal year ending June 30, 2015;

●	To approve, on an advisory basis, the compensation of the Company’s executives;

●	To adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals; and

●	On any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

3.	Q:	Who is entitled to vote?

A:
The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on December 1, 2014 (the “Record Date”).  As of the Record Date, the Company had outstanding 3,814,539 shares of common stock (not including 81,333 shares of unvested restricted stock), par value $0.01 per share (the “Common Stock”).

4.	Q:	How many shares may vote at the Annual Meeting?

A:	Each record holder of Common Stock is entitled to one vote per share of Common Stock owned on the Record Date.

5.	Q:	How do I vote my shares?

A:
A proxy card is included with the proxy materials being sent to you.  The proxy card allows you to specify how you want your shares voted as to each proposal listed.  The proxy card provides space for you to:

●	Vote for or against the Proposed Transaction;

●	Vote for, or withhold authority to vote for, each nominee for director;

●	Vote for or against, or abstain from voting on, the ratification of the appointment of BDO USA, LLP as independent public accountants for the fiscal year ending June 30, 2015;

●	Vote for or against, or abstain from voting on, approval, on an advisory basis, of the compensation of our named executive officers; and

●	Vote for or against the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals.

If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card.  The person named as proxy on the proxy card is Brad Juneau, the Company’s Chairman, President and Chief Executive Officer.  Any stockholder who wishes to name a different person as his or her proxy may do so by crossing out Mr. Juneau’s name and inserting the name of another person to act as his or her proxy.  In such a case, the stockholder would be required to sign the proxy card and deliver it to the person named as his or her proxy, and that person would be required to be present and vote at the Annual Meeting.  Any proxy card so marked should not be mailed to the Company.

If you return a signed proxy card without having specified any choices, Mr. Juneau, named as proxy, will vote the shares represented at the Annual Meeting and any adjournment thereof as follows:

●	FOR the Proposed Transaction;

●	FOR the election of each nominee for director;

●	FOR ratification of the appointment of BDO USA, LLP as independent public accountants for the fiscal year ending June 30, 2015;

●	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

●	FOR the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals; and

●	At the discretion of Mr. Juneau, as proxy, on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

6.	Q:	How does the Board recommend I vote?

A:	The Board unanimously recommends that you vote:

●	FOR the Proposed Transaction;

●	FOR the election of each nominee for director;

●	FOR ratification of the appointment of BDO USA, LLP as independent public accountants for the fiscal year ending June 30, 2015;

●	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

●	FOR the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals.

Our executive officers and directors who own shares of Common Stock have advised us that they intend to vote their shares in favor of the proposals presented in this Proxy Statement. As of the close of business on the record date, 3,814,539 shares of Company common stock were issued and outstanding (not including 81,333 shares of unvested restricted stock), approximately 5.8% of which were owned and entitled to be voted by CORE's executive offficers and directors.  In addition, as detailed below under “The Master Agreement — Voting Agreement” certain stockholders of the Company holding approximately 39.3% of such issued and out-standing common stock of the Company (the “Supporting Stockholders”), including Brad Juneau and his affiliates and the Estate of Kenneth R. Peak, our co-founder and former Chairman and CEO, have entered into a Voting Agreement with Royal Gold in connection with the Proposed Transaction in which the such Supporting Stockholders have agreed to vote in favor of the Proposed Transaction.

7.	Q:	What vote is required?

A:
All proposals will require an affirmative vote of a majority of the shares present in person or by proxy and voting at the Annual Meeting except that an affirmative vote of a majority of the shares outstanding will be required to approve the Proposed Transaction.

8.	Q:	What is a “quorum”?

A:
Presence at the Annual Meeting, in person or by proxy, of holders of a majority of the votes entitled to be cast by all record holders of the Company’s Common Stock will constitute a quorum for the transaction of business.  If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

9.	Q:	What is the effect of an abstention or a broker non-vote?

A:
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  A broker non-vote occurs when a nominee holding shares of the Company’s Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders as a vote against, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

10.	Q:	What does it mean if I receive more than one proxy card?

A:	If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

11.	Q:	Can I revoke my proxy?

A:
You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing with or transmitting to our corporate secretary either a notice of revocation or a properly created proxy bearing a later date.  You also may attend the Annual Meeting and revoke your proxy by voting your shares in person.

12.	Q:	How will the Company solicit proxies?

A:
Proxies may be solicited in person, by telephone, facsimile, mail or e-mail by directors, officers and employees of the Company without additional compensation.  The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

13.	Q:	How can a stockholder communicate with the Company’s directors?

A:
The Board has established a process to receive communications from stockholders.  Stockholders may contact any member (or all members) of the Board or the independent directors as a group, any committee of our Board of Directors or any chair of any such committee by mail.  Correspondence may be addressed to any individual director by name, to the Independent Directors as a group, to any chair of any committee either by name or title.  Mail will not be opened but will be forwarded to the Chairman of the Audit Committee or the named Independent Director.  Mail addressed to the Board of Directors will be delivered to Brad Juneau, Chairman, President and Chief Executive Officer.  Mr. Juneau is not an Independent Director.

The Proposed Transaction

14.	Q:	What is the Proposed Transaction?

A:
The formation by the Company of a joint venture with Royal Gold to be known as Peak Gold, LLC.  The Company would contribute substantially all of its assets to the Joint Venture Company and Royal Gold would initially contribute $5 million to the Joint Venture Company, with an option to earn up to a 40% membership interest in the Joint Venture Company by investing up to an additional $25 million. If Royal Gold has acquired its 40% interest in the Joint Venture Company it may require the Company to sell up to 20% of its membership interest in the Joint Venture Company in the event of a sale of Royal Gold’s entire 40% interest in the Joint Venture Company to a third party.

15.	Q:	Why are we asking for a shareholder vote?

A:
Delaware law requires that a Delaware corporation obtain authorization by its shareholders to sell all, or substantially all of its assets.  Since we are contributing substantially all of our assets to the Joint Venture Company, which will initially be managed by Royal Gold, the Proposed Transaction may constitute a sale of substantially all of our assets.

16.	Q:	What is the purpose of the Proposed Transaction?

A:	The purpose of the Proposed Transaction is to provide funding for further exploration and development of our Tetlin Properties.

17.	Q:	What are the estimated net cash proceeds from the Proposed Transaction?

A:
At the closing of the Proposed Transaction, Royal Gold will be required to deposit $5 million to an account of the Joint Venture Company.  Royal Gold has the option to invest up to an additional $25 million to receive up to a 40% interest in the Joint Venture Company.  The Company will also receive $750,000 from Royal Gold, which will be utilized to pay a portion of the costs and expenses of the Company in connection with the Proposed Transaction.

18.	Q:	How does the Company or the Joint Venture Company plan to use the net cash proceeds from the Proposed Transaction?

A:
The Company will use proceeds of Royal Gold’s initial $5 million investment in the Joint Venture Company in connection with the Proposed Transaction for further exploration and development of the Tetlin Properties.

19.	Q:	What effect does the Proposed Transaction have on my common stock?

A:
There will be no effect on your common stock.  After the closing of the Proposed Transaction, the Company will own 100% of the Joint Venture Company, which in turn will own substantially all of the Company’s assets.  Later, Royal Gold may exercise its option to earn up to a 40% interest in the Joint Venture Company.  In the event Royal Gold earns a full 40% interest in the Joint Venture Company, Royal Gold could require the Company to sell up to 20% of its interest in the Joint Venture Company if Royal Gold sold its entire 40% interest to a third party.

20.	Q:	When will the Proposed Transaction be consummated?

A:
The Company and Royal Gold are working to close the Proposed Transaction as soon as reasonably practicable.  Subject to the approval of the Company’s shareholders and the other conditions to Closing described herein, the parties currently anticipate that the Closing will occur no later than January 31, 2015.  However, there can be no certainty that the Proposed Transaction will close, and shareholders are advised to review the “Risk Factors” section of this Proxy Statement.

21.	Q:	Am I entitled to appraisal or dissenters’ rights in connection with the Proposed Transaction?

A:	No. Holders of shares of our outstanding common stock will not have appraisal or dissenters’ rights in connection with the Proposed Transaction.

22.	Q:	What vote is required to authorize the Proposed Transaction?

A:	An affirmative vote of a majority of the shares outstanding will be required to approve the Proposed Transaction under the Master Agreement.

23.	Q:	How does our Board of Directors recommend that I vote?

A:	Our Board of Directors unanimously recommends that you vote “FOR” the proposal to authorize the Proposed Transaction. See “Proposed Transaction – Reasons for the Proposed Transaction”.

24.	Q:	How do the Company Directors intend to vote?

A:	All of our Directors have informed us that they intend to vote “FOR” the proposal to authorize the Proposed Transaction.

25.	Q:	What will happen if the Proposed Transaction is approved?

A:
If the Proposed Transaction is approved, we will complete the Proposed Transaction promptly thereafter, subject to the other Closing conditions to the Proposed Transaction being satisfied or waived.  We will contribute all of our right, title and interest in and to the Tetlin Lease and related state mining claims to the Joint Venture Company, together with other personal property, and Royal Gold will fund $5 million into an account of the Joint Venture Company.  Royal Gold can earn up to a 40% interest in the Joint Venture Company by contributing $30 million (inclusive of the initial $5 million) in cash to the Joint Venture Company on or before October 1, 2018.  We expect that our primary focus will be on the continued exploration and development of our Tetlin Project as part of the joint venture with Royal Gold.

In addition, if the Proposed Transaction is completed, Royal Gold will control the management of the Joint Venture Company, as detailed below under “The Joint Venture Company LLC Agreement — Management Committee”.

26.	Q:	What will happen if the Proposed Transaction is not approved?

A:
If the Proposed Transaction is not approved, we may not complete the Proposed Transaction. We may adjourn the meeting to solicit additional approvals if the Proposed Transaction has not received an affirmative vote of a majority of shares outstanding by the scheduled date of the meeting.

RISK FACTORS

Risk Factors relating to the Company

The probability that an individual prospect will contain commercial grade reserves is remote.

The probability of finding economic mineral reserves on any of our Tetlin Properties is small. It is common to spend millions of dollars on an exploration prospect and complete many phases of exploration and still not obtain mineral reserves that can be economically exploited. Therefore, the possibility that our Tetlin Properties will contain commercial mineral reserves and that the Company will recover funds spent on exploration is remote.

The price of gold and the gold mining industry have suffered dramatic declines in the past several years.

With the price of gold declining over the past several years, many large mining companies have announced the closure of existing gold mines and a moratorium on new gold mine development. The decline in the price of gold and other minerals has made mining operations less attractive.

We may not have sufficient capital to operate our business in future years and may be required to cease operations.

The Company will have a limited amount of cash to fund its operations in future years. As of September 30, 2014, our current cash balance is approximately $2.7 million, an amount insufficient to fund further significant exploration programs. Without additional funds to support the Company’s exploratory drilling activities, we may be required to cease operations and you may lose your entire investment in the Company.

Our ability to successfully execute our business plan is dependent on our ability to obtain adequate financing.

Our business plan, which includes the drilling of exploration prospects, will require substantial capital expenditures. Our ability to raise capital will depend on many factors, including the status of various capital and industry markets at the time we seek such capital. Accordingly, we cannot be certain that financing will be available to us on acceptable terms, if at all. In the event additional capital resources are unavailable, we may be required to cease our exploration and development activities or be forced to sell all or some portion of our properties in an untimely fashion or on less than favorable terms.

We have no revenue to date from our Tetlin Properties, which may negatively impact our ability to achieve our business objectives.

Since the acquisition of the Tetlin Properties, we and our predecessors have conducted limited exploration activities and to date have not, discovered any commercially viable mineral deposits. Our ability to become profitable will be dependent on the receipt of revenues from the extraction of minerals greater than our operational expenses. We and our predecessors have conducted our business of exploring our properties at a loss since our inception and expect to continue to incur losses unless and until such time as one of our properties enters into commercial production and generates sufficient revenues to fund our continuing operations. The amounts and timing of expenditures will depend on the progress of ongoing exploration, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, and other factors, many of which are beyond our control. Whether any mineral deposits we discover would be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, market prices for the minerals, and governmental regulations. If we cannot discover commercially viable deposits or commence actual mining operations, we may never generate revenues and will never become profitable.

Our continued viability depends on the exploration, permitting, development and operation of our Tetlin Properties.

Our only material project at this time is our Tetlin Lease, which is in the exploration stage. Our continued viability is based on successfully implementing our strategy, including performing appropriate exploratory and engineering work and evaluating such work, permitting and construction of a mine and processing facilities in a reasonable timeframe.

The Tetlin Properties do not have any proven or probable reserves and we may never identify any commercially exploitable mineralization.

The Tetlin Properties do not have any proven or probable reserves. To date, we have only engaged in material exploration activities on our Tetlin Properties. Accordingly, we do not have sufficient information upon which to assess the ultimate success of our exploration efforts. There is no assurance that we may ever locate any commercial mineral resources on our Tetlin Properties. Additionally, even if we find minerals in sufficient quantities to warrant recovery, such recovery may not be economically profitable. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs. If we do not establish reserves, we will be required to curtail or suspend our operations, in which case the market value of our common stock will decline, and you may lose all of your investment.

The Tetlin Properties are located in the remote regions of Alaska and exploration activities may be limited by weather conditions and limited access and existing infrastructure.

Our focus is on the exploration of our Tetlin Properties in the State of Alaska. The arctic climate limits certain exploration activities to the period from May through October. In addition, the remote location of our properties may limit access and increase exploration expenses. Higher costs associated with exploration activities and limitation on the annual periods in which we can carry on exploration activities will increase the costs and time associated with our planned exploration activities and could negatively affect the value of our properties and securities.

Concentrating our capital investment in our Tetlin Properties in the State of Alaska increases our exposure to risk.

We expect to focus our capital investments in gold and associated mineral prospects in our Tetlin Properties in the State of Alaska. However, our exploration prospects in Alaska may not lead to any revenues or we may not be able to drill for mineral deposits at anticipated finding and development costs due to financing, environmental or operating uncertainties. Should we be able to make an economic discovery on our Tetlin Properties, we would then be solely dependent upon a single mining operation for our revenue and profits.

We will rely on the accuracy of the estimates in reports provided to the Company by outside consultants and engineers.

We have no in-house mineral engineering capability, and therefore will rely on the accuracy of reserve reports provided to us by independent third party consultants. If those reports prove to be inaccurate, our financial reports could have material misstatements. Further, we will use the reports of our independent consultants in our financial planning. If the reports prove to be inaccurate, we may also make misjudgments in our financial planning.

Exploration activities involve a high degree of risk, and our participation in exploratory drilling activities may not be successful.

Our future success will largely depend on the success of our exploration drilling program. Participation in exploration drilling activities involves numerous risks, including the significant risk that no commercially marketable minerals will be discovered. The mining of minerals and the manufacture of mineral products involves numerous hazards, including:

• Ground or slope failures;
• Pressure or irregularities in formations affecting ore or wall rock characteristics;
• Equipment failures or accidents;
• Adverse weather conditions;
• Compliance with governmental requirements and laws, present and future;
• Shortages or delays in the availability and delivery of equipment; and
• Lack of adequate infrastructure, including access to roads, electricity and available housing.

Poor results from our drilling activities would materially and adversely affect our future cash flows and results of operations.

We have no assurance of title to the Tetlin Properties.

The Company and its subsidiaries hold 89,917 acres in the form of State of Alaska unpatented mining claims, for gold ore exploration. Unpatented mining claims are unique property interests, in that they are subject to the paramount title of, the State of Alaska and rights of third parties to uses of the surface within their boundaries, and are generally considered to be subject to greater title risk than other real property interests. The rights to deposits of minerals lying within the boundaries of the unpatented state claims are subject to Alaska Statues 38.05.185 – 38.05.280, and are governed by Alaska Administrative Code 11 AAC 86.100 – 86.600. The validity of all State of Alaska unpatented mining claims is dependent upon inherent uncertainties and conditions.

With respect to our Tetlin Lease, we retained title lawyers to conduct a general examination of title to the mineral interest prior to executing the Tetlin Lease. Prior to conducting any mining activity, however, we will obtain a full title review of the Tetlin Lease to identify more fully any deficiencies in title to the Tetlin Lease and, if there are deficiencies, to identify measures necessary to cure those defects to the extent reasonably possible. However, such deficiencies may not be cured by us. It does happen, from time to time, that the examination made by title lawyers reveals that the title to properties is defective, having been obtained in error from a person who is not the rightful owner of the mineral interest desired. In these circumstances, we may not be able to proceed with our exploration and development of the lease site or may incur costs to remedy a defect. It may also happen, from time to time, that we may elect to proceed with mining work despite defects to the title identified in a title opinion.

We have entered into the Tetlin Lease with a Native American tribe for the exploration of gold and associated minerals. The enforcement of contractual rights against Native American tribes with sovereign powers may be difficult.

Federally recognized Native American tribes are independent governments with sovereign powers, except as those powers may have been limited by treaty or the United States Congress. Such tribes maintain their own governmental systems and often their own judicial systems and have the right to tax, and to require licenses and to impose other forms of regulation and regulatory fees, on persons and businesses operating on their lands. As sovereign nations, federally recognized Native American tribes are generally subject only to federal regulation. States do not have the authority to regulate them, unless such authority has been specifically granted by Congress, and state laws generally do not directly apply to them and to activities taking place on their lands, unless they have a specific agreement or compact with the state or Federal government allowing for the application of state law. Our Tetlin Lease provides that it will be governed by applicable federal law and the law of the State of Alaska. We cannot assure you, however, that this choice of law clause would be enforceable, leading to uncertain interpretation of our rights and remedies under the Tetlin Lease.

Federally recognized Native American tribes also generally enjoy sovereign immunity from lawsuit similar to that of the states and the United States federal government. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe effectively waives its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe. Federal courts are courts of limited jurisdiction and generally do not have jurisdiction to hear civil cases relating to matters concerning Native American lands or the internal affairs of Native American governments. Federal courts may have jurisdiction if a federal question is raised by the lawsuit, which is unlikely in a typical contract dispute. Diversity of citizenship, another common basis for federal court jurisdiction, is not generally present in a suit against a tribe because a Native American tribe is not considered a citizen of any state. Accordingly, in most commercial disputes with tribes, the jurisdiction of the federal courts, may be difficult or impossible to obtain. Our Tetlin Lease contains a provision in which the Tribe of Tetlin expressly waives its sovereign immunity to the limited extent necessary to permit judicial review in the courts in Alaska of certain issues affecting the Tetlin Lease.

Competition in the mineral exploration industry is intense, and the Company is smaller and has a much more limited operating history than most of its competitors.

We will compete with a broad range of mining companies with far greater resources in our exploration activities.  As a result, we may not be able to compete effectively with such companies. We will also compete for the equipment and labor required to operate and to develop our Tetlin Properties if our exploration activities are successful. Most of our competitors have substantially greater financial resources than we do. These competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than we can. In addition, most of our competitors have been operating for a much longer time than we have and have substantially larger staffs. Processing of gold and associated minerals requires complex and sophisticated processing technologies. We have no experience in the minerals processing industry.

We have only owned mining properties since the acquisition by our predecessors of the properties in 2009 and 2010. Furthermore, no member of our management has any technical training or experience in minerals exploration or mining. Because of our limited operating history, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends and will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets such as ours. We may not be able to compete effectively with more experienced companies or in such a highly competitive environment.

The mining industry is historically a cyclical industry and market fluctuations in the prices of minerals could adversely affect our business.

Prices for minerals tend to fluctuate significantly in response to factors beyond our control. These factors include:

• Global economic conditions;
• Domestic and foreign tax policy;
• The price of foreign imports of gold, and products derived from the foregoing;
• The cost of exploring for, producing and processing mineral ore;
• Available transportation capacity; and
• The overall supply and demand for minerals.

Changes in commodity prices would directly affect revenues and may reduce the amount of funds available to reinvest in exploration and development activities. Reductions in mineral prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Declining metal prices may also impact our operations by requiring a reassessment of the commercial feasibility of any of our mining work.

Because our sole source of revenue, if our exploration efforts are successful, will be the sale of gold and associated minerals, changes in demand for, and the market price of, gold and associated minerals could significantly affect our profitability. The value and price of our common stock may be significantly affected by declines in the prices of gold and associated minerals.

Gold prices, which have significantly declined over the last several years, fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the United States dollar against foreign currencies on the world market, global and regional supply and demand for gold, and the political and economic conditions of gold producing countries throughout the world.

An increase in the global supply of gold and associated minerals may adversely affect our business.

The pricing and demand for gold and associated minerals is affected by a number of factors beyond our control, including global economic conditions and the global supply and demand for gold and associated minerals and products. Increases in the amount of gold and associated minerals sold by our competitors may result in price reductions, reduced margins and we may not be able to compete effectively against current and future competitors.

We depend upon our management team.

The successful implementation of our business strategy and handling of other issues integral to the fulfillment of our business strategy depends, in part, on our management team. The loss of key members of our management team could have a material adverse effect on our business, financial condition and operating results.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our exploratory mining operations are subject to numerous laws and regulations governing our operations and the discharge of materials into the environment, including the Federal Clean Water Act, Clean Air Act, Endangered Species Act, and the Comprehensive Environmental Response, Compensation, and Liability Act. Federal initiatives are often also administered and enforced through state agencies operating under parallel state statutes and regulations. Failure to comply with such rules and regulations could result in substantial penalties and have an adverse effect on us. These laws and regulations may:

• Require that we obtain permits before commencing mining work;
• Restrict the substances that can be released into the environment in connection with mining work;
• Impose obligations to reclaim land in order to minimize long term effects of land disturbance; and
• Limit or prohibit mining work on protected areas.

Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain only limited insurance coverage for sudden and accidental environmental damages. Accordingly, we may be subject to liability, or we may be required to cease production from properties in the event of environmental damages. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays, cause material changes or delays in our current and planned operations and future activities and reduce the profitability of operations. It is possible that future changes in these laws or regulations could increase operating costs or require capital expenditures in order to remain in compliance. Any such changes could have an adverse effect on our Tetlin Properties, business, financial condition and results of operations.

We are subject to the Federal Mine Safety and Health Act of 1977 and regulations promulgated thereto, which impose stringent health and safety standards on numerous aspects of our operations.

Our exploration and mining work in Alaska is subject to the Federal Mine Safety and Health Act of 1977, which impose stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures, operating equipment and other matters. Our failure to comply with these standards could have a material adverse effect on our business, financial condition or otherwise impose significant restrictions on our ability to conduct mining work.

We may be unable to obtain, maintain or renew permits necessary for the exploration, development or operation of any mining activities, which could have a material adverse effect on our business, financial condition or results of operation.

We must obtain a number of permits that impose strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with our current and future operations. To obtain certain permits, we may be required to conduct environmental studies, collect and present data to governmental authorities and the general public pertaining to the potential impact of our current and future operations upon the environment and take steps to avoid or mitigate the impact. The permitting rules are complex and have tended to become more stringent over time. Accordingly, permits required for our mining work may not be issued, maintained or renewed in a timely fashion or at all, or may be conditioned upon restrictions which may impede our ability to operate efficiently. The failure to obtain certain permits or the adoption of more stringent permitting requirements could have a material adverse effect on our business, our plans of operation, and properties in that we may not be able to proceed with our exploration, development or mining programs.

Anti-takeover provisions of our certificate of incorporation, bylaws and Delaware law could adversely affect potential acquisition by third parties.

In December 2012, our Board of Directors adopted a shareholder rights plan, which was amended on March 21, 2013 and further amended on September 29, 2014 (as amended, the "Rights Plan"), pursuant to which one preferred stock purchase right was distributed as a dividend on each share of our common stock held of record as of the close of business on December 20, 2012. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of our stockholders. The existence of the Rights Plan, however, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding common stock, and thereby adversely affect the market price of our common stock.

In addition, our certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that may discourage unsolicited takeover proposals. These provisions could have the effect of inhibiting fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts, preventing changes in our management or limiting the price that investors may be willing to pay for shares of common stock. Among other things, these provisions:

●	Limit the personal liability of directors;
●	Limit the persons who may call special meetings of stockholders;
●	Prohibit stockholder action by written consent;
●	Establish advance notice requirements for nominations for election of the board of directors and for proposing matters to be acted on by stockholders at stockholder meetings;
●	Require use to indemnify directors and officers to the fullest extent permitted by applicable law;
●	Impose restrictions on business combinations with some interested parties.

 Our common stock is thinly traded.

There are approximately 3.8 million shares of our common stock outstanding, with directors, employees, and our technical consultant beneficially owning approximately 16.8% of our common stock and the Estate of Mr. Kenneth R. Peak, our former Chairman, beneficially owning approximately 21.9% of our common stock. Since our common stock is thinly traded, the purchase or sale of relatively small common stock positions may result in disproportionately large increases or decreases in the price of our common stock.

We do not intend to pay dividends in the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that our Board of Directors considers relevant. Accordingly, investors must rely on sales of their common stock after any price appreciation, which may never occur, as the only way to realize a return on their investment.

Risk Factors relating to the Proposed Transaction

The Proposed Transaction is subject to a number of closing conditions, including that no material adverse effect relating to the Contributed Assets has occurred between June 30, 2014 and Closing of the Proposed Transaction.

Our ability to consummate the Proposed Transaction is subject to a number of conditions precedent, certain of which are outside the control of the Company, including shareholder approval of the Proposed Transaction. There can be no assurance or guarantee that our shareholders will approve the Proposed Transaction.  If for any reason the Closing does not occur, the market price of our Common Stock may be adversely affected.  If the Closing does not occur and the Company cannot obtain financing for its 2015 exploration program, the financial condition of the Company may be materially adversely affected.

The Master Agreement may be terminated in certain circumstances.

The parties to the Master Agreement have the right to terminate the Master Agreement and the Proposed Transaction in certain circumstances. Accordingly, there is no certainty, nor can the Company provide any assurance, that the Master Agreement will not be terminated, with the result that the Proposed Transaction will not proceed. In addition, in certain circumstances, the Company will be required to pay the termination fee described below in the section entitled “The Master Agreement—Termination Fees and Expenses”.

There can be no assurance that Royal Gold will fund any amount after its initial contribution.

The Joint Venture Company LLC Agreement contains earn-in periods where Royal Gold has the option to fund up to $25 million on or before October 31, 2018 in addition to its initial $5 million investment at the Closing.  There is no requirement that Royal Gold contribute any amounts to the Joint Venture Company beyond its initial $5 million investment, and the Joint Venture Company will have limited funds to continue exploration and development of the Tetlin Properties if Royal Gold fails to contribute additional amounts to the Joint Venture Company.

Completion of the Proposed Transaction may mean that the Company only retains a 60% interest  in the Joint Venture Company and its interest could be diluted further.

The Tetlin Properties are the Company’s only mineral properties, and the Master Agreement contemplates the contribution of the Tetlin Properties to the Joint Venture Company.  If Royal Gold funds its full $30 million investment, it will receive a 40% interest in the Joint Venture Company, and the Company will retain a 60% interest in the Joint Venture Company.  In addition, once Royal Gold has earned a 40% interest in the Joint Venture Company, it has the option to require the Company to sell an additional 20% of the Company’s interest in the Joint Venture Company in a sale by Royal Gold of its entire 40% interest to a bona fide third party purchaser.  Furthermore, if the Company were unable to fund its contributions to approved programs and budgets for the Joint Venture Company, its interest in the Joint Venture Company would be diluted further.

Even upon the consummation of the Proposed Transaction, there is no assurance that the development of the Contributed Assets will be successful or that the Proposed Transaction will have a positive impact on the shareholders.

There can be no assurance that the Company will be capable of raising additional funding required to continue development of the Tetlin Properties and meet its funding obligations under the Joint Venture Company LLC Agreement.

Assuming the consummation of the Proposed Transaction, Royal Gold has the option to contribute an additional $25 million to the Joint Venture Company following its initial investment of $5 million at the Closing.  Upon the later of the investment by Royal Gold of $30 million into the Joint Venture Company or October 31, 2018, the Company and Royal Gold will be required to jointly fund the Joint Venture operations in proportion to their interests in the Joint Venture Company.   The Company has limited financial resources and the ability of the Company to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions, the exploration and development results achieved at the Tetlin Properties, as well as the market price of metals.  There is no assurance that sources of financing will be available to the Company on acceptable terms, if at all. Failure to obtain additional financing on a timely basis will cause the Company’s interest in the Joint Venture Company to be diluted.

Further financing by the Company may include issuances of equity, instruments convertible into equity (such as the issuance of rights pursuant to a rights offering) or various forms of debt. The Company has issued common stock and other instruments convertible into equity in the past and cannot predict the size or price of any future issuances of common stock or other instruments convertible into equity, and the effect, if any, that such future issuances and sales will have on the market price of the Company’s securities. Any additional issuances of common stock or securities convertible into, or exercisable or exchangeable for, common stock may ultimately result in dilution to the holders of common stock, dilution in any future earnings per share of the Company and may have a material adverse effect upon the market price of the common stock of the Company.

We are required to terminate our third party consulting agreements in connection with the Proposed Transaction.

On September 29, 2014, we terminated our advisory agreement with JEX.  In addition, the Master Agreement requires, as a condition to Closing, the Company to terminate its services agreement with Avalon Development Corporation and the Chief of the Tetlin Village.  Because we currently have only three part-time employees, neither of whom are mineral geoscientists or have experience in the mining industry, we have depended upon our consultant, Avalon Development Corporation and the Chief of the Tetlin Village, for the success of our exploration projects.  We have historically been dependent upon Avalon for assistance in acquiring acreage for our exploration projects in Alaska, planning work programs, conducting field work and interpreting assay results.  As a result, the loss of the services of our consultants could have a material adverse effect on us and could prevent us from pursuing our business plan.

Royal Gold will control the Management Committee of the Joint Venture Company and will have discretion regarding the use and allocation of funds for further exploration and development of the Contributed Assets.

Upon the consummation of the Proposed Transaction and through October 31, 2018, Royal Gold will be the Manager of the Company and will appoint two designates to the Management Committee of the Joint Venture Company (the “Management Committee”).  The Management Committee will be comprised of three designates.  During such period, the Company will appoint one designate to the Management Committee.  If, after October 31, 2018, Royal Gold has earned at least a 40% membership interest in the Joint Venture by making the contributions described herein, Royal Gold will continue to have the right to appoint two designates to the Management Company and the Company will continue to have the right to appoint one designate thereto.  The affirmative vote of a majority of designates will determine most decisions of the Management Committee, including the approval of programs and budgets, including the expenditure of Royal Gold’s $30 million investment.

The Fairness Opinion prepared by Petrie is subject to certain assumptions, limitations and qualifications.

The Fairness Opinion prepared by Petrie, concludes that the Contributed Assets Value as agreed upon by the Company and Royal Gold is fair, from a financial point of view, to the Company. The Fairness Opinion is subject to the assumptions, limitations and qualifications described in the summary of the Fairness Opinion included in this Proxy Statement, and as a result, is not a business determination of whether the Proposed Transaction should be approved by the stockholders of the Company.

THE PROPOSED TRANSACTION

General

On September 29, 2014, we entered into the Master Agreement.

In connection with Closing, the Company and Au Core, Inc., its wholly-owned subsidiary will contribute the Contributed Assets to a newly formed Delaware limited liability company (i.e., the Joint Venture Company).  The Joint Venture Company will be managed according to a Joint Venture Limited Liability Company Agreement, whose members will be Core Alaska, LLC, a wholly-owned subsidiary of the Company and, provided Closing occurs, a wholly owned subsidiary of Royal Gold.  The Master Agreement provides that, at the Closing, Royal Gold will invest $5 million in the Joint Venture Company initially to fund exploration activity of the Joint Venture Company.  The Company will grant an option to Royal Gold to earn up to a 40% economic interest in the Joint Venture Company by investing up to $30 million (inclusive of the initial $5 million investment) prior to October 2018.  The Proposed Transaction provides for an implied pre-Closing value of the Contributed Assets at $45.7 million (the “Contributed Assets Value”).  The proceeds of Royal Gold’s investment will be used by the Joint Venture Company for additional exploration and development of the Tetlin Properties

Each of the parties has made customary representations and warranties in the Master Agreement and the Company has agreed to customary covenants, including covenants regarding the operation of the Company’s business prior to the consummation of the Proposed Transaction. The Proposed Transaction has been approved by the boards of directors of the Company and Royal Gold and is subject to various closing conditions, including the approval of the Proposed Transaction by the Company’s stockholders. The Company has agreed, among other things, not to solicit alternative business combination transactions prior to the Consummation of the Proposed Transaction, and, subject to certain exceptions, not to engage in discussions or negotiations regarding any alternative business combination transactions during such period.

Description of the Contributed Assets

Lease with Tribe of Tetlin

Juneau Exploration, L.P. (“JEX”) entered into the Mineral Lease (the “Tetlin Lease”) with the Tribe of Tetlin, also known as the Tetlin Village Council, an Alaska Native Tribe, effective as of July 15, 2008. An undivided 50% leasehold interest in the Tetlin Lease was sold to Contango Mining Company (“Contango Mining”) pursuant to a Joint Exploration Agreement, dated as of September 29, 2009, between JEX and Contango Mining in exchange for $1 million and a 1% overriding royalty interest. JEX transferred its remaining 50% leasehold interest to Contango Mining as of September 15, 2010 in exchange for an increased overriding royalty interest of 3% in the aggregate pursuant to an Amended and Restated Conveyance of Overriding Royalty Interest.  On September 29, 2014, JEX sold its 3% overriding royalty interest to Royal Gold.

The Tetlin Lease covers approximately 675,000 acres of land (the “Tetlin Leased Property”), provides for an initial term of ten (10) years, with an option to renew for an additional ten years, or so long as we continue conducting mining operations on the Tetlin Lease. While the Company is required to spend $350,000 per year annually until July 15, 2018 in exploration costs pursuant to the Tetlin Lease, the Company's exploration expenditures on the Tetlin Lease through 2014 satisfied this requirement because under the Tetlin Lease, exploration funds spent in any year in excess of $350,000 are credited toward future years’ exploration cost requirements.

Pursuant to the Tetlin Lease, if the Tetlin Leased Property is placed into commercial production of precious or non-precious metals, we would be obligated to pay a production royalty to the Tribe of Tetlin, ranging from 2.0% to 5.0%. The Company has purchased 0.75% of this production royalty for $225,000, which reduces the production royalty to a range of 1.25% to 4.25%.  On or before July 15, 2020, the Tribe of Tetlin has the option to repurchase the 0.75% production royalty for $450,000, or a portion thereof. Until such time as production royalties begin, the Company originally paid the Tetlin Village Council an advance minimum royalty of $50,000 per year, which shall be credited toward any production royalty payable to the Tribe of Tetlin. On July 15, 2012, the advance minimum royalty increased to $75,000 per year, and is escalated by an inflation adjustment in subsequent years. The Company has paid to the Tribe of Tetlin the $75,000 advance minimum royalty due on July 15, 2014, and as of September 30, 2014, has prepaid to the Tribe of Tetlin $40,000 of the $75,000 advance minimum royalty that is due on July 15, 2015. The Tetlin Leased Property is located in the Tetlin Hills and Mentasta Mountains of eastern interior Alaska, 300 kilometers southeast of the city of Fairbanks and 20 kilometers southeast of Tok, Alaska. The Tetlin Leased Property covers an area measuring approximately 80 kilometers north-south by 60 kilometers east-west in eastern Interior Alaska.

The Tetlin Leased Property is accessible via helicopter and via road. The 23-mile long Tetlin Village Road is an all-weather gravel road connecting the village with the town of Tok on the Alaska Highway. The majority of our Tetlin Leased Property is accessible only via helicopter, although many winter trails exist in the Tetlin Hills and Mentasta Mountains in the northern and southwestern parts of the Properties, respectively. Winter trails link Tetlin Village to the village of Old Tetlin and continue south to the Tetlin River airstrip, a 1,500 foot long unmaintained gravel strip located in the Tetlin River Valley. Winter trails also provide access to the Tuck Creek valley from the village of Mentasta on the Tok Cutoff Highway.

Two seasonal dirt roads have been permitted and constructed through the Tetlin Village to allow surface access to the Chief Danny gold-copper-silver prospect in the northern Tetlin Hills. Both of these roads begin along the Tetlin Village Road and extend to our Chief Danny prospect on the Tetlin Leased Property and access to both roads is controlled by gates at their junction with the Tetlin Village Road.

The paved Alaska Highway passes near the northern edge of the Tetlin Leased Property as does the southern terminus of the Taylor Highway where it joins the Alaska Highway at Tetlin Junction. The 23-mile long Tetlin Village road provides year-round access to the northern Tetlin Hills, linking Tetlin Village to the Alaska Highway. Buried electrical and fiber-optic communications cables follow this road corridor and link Tetlin Village to the Tok power and communications grid. The Tok public electric facility is capable of generating up to 2 megawatts of power, and the nearest high capacity public electric facilities to the Tetlin Leased Property are in Delta Junction, 107 road miles northwest of the Tetlin project and Glennallen, 138 road miles southwest of the Tetlin Leased Property. The Company does not have any plant or equipment at its Tetlin Leased Property, relying on contractors to perform work.

State of Alaska Claims

As of June 30, 2014, the Company and its subsidiaries have staked approximately 89,917 acres in unpatented State of Alaska mining claims.   These mining claims are not material and are not known to host quantifiable mineral reserves as defined by SEC Industry Guide 7.

Background of the Proposed Transaction

Our Board has periodically reviewed and assessed our long-term strategies, objectives and developments, including, among other things, strategies to increase shareholder value through partnering, strategic alliances and other strategic opportunities. In addition, from time to time, our senior management has met with financial and legal advisors, as well as representatives from other companies, to discuss industry trends and explore such opportunities.

On November 13, 2013, the Company issued a press release reporting the results of its 2013 exploration program and subsequently began receiving several unsolicited inquiries from third parties related to the current status and future plans for the Tetlin Properties.  Based on these inquires, the Company began to sign confidentiality agreements with interested third parties and engaged in confidential discussions.

On December 5, 2013, Avalon Development Corporation, our consultant, gave a presentation on the Tetlin Properties at the 119th Annual Meeting of the Northwest Mining Association.  Based upon additional expressions of preliminary interest from a variety of mining peers following this presentation, combined with the Company’s and Avalon’s prior communications with third parties on the Tetlin Properties, in January 2014, the Company retained Petrie to assist it in exploring a broad range of strategic options that may be available to the Company, including a potential sale, merger, joint venture or other transactions that could enhance shareholder value.

In January 2014, the Company and Avalon attended an industry event known as the Mineral Exploration Roundup 2014 and met with interested third parties regarding the Tetlin Properties.

In February 2014, the Board met to discuss potential strategic options and valuation and authorized Petrie, in conjunction with Avalon, to contact parties regarding a potential transaction, including Royal Gold, and the Company entered into confidentiality agreements with additional third parties during February and March 2014.

On February 14, 2014, the President of Avalon contacted the Chief Executive Officer and Vice President of Operations of Royal Gold regarding the Tetlin Properties.

In March 2014, the Company and Avalon attended the Prospectors and Developers Association of Canada Convention and met with additional interested third parties regarding the Tetlin Properties.

On March 6, 2014, the Company and Royal Gold entered into a confidentiality agreement.

On April 4, 2014, the Company received a metallurgical report from SRK Consulting (US) Inc., which provided a preliminary metallurgical assessment of the Tetlin Properties based upon samples provided by Avalon.  The Company made the report available to prospective interested parties that had entered into a confidentiality agreement with the Company.

In late April 2014, the Company, together with Petrie and Avalon, gave management presentations to interested parties, including Royal Gold, in anticipation of receiving preliminary proposals from interested parties in early May.

On May 8, 2014, the Company received preliminary proposals from interested parties, including Royal Gold, and the Board held a meeting to consider such proposals.

After receiving Royal Gold’s preliminary proposal, on May 13, 2014, Brad Juneau and Tony Jensen, the President and Chief Executive Officer of Royal Gold, discussed a the possibility of acquiring less than 100% of the Company’s shares.  Royal Gold subsequently submitted a proposal for a joint venture to the Company, which the Board of Directors of the Company continued to consider.  Royal Gold and the Company continued discussions in mid-May regarding a joint venture with or acquisition of the Company by Royal Gold, including potentially acquiring 100% of the shares of the Company in conjunction with a third party, which signed a joinder to the Royal Gold confidentiality agreement.

Royal Gold began to conduct due diligence review of the Tetlin Properties during the month of June, including a site visit of the Tetlin Leased Property on June 10, 2014.

On June 30, 2014, final proposals were submitted to the Company.  After consideration of all submissions by the Board, Brad Juneau discussed an alternative proposal with the President and Chief Executive Officer of Royal Gold on July 1, 2014, and Royal Gold submitted its final proposal for a joint venture on July 8, 2014.

The Company, Royal Gold, Avalon and Petrie met on July 10, 2014 in Denver, Colorado to continue further discussions on Royal Gold’s proposal and continued negotiating the terms of the joint venture until a term sheet was signed on July 23, 2014, which was approved by the Board on such date.

In mid-July, Morgan, Lewis & Bockius LLP, counsel to the Company (“Morgan Lewis”), began discussing the need under Delaware law for shareholder approval of a joint venture with Morris, Nichols, Arsht & Tunnell LLP.

On July 29, 2014, Morgan Lewis circulated an initial draft of the Joint Venture Company LLC Agreement to the Company, Royal Gold, and Hogan Lovells US LLP, counsel to Royal Gold (“Hogan Lovells”).  The parties initially considered forming a contractual joint venture, but following discussions between the parties, the Company and Royal Gold determined to form a limited liability company.

On August 7, 2014, the Company and Royal Gold held preliminary discussions regarding short term financing for a fall exploration program on the Tetlin Leased Property.  The Company discussed potential terms and conditions of a bridge loan in connection with the fall exploration program with Petrie and Morgan Lewis, but decided not to pursue any such arrangement.

On August 18, 2014, Hogan Lovells circulated an initial draft of the Master Agreement and Voting Agreement.  From August 19 through September 29, 2014, the Company and Royal Gold and their respective legal counsel negotiated the terms of the Master Agreement, the Joint Venture Company LLC Agreement and ancillary schedules and documents and the Voting Agreement, including certain documents requested from the Tribe of Tetlin by Royal Gold.  Morgan Lewis discussed and negotiated drafts of the estoppel agreement and stability agreement with Counsel for the Tribe of Tetlin, with consultation by counsel to Royal Gold.

On August 26, 2014, the Board held a meeting to discuss the status of negotiations with Royal Gold.

On August 27, 2014, Brad Juneau visited the Chief of the Tetlin Village in Fairbanks, Alaska and updated the Chief regarding the status of the joint venture and the documents required to be signed by the Tribe of Tetlin.

On September 9, 2014, having discussed the terms of the Voting Agreement with Royal Gold, the Company circulated the draft to certain stockholders of the Company (the “Supporting Stockholders”) for review and signature.

On September 24, 2014, the Board, along with outside legal counsel Morgan Lewis and its financial advisor, Petrie, reviewed the status of the various agreements, discussed the prior strategic review process and received a detailed presentation of Petrie’s preliminary Reference Value Analyses related to the Contributed Assets Value and potential Fairness Opinion.  Subsequent to these discussions, the Board approved the Proposed Transaction.  Following the Board meeting, Brad Juneau notified the President and Chief Executive Officer of Royal Gold of the approval and various remaining items to be completed before execution of the Master Agreement and Voting Agreement

In the evening of September 29, 2014, the Company and Royal Gold and their respective legal counsel, having resolved the remaining open items, finalized the disclosure schedules and ancillary documents, and made certain final, non-substantive corrections to the Master Agreement. Shortly thereafter, senior management of the Company and Royal Gold, advised by their respective legal counsels, executed the Master Agreement and Royal Gold and the Supporting Stockholders also entered into to the Voting Agreement.  Petrie also issued its final written fairness opinion to the Board in the evening of September 29, 2014.

Also in the evening of September 29, 2014, the Company and JEX terminated the Advisory Agreement, dated as of September 6, 2012, and JEX sold its entire overriding royalty interest to Royal Gold.

The Company issued a press release announcing the Proposed Transaction on September 30, 2014.

Reasons for the Proposed Transaction

In evaluating the Proposed Transaction and recommending that our stockholders approve the Proposed Transaction, in accordance with the applicable provisions of Delaware law, our Board consulted with our senior management, outside legal counsel and our financial advisor, Petrie. Our Board also consulted with outside legal counsel regarding our Board’s fiduciary duties, legal due diligence matters, and the terms of the Proposed Transaction as well as those of alternative proposals. Based on these consultations, and the factors and the opinion of Petrie discussed below, our Board concluded that the Proposed Transaction was in the best interests of our stockholders and recommended that our stockholders approve the Proposed Transaction.

The following discussion includes the material reasons and factors considered by our Board in making its recommendation:

●
Retained Ownership. Our Board considered the value of the contributed assets allocated to the Company in the Joint Venture Company and the consideration to be initially received by the Joint Venture Company from Royal Gold in the Proposed Transaction, including the fact that the Company would retain a 60% interest in the Joint Venture Company if Royal Gold invested $30 million in the Joint Venture Company;

●
Business Reputation of Royal Gold. Our Board considered the business reputation of Royal Gold and its management, the financial resources of Royal Gold and the positive working relationship that we have had with Royal Gold in connection with negotiation of the Master Agreement and the Joint Venture Company LLC Agreement. Our Board also considered the potential impact of the Proposed Transaction on our stockholders and potential investors;

●
Tag Along Option. Our Board considered that the Proposed Transaction documents provide an option to the Company to tag-along with any sale by Royal Gold of its interest in the Joint Venture Company on the same or similar terms and conditions, including price, received by Royal Gold;

●
Cash Investment by Royal Gold. Our Board considered that Royal Gold may invest up to $30 million in cash to fund the further exploration and development of our Tetlin Project, including the Peak discovery zone in our Chief Danny prospect which exploration and development may add appreciable value to our 60% interest in the Joint Venture Company if the exploration and development is successful in delineating a sufficient gold resource that is of commercial size and scale;

●
Contribution of Royal Gold. Our Board considered the expertise and experience of Royal Gold in the gold and mining industry and the ability of Royal Gold to better manage and direct further exploration and development efforts at the Tetlin Project, including the Peak discovery zone in our Chief Danny prospect;

●
Opt-Out. Our Board considered that if Royal Gold fails to invest funds in the Joint Venture Company beyond its initial $5 million investment, fails to invest an aggregate of $30 million prior to October 31, 2018 or determines to withdraw from the Joint Venture Company, the Company may again assume management of the exploration and development effort at the Tetlin Project with its own program and schedule;

●
Management Committee Representation. Our Board considered that we will have the right to appoint one Designate on the three-member Management Committee of the Joint Venture Company and maintain influence over the programs and schedules for exploration and development of the Joint Venture Company;

●
Approval Rights. Our Board considered the approval rights that we will have on the management committee of the Joint Venture Company that require unanimity of the management committee in approving certain significant events;

●
Short- and Long-Term Prospects of the Business. Our Board considered, among other things, historical, current and projected information concerning our business and the Tetlin Properties including, without limitation, information relating to the capital markets available to the Company, current and future commodity prices, as well as current industry, economic and market conditions relating to mining companies;

●
Strategic Alternatives. Our Board considered the strategic review and evaluation process undertaken by us and conducted over the past several months which included the retention of nationally recognized financial advisors and outside legal advisors, and a solicitation and bid process designed to maximize stockholder value, which ultimately resulted in the Proposed Transaction as the most favorable outcome to the Company and its stockholders;

●
Opinion of our Financial Advisor. Our Board considered the financial presentation of our financial advisor, Petrie, including its opinion (the full text of which is attached as Annex C to this proxy statement), dated September 29, 2014, to our Board as to the fairness to the Company, from a financial point of view, of the  the Contributed Assets Value as of the date of Petrie’s opinion, as more fully described below under the caption “Opinion of our Financial Advisor” beginning on page 41; and

●
Stockholder Approval. Our Board considered the fact that the Company stockholders will be able to determine whether to approve the Proposed Transaction or to vote against the Proposed Transaction if they view the terms to be unfavorable.

Recommendation of Our Board of Directors

At a special meeting held on September 24, 2014 to consider the Proposed Transaction, our Board unanimously approved the Proposed Transaction as being in the best interests of the Company and our stockholders. FOR THE REASONS DISCUSSED ABOVE, OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSED TRANSACTION.

Proceeds from the Proposed Transaction

The Joint Venture Company will use the proceeds from Royal Gold’s initial $5 million investment for further exploration and development of the Tetlin Properties.  The Company will also receive $750,000 from Royal Gold, which will be utilized to pay a portion of the costs and expenses of the Company in connection with the Proposed Transaction.

Effects of the Proposed Transaction

If the Proposed Transaction is authorized by our stockholders and the other conditions to the Closing are satisfied or waived, the Contributed Assets will be contributed to the Joint Venture Company and we expect that the Joint Venture Company will continue the further exploration and development of the Tetlin Properties.  If the Proposed Transaction is not authorized by the holders of a majority of our outstanding shares, then either we or Royal Gold may terminate the Master Agreement, and we may not have sufficient capital to continue our business, and we may be required to cease our exploration and development activities or be forced to sell all or some portion of our properties in an untimely fashion or on less than favorable terms.  While we may continue to seek strategic alternative opportunities, there can be no assurances that any alternative strategic opportunities we may pursue will result in the same or greater value to shareholders as the Proposed Transaction.

Interests of our Directors and Executive Officers in the Proposed Transaction

In considering the recommendation of our Board that you vote for the proposal to authorize the Proposed Transaction, you should be aware that some of our directors and executive officers may have financial interests in the Proposed Transaction that are, or may be, different from, or in addition to, your interests.

Pursuant to a Royalty Purchase Agreement, dated as of September 29, 2014, between JEX and Royal Gold (the “Royalty Purchase Agreement”), JEX sold its entire overriding royalty interest in the Tetlin Properties to Royal Gold for a purchase price of  $5.85 million.  The sale completed pursuant to the Royalty Purchase Agreement is not subject to any contingency or modification based upon, or related to, the completion of the Proposed Transaction.  On September 29, 2014, the Company and JEX also terminated the Advisory Agreement, dated as of September 6, 2012, and JEX no longer has an interest in the Tetlin Properties.

The Company’s Board was aware of and considered these potential interests, among other matters, in evaluating the Proposed Transaction and in recommending to you that you approve the proposal to authorize the Proposed Transaction set forth in this proxy statement.  Furthermore, Mr. Juneau recused himself from the Board’s vote to authorize the Proposed Transaction.

Regulatory Approvals Required to Complete the Proposed Transaction

Neither the Company nor Royal Gold are required to file notifications with the Federal Trade Commission or the Antitrust Division of the Department of Justice or observe a mandatory waiting period before completing the formation of the Joint Venture Company under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this proxy statement as the “HSR Act”).

No Appraisal Rights

Holders of shares of our outstanding common stock will not have appraisal or dissenters’ rights in connection with the Proposed Transaction.

Material U.S. Federal Income Tax Consequences

The Proposed Transaction will not result in any material U.S. federal, state or local income tax consequences to our stockholders.

Accounting Treatment

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States.  We expect to account for our interest in the joint venture using the proportionate consolidation method, whereby our share of the joint venture’s assets, liabilities, revenue and expenses are included in our financial statements.

THE MASTER AGREEMENT

The following section summarizes material provisions of the Master Agreement, which is included in the proxy statement as Annex A and is incorporated herein by reference in its entirety.  The rights and obligations and the Company and Royal Gold are governed by the express terms and conditions of the Master Agreement and not by this summary or any other information contained in this proxy statement.  The Company’s stockholders are urged to read the Master Agreement carefully and in its entirety as well as this proxy statement before making any decisions regarding the Proposed Transaction.

The Master Agreement is included in this proxy statement to provide you with information regarding its terms and is not intended to provide any factual information about the Company or Royal Gold.  The Master Agreement contains representations and warranties by each of the parties to the Master Agreement.  These representations and warranties have been made solely for the benefit of the other parties to the Master Agreement and:

●	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;
●
have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the Master Agreement, which disclosure are not reflected in the Master Agreement itself; and

●	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the Master Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 76.

This summary is qualified in its entirety by reference to the Master Agreement.

Terms of the Master Agreement

The Master Agreement provides that, on the terms and subject to the conditions set forth in the Master Agreement, the Joint Venture Company will be formed and the Company will contribute its Tetlin Lease and State of Alaska mining claims near Tok, Alaska, together with other personal property to, and Royal Gold will fund $5,000,000 into a business account of the Joint Venture Company.

Closing of the Proposed Transaction

The Closing of the Proposed Transaction will take place as soon as practicable and not later than one business day following the day on which the last condition to the closing has been satisfied or waived.  The Company and Royal Gold currently expect the Closing of the Proposed Transaction to occur no later than January 31, 2015.  However, as the Closing of the Proposed Transaction is subject to the satisfaction or waiver of other conditions described in the Master Agreement, it is possible factors outside the control of the Company or Royal Gold could result in the Closing occurring at a later time or not at all.

Representations and Warranties

The Master Agreement contains certain representations and warranties of the Company to Royal Gold regarding, among other things:

●	organization, good standing and corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted;
●	corporate power and authority with respect to the execution, delivery and performance of the Master Agreement and the due and valid execution and delivery and enforceability of the Master Agreement;
●	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;
●	required regulatory filings and consents and approvals of governmental entities;
●	absence of certain litigation and governmental orders;
●	absence of certain changes and events since the most recent audited balance sheet date;
●	brokers’ fees payable in connection with the Master Agreement and Proposed Transaction; and
●	absence of untrue statements or omissions of material fact in SEC filings relating to the Proposed Transaction;

In addition, each of the representations and warranties of the Company or its wholly-owned subsidiary set forth in the Joint Venture Company LLC Agreement will also be incorporated as part of the Master Agreement.

Certain of the representations and warranties in the Master Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect).  For purposes of the Master Agreement, a “material adverse effect” means, with respect to the Company, any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise), liabilities or assets comprising the Contributed Assets or (ii) the ability of the Company to consummate the Proposed Transaction on a timely basis, excluding any events, occurrences, facts, conditions or changes arising out of, relating to or resulting from:

●	changes generally affecting the economy, financial or securities markets;
●	any natural disaster or any outbreak or escalation of war or any act of terrorism;
●	changes in law;
●	changes or developments in the price for gold or other commodities;
●	general conditions in the industry.

Any event, change and effect referred to in the preceding five bullets shall be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent such event, change or effect has a disproportionate effect on the Contributed Assets, compared to other participants in the gold mining and exploration industry.

Conduct of the Business

The Company has agreed to certain covenants in the Master Agreement restricting the conduct of its business between the date of the Master Agreement and the Closing.  In general, the Company has agreed (i) to conduct its business in the ordinary course of business consistent with past practice, and (ii) to the extent consistent with (i), use commercially reasonable efforts to maintain substantially intact the Contributed Assets and its and its subsidiaries’ business organization.

In addition, the Company has agreed to specific restrictions relating to the conduct of its business between the date of the Master Agreement and the Closing, including, but not limited to, the following prohibited actions (subject, in each case, to the exceptions specified below and in the Master Agreement or previously disclosed in writing to the other party as provided in the Master Agreement or as consented to in advance by Royal Gold):

●	enter into, create, incur or assume (i) any borrowings under capital leases relating to the Contributed Assets or (ii) any obligations which would have a material adverse effect;

●	sell, transfer, lease, or permit the incurrence of any lien (other than any permitted lien) on, any of the Contributed Assets or, with respect to the Contributed Assets;

●	enter into any agreements or commitments relating to the Contributed Assets with another person, except on commercially reasonable terms in the ordinary course of business;

●	violate in any material respect any law applicable to the Contributed Assets;

●	violate in any material respect any contract or governmental consent applicable to the Contributed Assets;

●	terminate or amend the Tetlin Lease;

●	commence a legal action which would affect in any adverse manner the Contributed Assets;

●
purchase, lease, or otherwise acquire any assets relating to the Contributed Assets, except for supplies, materials, services and equipment purchased, leased, or acquired by the Company in the ordinary course of business consistent with past practice;

●	enter into any royalty, streaming, financing, joint venture or partnership agreement relating to the Contributed Assets;

●
with respect to the Contributed Assets, other than in the ordinary course of business, (i)  make any changes in capital expenditures or deferrals of capital expenditures; or (ii) change any of its business policies;

●	amend the terms of its certificate of incorporation or bylaws in any manner that would be reasonably likely to materially impede or delay the consummation of the Proposed Transaction;

●
with respect to the Contributed Assets, make or change any election in respect of taxes, adopt or change any accounting method in respect of taxes, file any amendment to a tax return, enter into any closing agreement with a governmental entity relating to taxes, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes if any of the foregoing could reasonably be expected to adversely and materially impact the Company or Royal Gold.

●	intentionally take any other action or fail to exercise commercially reasonable efforts to take any action that would cause a material adverse effect; or

●	enter into any contract or agree, in writing or otherwise, to take any of the actions described in the preceding fourteen bullets.

No Solicitation of Alternative Proposals

Subject to certain exceptions described below, the Company has agreed that it and  its subsidiaries and their respective directors, officers, employees, advisors and investment bankers will not solicit, initiate or knowingly take any action to encourage the submission of any Alternative Proposal (as defined below) or the making a proposal that could reasonably be expected to lead to any Alternative Proposal or (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that is seek to make or has made an Alternative Proposal, (ii) (a) amend or grant any waiver under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (b) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law or (iii) enter into any agreement regarding any Alternative Proposal.

Prior to the receipt of the approval of the Company’s stockholders, the Board may, and may authorize its representatives to, among other things, (i) participate in negotiations or discussions with a third party that has made a bona fide, unsolicited Alternative Proposal in writing that the Board believes in good faith constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), (ii) thereafter furnish to such third party non-public information regarding the Company pursuant to an executed confidentiality agreement, and (iii) following receipt of and on account of a Superior Proposal, recommend the Superior Proposal, if the Board determines in good faith that the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable law. The Board has agreed not to take any of the foregoing actions unless the Company has delivered to Royal Gold a notice advising Royal Gold that it intends to take such action. In addition, the Company has agreed to notify Royal Gold promptly after it or any of its representatives receives any Alternative Proposal or inquiry that would reasonably be expected to lead to an Alternative Proposal or any request for non-public information relating to the Company.  In addition, the Company will provide Royal Gold with at least forty-eight (48) hours advance notice of any Board meeting at which it is reasonably expected that the Board will consider an Alternative Proposal.

For the purpose of the foregoing discussion:

“Alternative Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Royal Gold and its subsidiaries) relating to any (a) direct or indirect acquisition of all or substantially all of the Contributed Assets, (b) direct or indirect acquisition of twenty percent (20%) or more of voting equity interests of the Company, (c) any tender offer or exchange offer for any securities of the Company, merger, consolidation, other business combination or similar transaction involving the Company or any of its subsidiaries, or liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Superior Proposal” means a bona fide written Alternative Proposal involving the direct or indirect acquisition of all or substantially all of the Contributed Assets or a merger, consolidation or other business combination, tender offer or exchange offer for a majority of the outstanding Company common stock, that the Board determines in good faith is more favorable to the holders of Company common stock than the Proposed Transaction, taking into account (a) all financial considerations, (b) the identity and reliability of the third party making such Alternative Proposal, (c) the anticipated timing, conditions (including any financing or other condition or the reliability of any debt or equity funding commitments) and prospects for prompt completion of such Alternative Proposal, (d) the other terms and conditions of such Alternative Proposal and the implications thereof on the Company and the development of the properties, including relevant legal, regulatory and other aspects of such Alternative Proposal deemed relevant by the Board and (e) any revisions to the terms of this Agreement and the Proposed Transaction agreed to by Royal Gold during the notice period set forth in the Master Agreement.

Changes in Board Recommendations

Prior to the receipt of the approval of the Company’s stockholders, the Company’s Board may change its recommendation to recommend voting against the Proposed Transaction or may recommend an Alternative Proposal provided the Company:

●	Promptly notifies Royal Gold in writing at least three business days before making a recommendation change, entering into an Alternative Proposal, or taking action with respect to a Superior Proposal;
●	Provides Royal Gold with the identity of the third party making a Superior Proposal and a copy of such agreement;
●	Uses commercially reasonable efforts to negotiate with Royal Gold to make such adjustments to the Master Agreement so that an Alternative Proposal ceases to constitute a Superior Proposal; and
●
Determines in good faith after consulting with outside legal counsel and financial advisors that an Alternative Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Royal Gold.

Conditions to Completion of the Proposed Transaction

The obligations of the Company and Royal Gold to complete Proposed Transaction are subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

●	approval of the Proposed Transaction by the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock;
●
absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the Proposed Transaction illegal or otherwise prohibiting consummation of the Proposed Transaction;

●	the receipt of any approvals required to be obtained for the consummation of the Proposed Transaction under any applicable United States federal or state laws;

In addition, Royal Gold’s obligation to effect the Proposed Transaction is subject to the satisfaction or waiver of additional conditions, including the following:

●
the representations and warranties of the Company, other than the representations related to due organization, corporate power and authority, board approval, the absence of certain changes and brokers’ fees, will be true and correct in all respects (without giving effect to any qualification for materiality or a material adverse effect), as of the date of the Master Agreement and immediately prior to the closing of the Proposed Transaction,  as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

●
the representations and warranties of the Company relating to due organization, corporate power and authority, board approval, the absence of certain changes and brokers’ fees, will be true and correct as of the date of the Master Agreement and as of the Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date);

●
the Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or under the Master Agreement on or prior to the Closing;

●	receipt of a certificate executed by the Company’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding three bullets;
●	receipt of an estoppel agreement and stability agreement executed by the Tribe of Tetlin and the Company;
●
receipt of resolutions of the Tribe of Tetlin ratifying the estoppel agreement and stability agreement and the waiver of sovereign immunity set forth in the Tetlin Lease, as certified by the President of the Tetlin Village Council;

●	receipt of an ordinance of the Tribe of Tetlin with regard to the application of Federal law to the Tetlin Lease in the event State of Alaska law no longer applies to the Tetlin Property; and
●
receipt of a copy of a legal opinion from legal counsel to the Tribe of Tetlin addressed to the Company upon which the Joint Venture Company may rely with regard to (i) the validity of all actions taken by the Tribe of Tetlin to enact the applicable resolutions and the ordinance and (ii) the validity and enforceability of the estoppel agreement and stability agreement.

In addition, the Company’s obligation to effect the Proposed Transaction is subject to the satisfaction or waiver of additional conditions, including the following:

●
the representations and warranties of Royal Gold, other than the representations related to due organization, corporate power and authority and board approval, will be true and correct in all respects (without giving effect to any qualification for materiality or a material adverse effect), as of the date of the Master Agreement and immediately prior to the Closing of the Proposed Transaction,  as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

●
the representations and warranties of Royal Gold relating to due organization, corporate power and authority and board approval, will be true and correct as of the date of the Master Agreement and as of the Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date);

●
Royal Gold shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or under the Master Agreement on or prior to the Closing;

●	receipt of a certificate executed by Royal Gold’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding three bullets.
●
payment of (i) $5,000,000 to the business account of the Joint Venture Company and (ii) $750,000 to the Company which will be utilized to pay a portion of the costs and expenses of the Company in connection with the Proposed Transaction.

Termination of the Master Agreement

The Master Agreement may be terminated at any time prior to the effective time of the Proposed Transaction, whether before or after the receipt of required stockholder approvals, under the following circumstances:

●	by mutual written consent of the Company and Royal Gold;
●	by either the Company or Royal Gold:
●
if the Proposed Transaction has not been consummated by January 31, 2015 unless the failure of closing to occur by such date is due to the breach by the terminating party of any representation, warranty, covenant or agreement;

●	the Company’s stockholders fail to approve the Proposed Transaction at the Company’s annual meeting; or
●
if any governmental entity shall have enacted, issued, promulgated, enforced or entered any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Proposed Transaction, and such law or order shall have become final and nonappealable.

●	by Royal Gold:
●	a Company adverse recommendation change shall have occurred;
●	the Company shall have entered into or publicly announced its intention to enter into an alternative transaction agreement;
●	the Company shall have breached of failed to perform in any material respect any of the covenants and agreements regarding non solicitation;
●
the Board fails to reaffirm the Company board recommendation and recommend against any alternative proposal within ten business days after the date any alternative proposal is first disclosed by the Company or publicly disclosed by the person making such alternative proposal;

●
a tender offer or exchange offer relating to the Company’s common stock shall have been commenced by a person unaffiliated with Royal Gold and the Company shall not have sent its stockholders within ten business days after such tender offer or exchange offer is first published, sent or give, a statement reaffirming the company board recommendation and recommending that the stockholders reject such tender or exchange offer;

●	the Company or the board of directors of the Company shall publicly announce its intentions to do any of the actions specified in the preceding five bullets; or
●
if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Master Agreement such that the conditions to the closing of the Proposed Transaction would not be satisfied and such breach is incapable of being cured by January 31, 2015.

●	by the Company:
●
if, prior to the approval of the Company’s stockholders of the Proposed Transaction at the annual meeting, the Board authorizes the Company (in compliance with the terms of the Master Agreement) to enter into an alternative transaction agreement in respect of a Superior Proposal; or

●
if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Royal Gold set forth in the Master Agreement such that the conditions to the closing of the Proposed Transaction would not be satisfied and such breach is incapable of being cured by January 31, 2015.

Effect of Termination

If the Master Agreement is terminated by either party in accordance with its terms, the Master Agreement (except for certain provisions expressly listed in the Master Agreement, which will survive such termination) will become void and of no further force and effect, with no liability on the part of any party to the Master Agreement (or any stockholder, director, officer, employee, agent or representative of such party) to any other party, except (i) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Master Agreement and (ii) with respect to any applicable termination fees.

Termination Fees and Expenses

A termination fee of $1,000,000 may be owed by the Company to Royal Gold under certain conditions, including the following:

●	If the Master Agreement is terminated by Royal Gold for the following reasons:
o	a Company adverse recommendation change shall have occurred;
o	the Company shall have entered into or publicly announced its intention to enter into an alternative transaction agreement; or
o	the Company shall have breached or failed to perform in any material respect any of the covenants and agreements regarding non solicitation;
●	If the Master Agreement is terminated by the Company if the Board authorizes the Company to enter into an alternative transaction agreement in respect of a Superior Proposal.

Voting Agreement

In connection with the execution of the Master Agreement, Royal Gold concurrently entered into a Voting Agreement (the “Voting Agreement”) with Brad Juneau, our President and Chief Executive Officer, the Estate of Kenneth R. Peak, our co-founder, former Chairman, President and Chief Executive Officer and certain other stockholders of the Company (the “Supporting Stockholders”).  The shares of Company common stock outstanding that are beneficially owned by the Supporting Stockholders and are subject to the Voting Agreement represent, in the aggregate, approximately 39.3% of the Company’s outstanding common stock as of the Record Date. Pursuant to the Voting Agreement, the Supporting Stockholders each agree to vote the shares it beneficially owns (i) in favor of the Joint Venture and (ii) against (a) any alternative proposal and (b) any other action, proposal or agreement that would reasonably be expected to interfere with or delay the consummation of the Joint Venture. The Voting Agreement terminates at the earliest of the Closing, the termination of the Master Agreement in accordance with its terms or by mutual agreement of Royal Gold and the Supporting Stockholders.

Opinion of our Financial Advisor

In connection with the Proposed Transaction, the Board retained Petrie Partners Securities, LLC (“Petrie”) to act as financial advisor to the Company in January 2014.  From February to July 2014, Petrie conducted a strategic review process that included discussions with 71 third parties related to potential a sale, merger or alternative transaction with the Company, culminating with the Proposed Transaction between the Company and Royal Gold.  On September 24, 2014, at a meeting of the Board, Petrie reviewed the results of its strategic review process and its Reference Value Analyses (described below).  Petrie subsequently rendered its oral opinion, and confirmed in writing, that, as of September 29, 2014 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Contributed Assets Value was fair, from a financial point of view, to the Company.

The full text of the written opinion of Petrie, dated as of September 29, 2014, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement. You are urged to read the opinion carefully and in its entirety. Petrie’s opinion was addressed to, and provided for the information and benefit of, the Board in connection with its evaluation of whether the Contributed Assets Value was fair, from a financial point of view, to the Company.  Petrie’s opinion does not address the fairness of the Proposed Transaction, or any consideration received in connection with the Proposed Transaction, to the creditors or other constituencies of the Company, nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Contributed Assets Value or otherwise. Petrie assumed that any modification to the structure of the Proposed Transaction would not vary in any respect material to its analysis. Petrie’s opinion does not address the relative merits of the Proposed Transaction as compared to any other alternative business transaction or strategic alternative that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Proposed Transaction. Petrie’s opinion does not constitute a recommendation to the Board or to any other persons in respect of the Proposed Transaction, including as to how any holder of shares of voting common stock of the Company should act or vote in respect to the Proposed Transaction.  Finally, Petrie did not express any opinion as to the price at which shares of the Company or Royal Gold common stock will trade at any time.

In connection with rendering its opinion and performing its related financial analysis, Petrie, among other things:

●	reviewed the financial terms and conditions of execution copies of the Proposed Transaction documents;
●	reviewed publicly available historical business and financial information relating to the Company;
●	reviewed certain operating and financial parameters for existing mines similar to the Contributed Assets, as directed by the consultants and management team of the Company;
●	reviewed the mineral resource estimate on the Peak Zone on the Tetlin Properties as prepared by Giroux Consultants Ltd. as of November 2013;
●	discussed current operations, financial positioning and future prospects of the Company with the management team of and consultants for the Company;
●	reviewed historical market prices and trading histories of the Company common stock;
●	reviewed public information with respect to certain other companies in lines of business Petrie believed to be generally relevant in evaluating the Contributed Assets;
●	participated in discussions and negotiations among the representatives of the Company and its legal advisors and Royal Gold; and
●	reviewed such other financial studies and analyses and performed such other investigations and have taken into account such other matters as Petrie deemed necessary and appropriate.

Upon the advice of the Company, Petrie assumed and relied upon, without assuming any responsibility or liability for or independently verifying the accuracy or completeness of, all of the information publicly available and all of the information supplied or otherwise made available to Petrie by the Company.  Petrie further relied upon the assurances of representatives and the management of the Company that they are unaware of any facts that would make the information provided to Petrie incomplete or misleading in any material respect.  With respect to projected financial and operating data, Petrie assumed, upon the advice of the Company and its consultants, that such data have been prepared in a manner consistent with historical financial and operating data and reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management and consultants of the Company relating to the future financial and operational performance of the Contributed Assets.  Petrie expressed no view as to any projected financial and operating data relating to the Company or the assumptions on which they are based.

With respect to the estimates of potential mineral resources, Petrie assumed, upon the advice of the Company, that they have been prepared in a manner consistent with historical estimates of potential mineral resources and reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management and consultants of the Company relating to the Contributed Assets.  Petrie expressed no view as to any resource data relating to Contributed Assets, or the assumptions on which they are based.

Petrie has not made an independent evaluation or appraisal of the Contributed Assets, nor, except for the estimates of mining resource prospects referred to above, were they furnished with any such evaluations or appraisals, nor has Petrie evaluated the solvency or fair value of the Company under any state, provincial or United States federal laws relating to bankruptcy, insolvency or similar matters.  In addition, Petrie did not assume any obligation to conduct, nor did they conduct, any physical inspection of the properties or facilities of the Company.

For purposes of rendering its opinion, Petrie assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Proposed Transaction documents are true and correct, thateach party will perform all of the covenants and agreements required to be performed by it under the Proposed Transaction documents and that all conditions to consummation of the Proposed Transaction will be satisfied without material waiver or modification thereof.  Petrie further assumed, upon the advice of the Company, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Proposed Transaction will be obtained without any delay, limitation, restriction or condition that would have a material adverse effect on the Company or Royal Gold or on the consummation of the Proposed Transaction or that would materially reduce the benefits of the Proposed Transaction to the Company.

Petrie’s opinion relates solely to the fairness, from a financial point of view, of the Contributed Assets Value.  Petrie did not express any view on, and Petrie’s opinion does not address, the fairness of the Proposed Transaction to, or any consideration received in connection therewith by, any creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Proposed Transaction or otherwise.  Petrie assumed that any modification to the structure of the Proposed Transaction will not vary in any material respect from what has been assumed in Petrie’s analysis.  Petrie’s advisory services and the opinion expressed in the opinion letter were provided for the information and benefit of the Board in connection with its consideration of the Proposed Transaction and Petrie’s opinion does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Proposed Transaction.  The issuance of its opinion was approved by the Opinion Committee of Petrie.  Petrie’s opinion does not address the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategic alternative that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Proposed Transaction.  Petrie was not asked to consider, and its opinion does not address, the tax consequences of the Proposed Transaction to any particular stockholder of the Company, or the prices at which common stock of the Company will actually trade at any time, including following the announcement or consummation of the Proposed Transaction.  Petrie did not render any legal, accounting, tax or regulatory advice and understands that the Company is relying on other advisors as to legal, accounting, tax and regulatory matters in connection with the Proposed Transaction.

Petrie acted as financial advisor to the Company, and Petrie will receive a fee from the Company for Petrie’s services related to the rendering of its opinion, regardless of the conclusions expressed herein.  The Company agreed to reimburse Petrie’s expenses, and Petrie will be entitled to receive a success fee if the Proposed Transaction is consummated.  In addition, the Company agreed to indemnify Petrie for certain liabilities possibly arising out of Petrie’s engagement.  During 2012 and 2013, certain Petrie affiliates provided financial advisory services to the Company, and received fees from the Company in connection with private placements of equity securities by the Company (the “Private Placements”).  Several Petrie principals are the beneficial owners of approximately 141,666 shares of common stock of the Company and warrants to purchase an additional 41,666 shares of common stock at an exercise price of $10.00 per share, the beneficial interest in which was acquired in connection with the Private Placements.  Otherwise, during the three-year period prior to the date of the opinion, no material relationship existed between Petrie and its affiliates, on the one hand, and the Company and its affiliates, on the other hand, pursuant to which Petrie or any of our affiliates received compensation as a result of such relationship.  Petrie may provide financial or other services to the Company in the future and in connection with any such services may receive customary compensation for such services.  Furthermore, in the ordinary course of business, Petrie or its affiliates may trade in the debt or equity securities of the Company or Royal Gold for its own account and, accordingly, may at any time hold long or short positions in such securities.

Petrie’s opinion was rendered on the basis of conditions in the securities markets and the minerals and mining markets as they existed and could be evaluated on the date of the opinion and the conditions and prospects, financial and otherwise, of the Company as they were represented as of the date of the opinion or as they were reflected in the materials and discussions described above.  It is understood that subsequent developments may affect the opinion and that Petrie does not have any obligation to update, revise or reaffirm the opinion.

Set forth below is a summary of the material financial analyses performed and reviewed by Petrie with the Board in connection with rendering its oral opinion and the preparation of its written opinion letter dated September 29, 2014. Each analysis was provided to the Board. In connection with arriving at its opinion, Petrie considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Petrie. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing prices for the common stock of the Company and Royal Gold) that existed on September 29, 2014, and is not necessarily indicative of current or future market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Petrie. The tables alone do not constitute a complete description of the financial analyses performed by Petrie. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Petrie’s financial analyses.

Reference Value Analyses

Petrie performed a series of analyses to arrive at implied Contributed Assets Value Reference Ranges.

Discounted Cash Flow Analysis

Petrie performed a discounted cash flow analysis of the potential projected future cash flows from an illustrative standalone mine on the Tetlin Properties to determine indicative reference values of the Contributed Assets based on the present value of the future after-tax cash flows.

Petrie evaluated four scenarios in which the principal variable was gold price. The four price case scenarios represent long-term potential future benchmark prices per ounce of gold.  One scenario was based on New York Mercantile Exchange (“NYMEX”) 5-year strip pricing as of September 22, 2014 for the calendar years 2015 through 2018, escalated annually at the rate of 3% thereafter.  Benchmark prices for the other three scenarios were based on $1,200, $1,250, and $1,300 per ounce, respectively, and were escalated annually starting in 2016 at the rate of 3%. Applying after-tax discount rates ranging from 10.0% to 12.5% to the after-tax cash flows of the operating estimates, Petrie determined the following implied Contributed Assets Value Reference Ranges:

	NYMEX Strip (September 23, 2014)		$1,200 per ounce		$1,250 per ounce		$1,300 per ounce
	Low	High	Low	High	Low	High	Low	High
Contributed
Assets Value $MM	$6.0	$22.6	$11.8	$29.8	$25.3	$46.6	$38.8	$63.4

Capital Market Comparison Analysis

Petrie performed a capital market comparison analysis of the Company and the Contributed Assets by reviewing the market values and trading multiples of the following publicly-traded companies that Petrie deemed comparable as a peer group for the Company and the Tetlin Properties:

Exploration Junior Mining Peer Group

Rio Alto Mining Limited Premier Gold Mines Limited Probe Mines Limited Lydian International Limited Kaminak Gold Corporation Midas Gold Corp.

Although the peer group was compared to the Company for purposes of this analysis, no entity included in the capital market comparison analysis is identical to the Company and no asset owned or controlled by each entity is identical to the Tetlin Properties because of differences between the business mixes and other characteristics of the peer group.  In evaluating the peer group, Petrie relied on publicly-available filings and equity research analyst estimates.  These estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.  Many of these matters are beyond the control of the Company such as the impact of competition on the business of the Company, as well as on the industry, generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally.

All peer group multiples were calculated using closing stock prices on September 22, 2014. Peer group Measured plus Indicated plus Inferred resource estimates are as of the most recent date available as disclosed in publicly-filed year-end annual reports on Form 10-K or Annual Information Forms.  For each of the peer group entities, Petrie calculated the following:

●	Enterprise Value/Measured plus Indicated Resources (M+I), which is defined as market value of equity, plus debt and preferred stock, less cash (“enterprise value”) divided by M+I Resources; and

●	Enterprise Value/Measured plus Indicated plus Inferred Resources (M+I+I), which is defined as enterprise value divided by M+I+I Resources.

The mean and median trading multiples for the Company peer group are set forth below.

Measure	Mean	Median
Enterprise Value/M+I ($/oz.)	$63.00	$52.00
Enterprise Value/M+I+I ($/oz.)	$36.00	$24.00

Based upon its review of the peer group, Petrie selected enterprise value multiple ranges of $40.00 – $75.00 per ounce of Measured plus Indicated Resources and $20.00 – $40.00 per ounce of Measured plus Indicated plus Inferred Resources.  Based on the application of these trading multiples, Petrie determined an implied Contributed Assets Value Reference Range of $27.5 to $50.0 million

Comparable Transaction Analysis

Petrie reviewed selected publicly-available information for 14 transactions announced between October 2010 and September 2014. Petrie reviewed all transactions with publicly-available information that it deemed to have certain characteristics that are similar to those of the Company and the Tetlin Properties, although Petrie noted that none of the reviewed transactions or the companies that participated in the selected transactions was directly comparable to the Proposed Transaction, the Company or the Tetlin Properties.

Precedent Transactions

Date Announced	Buyer	Seller
01/22/14	Northern Star Resources Limited	Barrick Gold Corporation
11/05/13	Argonaut Gold Inc.	Silver Standard Resources Inc.
10/28/13	B2Gold Corp.	Volta Resources Inc.
09/30/13	Chalice Gold Mines Limited	Conventry Resources Inc.
09/30/13	Brazil Resources Inc.	Brazil Gold Corp.
08/22/13	Gold Fields Limited	Barrick Gold Corporation
07/19/13	Teranga Gold Corporation	Oromin Explorations Ltd.
05/31/13	New Gold Inc.	Rainy River Resources Ltd.
10/18/12	Riverstone Resources Inc.	Blue Gold Mining Inc.
10/15/12	Argonaut Gold Inc.	Prodigy Gold Incorporated
06/21/12	IAMGOLD Corporation	Trelawney Mining and Exploration Inc.
10/11/11	B2Gold Corp.	Auryx Gold Corp.
04/04/11	New Gold Inc.	Richfield Ventures Corp.
10/19/10	Argonaut Gold Inc.	Pediment Gold Corp.

Based on the multiples implied by the Proposed Transaction value divided by the Measured plus Indicated or Measured plus Indicated plus Inferred Resources publicly disclosed in each of these transactions and Petrie’s judgment on the comparability of each transaction versus the Contributed Assets, Petrie applied relevant transaction multiples to the Contributed Assets to calculate an implied Contributed Assets Value reference range.  Petrie applied transaction multiples ranging from $35.00 – $60.00 per Measured plus Indicated Resources and $25.00 – $55.00 per ounce of Measured plus Indicated plus Inferred Resources.  Based on the application of these transaction multiples, Petrie determined an implied Contributed Assets Value Reference Range of $27.5 to $55.0 million.

 Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Petrie. In connection with the review of the Proposed Transaction by the Board, Petrie performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Petrie’s opinion. In arriving at its fairness determination, Petrie considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Petrie made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses.  In addition, Petrie may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Petrie with respect to the actual value of the Company. No company utilized, or reviewed or considered, in the above analyses as a comparison is directly comparable to the Company, and no transaction utilized is directly comparable to the Proposed Transaction. Furthermore, Petrie’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and its advisors.

Petrie prepared these analyses solely for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the Contributed Assets Value to the Company. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Petrie’s analyses are inherently subject to substantial uncertainty, and Petrie assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by Petrie’s opinion committee.

The Contributed Assets Value pursuant to the Proposed Transaction documents was determined through arm’s-length negotiations between the Company and Royal and was approved by the Board. Petrie provided advice to the Board during these negotiations. Petrie did not, however, recommend any specific Contributed Assets Value to the Board or the Company or that any specific Contributed Assets Value constituted the only appropriate consideration for the Proposed Transaction. Petrie’s opinion to the Board was one of many factors taken into consideration by the Board in deciding to approve the Proposed Transaction.  Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the Contributed Assets Value or of whether the Board would have been willing to agree to different consideration.

Under the terms of Petrie’s engagement letter with the Board, Petrie provided the Board financial advisory services and a fairness opinion in connection with the Proposed Transaction.  Pursuant to the terms of its engagement letter, the Company has agreed to pay Petrie customary fees for its services in connection with its engagement, including a success fee which is payable to Petrie if the Proposed Transaction is consummated. Petrie also earned a fairness opinion fee of $250,000 upon delivery of its fairness opinion to the Board (and would have earned the opinion fee, regardless of the conclusion regarding fairness expressed in the opinion). As a result, the total compensation earned by Petrie prior to the date hereof is $250,000, which will be credited against Petrie’s success fee. In addition, the Board has agreed to reimburse Petrie for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Petrie and its affiliates and their respective directors, officers, employees, agents and controlling persons from and against certain liabilities and expenses arising out of its engagement and any related transaction.

The Board engaged Petrie to act as a financial advisor based on its qualifications, experience and reputation. Petrie is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive sales processes, private placements and other purposes.

THE JOINT VENTURE COMPANY; THE JOINT VENTURE COMPANY LLC AGREEMENT

Formation of the Joint Venture Company

In connection with, and as a condition to, the Closing in accordance with the Master Agreement, the Company will form the Joint Venture Company.  As contemplated by the Master Agreement, following the formation of the Joint Venture Company, in connection with, and as a condition to, the Closing in accordance with the Master Agreement, the Company will contribute to the Joint Venture Company the Contributed Assets at an agreed value of $45.7 million (i.e., the Contributed Assets Value).  In connection with, and as a condition to, the Closing in accordance with the Master Agreement, at Closing the Company and Royal Gold will enter into the Joint Venture Company LLC Agreement, the form of which was agreed to at the time the parties entered into the Master Agreement.

The Form of the Joint Venture Company LLC Agreement is attached as Annex B to this proxy statement.  We encourage you to read the entire Joint Venture Company LLC Agreement carefully because, together with the Master Agreement, they are the principal documents governing the Proposed Transaction.

The Joint Venture Company LLC Agreement

General

The Joint Venture Company LLC Agreement is the operating agreement for the Joint Venture Company that provides for understandings between the Members with respect to matters regarding ownership interests, governance, transfers of ownership interests and other operational matters.  CORE and Royal Gold have agreed to a form of the Joint Venture Company LLC Agreement in connection with entry into the Master Agreement.  In connection with, and as a condition to, the Closing following the formation of the Joint Venture Company, the Joint Venture Company LLC Agreement substantially in the form agreed to by CORE and Royal Gold will be executed and delivered.

Capital Contributions; Percentage Interests

CORE’s initial capital contribution to the Joint Venture Company will be provided in the form of the contribution of the Contributed Assets at the Contributed Assets Value.  At Closing, CORE’s percentage interest in the Joint Venture Company will equal 100%.

At Closing, Royal Gold, as an initial contribution to the Joint Venture Company, will contribute $5 million in cash (the “Royal Gold Initial Contribution”).  The Royal Gold Initial Contribution will be used by the Joint Venture Company to fund further exploration activities on the Tetlin Properties.  Following the Royal Gold Initial Contribution, Royal Gold’s percentage interest in the Joint Venture Company will equal 0%.

The Joint Venture Company LLC Agreement also provides Royal Gold with the right, but not the obligation, in its sole discretion, to earn a percentage interest in the Joint Venture Company up to a maximum of 40% by making additional contributions of capital up to the Joint Venture Company in an aggregate amount equal to $30 million (inclusive of the Royal Gold Initial Contribution) during the period beginning on the Closing Date and ending on October 31, 2018.  Other than the Royal Gold Initial Contribution at Closing, Royal Gold is not under any obligation to make additional capital contributions and there is no guarantee that Royal Gold will contribute any additional capital to the Joint Venture Company.  If Royal Gold does not make any additional capital contributions, and assuming there are no other new investors into the Joint Venture, CORE’s percentage interest in the Joint Venture Company would continue to be 100% and Royal Gold will be deemed to have resigned as a member of the Joint Venture Company effective as of October 31, 2018.

The table below sets forth the amount of additional capital contributions that Royal Gold has the right to make and the corresponding percentage interest in the Joint Venture Company that Royal Gold would receive if such additional capital is provided:

Joint Venture Member	Capital Contribution	Percentage Interest
Capital Accounts immediately following the Closing
CORE	$45.7 million (through contribution of Contributed Assets)	100%
Royal Gold	$0	0%
Phase I Earn-In Contributions
(Royal Gold will earn a 2% interest in the Joint Venture Company for each $1 million of additional capital contributed to the Joint Venture Company up to $5 million.)
Capital Accounts immediately following maximum Phase I Earn-In Contributions

CORE	$45.7 million	90%
	$10 million (inclusive of Royal Gold’s Initial Contribution)
Royal Gold		10%
Phase II Earn-In Contributions
(If Royal Gold funds the maximum Phase I Earn Contributions, then Royal Gold will earn a 1.5% interest in the
Joint Venture Company for each $1 million of additional capital contributed to the Joint Venture Company up to an additional $10 million.)
Capital Accounts immediately following maximum Phase II Earn-In Contributions

CORE	$45.7 million	75%
	$20 million (inclusive of Royal Gold’s Initial Contribution and Phase I Earn in Contribution)
Royal Gold		25%
Phase III Earn-In Contributions
(If Royal Gold funds the maximum Phase II Earn Contributions, then Royal Gold will earn a 1.5% interest in the
Joint Venture Company for each $1 million of additional capital contributed to the Joint Venture Company up to an additional $10 million.)
Capital Accounts immediately following maximum Phase III Earn-In Contributions

CORE	$45.7 million	60%
Royal Gold	$30 million (inclusive of Royal Gold’s Initial Contribution and Phase I and II Earn in Contribution)	40%

Management of the Joint Venture Company

The Joint Venture Company, upon formation, will establish the Management Committee to determine the overall policies, objectives, procedures, methods and actions of the Joint Venture Company.  The Management Committee will consist of one appointee designated by CORE and two appointees designated by Royal Gold.  If as of October 31, 2018, Royal Gold has not made additional capital contributions of at least $25 million in the Joint Venture Company, the Management Committee will be composed of two appointees designated by the member having the majority percentage interest in the Joint Venture Company and one appointee designated by the member having the minority percentage interest in the Joint Venture Company.  Appointees on the Management Committee are referred to as Designates.

The manager of the Joint Venture Company (the “Manager”) will be Royal Gold.  Except as expressly delegated to Manager, the Joint Venture Company LLC Agreement provides that the Management Committee has exclusive authority to determine all management matters related to the Company.

Each Designate on the Management Committee will be entitled to one vote.  Except for the list of specific actions noted below, in general the affirmative vote by a majority of Designates on the Management Committee will be required for action.  Certain major actions of the Management Committee will require the affirmative vote of all of the Designates on the Management Committee, including the following:

●
making any amendment to the Joint Venture Company LLC Agreement, admitting new members to the Joint Venture Company, adjusting the percentage interests of the members of the Joint Venture Company or accepting in-kind capital contributions, subject to certain exceptions;

●	appointing a replacement Manager following the resignation or removal of the Manager;
●	entering into any merger or other business combination involving the Joint Venture Company;
●	selling, exchanging, leasing, abandoning, mortgaging, pledging or otherwise disposing of or transferring assets of the Joint Venture Company in excess of agreed upon amounts;
●	terminating, or entering into any amendment, supplement or other modification to the Tetlin Lease, the estoppel agreement or stability agreement;
●	assigning any right or obligation of the Joint Venture Company under the Tetlin Lease;
●	abandoning or surrendering, any mining claim included in the properties of the Joint Venture Company;
●	determinations of fair market value for the purpose of the Joint Venture Company LLC Agreement;
●
amending agreed upon tax policies or tax elections, selection of accounting firms and preparation of tax returns, or taking any action that would cause the Joint Venture Company not to be recognized as a partnership for federal income and state tax purposes;

●	making, incurring, issuing or assuming any of certain expenditures or obligations in excess of agreed upon amounts.
●	entering into, materially amending or terminating any material contract of the Joint Venture Company (other than the Tetlin Lease), subject to certain exceptions;
●	requiring any member to contribute, advance, loan or provide a capital contribution, credit facility or other credit support;
●	bringing, defending or otherwise engaging in any actions legal proceedings or settlements in respect thereof, in excess of $100,000, unless according to an approved budget; and
●	engaging in any transaction with any member or an affiliate thereof, or entering into any material contract with a member or an affiliate thereof, subject to certain exceptions.

The Joint Venture Company LLC Agreement provides that the Management Committee meet at least two times per year.  The Management Committee is also permitted to act by written consent.

Manager of the Joint Venture Company

Royal Gold will be the Manager of the Joint Venture Company, initially, with overall management responsibility for operations of the Joint Venture Company through October 31, 2018, and thereafter provided Royal Gold earns at least a forty percent (40%) Percentage Interest, and will serve as Manager for such period or until such earlier time as it resigns.  The Manager will manage, direct and control the operation of the Joint Venture Company, and will discharge its duties in accordance with approved programs and budgets.  The Manager will implement the decisions of the Management Committee and will carry out the day-to-day-operations of the Joint Venture Company.

In addition, the Manager will have the following powers and duties:

●	manage, direct and control operations, including without limitation to market and sell products;
●	implement decisions of the Management Committee;
●	purchase all material and supplies required for operations;
●	conduct title examinations and cure any title defects;
●	make all payments required by leases, licenses, permits, contracts and other agreements;
●	apply for necessary permits, licenses and approvals and comply with applicable federal, state, and local laws and regulations;
●	prosecute and defend, but not initiate without the consent of the Management Committee, all litigation or administrative proceedings arising out of operations;
●	obtain insurance for the benefit of the Joint Venture Company;
●	perform all work required by law to maintain mining claims;
●	keep and maintain all required accounting and financial records;
●	prepare an environmental compliance plan for all operations;
●	manage the performance of obligations after operations on an area of the Property have ceased, whether before or after dissolution of the Joint Venture Company;
●	establish a technical committee with experience and expertise to advise the Manager in matters of exploration and development; and
●	handle communications between the Joint Venture Company and its contractors.

Transfers of Membership Interests

Both the Company and Royal Gold will have the right to transfer each of their respective interests to a third party, subject to certain terms and conditions in the Joint Venture Company LLC Agreement.  If either Member intends to transfer all or part of its interest to a bona fide third party, the other Member will have the right to require the transferring Member to include in the intended transfer the other Member’s proportionate share of membership interests at the same purchase price and terms and conditions.

Drag Along Right

If Royal Gold funds its full $30 million investment, it will receive a 40% interest in the Joint Venture Company, and the Company will retain a 60% interest in the Joint Venture Company.  Once Royal Gold has earned a 40% interest in the Joint Venture Company, it has the option to require the Company to sell an additional 20% of the Company’s interest in the Joint Venture Company in a sale of Royal Gold’s entire interest to a bona fide third party purchaser.  The Company will be obligated to sell its interest to a bona fide third party on the same terms and conditions as the interest being sold by Royal Gold.

Other Material Provisions

Area of Interest

The Company and Royal Gold have agreed to an area of interest comprised of a three-mile radius around the exterior boundaries of the Tetlin Properties as described on Exhibit A to the Joint Venture Company LLC Agreement (the “Area of Interest”).  During the term of the Joint Venture Company LLC Agreement, any interest or right to acquire an interest (including a royalty interest) within the Area of Interest is subject to the terms of the Joint Venture Company LLC Agreement.  Upon election of the non-acquiring Member to participate for its proportionate share of the acquisition, the property will become a property of the Joint Venture Company.  In addition, any resigning, forfeiting or transferring member may not directly or indirectly acquire any interest in properties within the Area of Interest for twenty-four (24) months after the effective date of such resignation, forfeiture or transfer.

Dilution Provisions

On the earlier of October 31, 2018 or such time as Royal Gold has earned a 40% interest in the Joint Venture Company, the Members will be required to contribute funds to approved programs and budgets in proportion to their respective percentage interests in the Joint Venture Company.  If a Member elects not to contribute to an approved program and budget or elects to contribute less than its proportionate interest, its percentage interest will be recalculated by dividing (i) the sum of (a) the value of its initial contribution plus (b) the total of all of its capital contributions plus (c) the amount of the capital contribution it elects to fund, by (ii) the sum of (a), (b) and (c) above for both Members multiplied by 100.

If at the time of any capital contribution a Member’s percentage interest becomes less than 5%, the other Member has the right to buy out the remaining membership interest.

PROPOSAL 1
APPROVAL OF THE PROPOSED TRANSACTION

As discussed in this proxy statement, the Company and its Board of Directors is asking the CORE stockholders to approve the Proposed Transaction pursuant to the terms of the Transaction Documents. You should read carefully this proxy statement in its entirety for more detailed information concerning the Master Agreement and the Joint Venture Company LLC Agreement, which are attached as Annex A and Annex B, respectively, to this proxy statement.  Please see the sections entitled “The Proposed Transaction,” “The Master Agreement” and “The Joint Venture Company; the Joint Venture Company LLC Agreement” for additional information and a summary of the material terms of the Proposed Transaction, the Master Agreement and the Joint Venture Company LLC Agreement. You are urged to read carefully the entire Master Agreement and the form of Joint Venture Company LLC Agreement included as Annex A and Annex B, respectively before voting on this proposal. Approval of this proposal is a condition to the completion of the Proposed Transaction.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE PROPOSED TRANSACTION.

PROPOSAL 2
ELECTION OF DIRECTORS

At the Annual Meeting, we will present the nominees named below and recommend that they be elected to serve as directors until the next annual stockholders meeting or until their successors are duly elected and qualified.  Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Your proxy will be voted for the election of the three nominees named below unless you give instructions to the contrary.  Your proxy cannot be voted for a greater number of persons than the number of nominees named.

Nominees

Presented below is a description of certain biographical information, occupations and business experience for the past five years of each person nominated to become a director.  Three directors are to be elected at the Annual Meeting.  All nominees are current directors standing for reelection to the Board.  If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly.  The Board is unaware of any circumstances likely to render any nominee unavailable.  Directors of the Company hold office until the next annual stockholders meeting, until successors are elected and qualified or until their earlier resignation or removal.

On September 15, 2010, the Company’s Board of Directors established a Nominating Committee to recommend nominees for director to the Board and to insure that such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines.  Additionally, the Nominating Committee reviews the qualifications of existing Board members before they are nominated for re-election to the Board.  Once nominees are selected, the Board determines which nominees are presented to the Company’s stockholders for final approval.

Each Board member other than Brad Juneau is an independent director.  The Board will also consider nominees recommended by stockholders.  The Company’s Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders.  The procedures include a requirement that notices regarding a person’s nomination be received in writing from the stockholder and by the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.  Moreover, the notice must include such nominee’s written consent to be named in the Company’s Proxy Statement and to serve if elected.  Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines and (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder.  Minimum qualifications include extensive business experience, a solid understanding of financial statements and a reputation for integrity.  Each nominee below has been recommended by the Nominating Committee.

			Director
Name	Age	Position	Since
Brad Juneau	54	Chairman, President and	2012
		Chief Executive Officer
Joseph S. Compofelice	65	Director	2010
Joseph G. Greenberg	53	Director	2010

Brad Juneau.  Mr. Juneau is co-founder of the Company and was appointed President, Chief Executive Officer and a director of the Company in August 2012 after the Company’s co-founder, Mr. Kenneth R. Peak, received a medical leave of absence.  In April 2013, Mr. Juneau was elected Chairman.  Mr. Juneau is the sole manager of the general partner of JEX, a company involved in the exploration and production of oil and natural gas.  JEX has entered into a number of agreements and arrangements with the Company which are described under "Certain Relationships and Related Transactions". Prior to forming JEX, Mr. Juneau served as senior vice president of exploration for Zilkha Energy Company from 1987 to 1998. Prior to joining Zilkha Energy Company, Mr. Juneau served as staff petroleum engineer with Texas International Company for three years, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with Enserch Corporation in Oklahoma City. Mr. Juneau holds a Bachelor of Science degree in Petroleum Engineering from Louisiana State University.  Mr. Juneau previously served as a director of Contango Oil & Gas Company from April 2012 to March 2014.

Joseph S. Compofelice.  Mr. Compofelice has been a director of the Company since its inception.  Since January 2014, Mr. Compofelice has been an operating partner of White Deer Energy, an energy focused private equity fund.  Mr. Compofelice has served as Managing Director of Houston Capital Advisors, a boutique financial advisory, mergers and acquisitions investment service since January 2004.  Mr. Compofelice served as Chairman of the Board of Trico Marine Service, a provider of marine support vessels serving the international natural gas and oil industry, from 2004 to 2010 and as its Chief Executive Officer from 2007 to 2010.  Mr. Compofelice was President and Chief Executive Officer of Aquilex Services Corp., a service and equipment provider to the power generation industry, from October 2001 to October 2003. From February 1998 to October 2000 he was Chairman and CEO of CompX International Inc., a provider of components to the office furniture, computer and transportation industries.  From March 1994 to May 1998 he was Chief Financial Officer of NL Industries, a chemical producer, Titanium Metals Corporation, a metal producer and Tremont Corp.  Mr. Compofelice received his Bachelor of Science degree at California State University at Los Angeles and his Masters of Business Administration at Pepperdine University.

Joseph G. Greenberg.  Mr. Greenberg has been a director of the Company since its inception.  Mr. Greenberg is founder and President of Alta Resources, L.L.C., an oil and natural gas exploration company.  Prior to founding Alta Resources in 1999, Mr. Greenberg worked as an exploration geologist for Shell Oil Company and Edge Petroleum Company.  Mr. Greenberg received a Bachelor of Science degree in Geology and Geophysics from Yale University in 1983, and a Masters in Geological Sciences from the University of Texas at Austin in 1986. He has over twenty-eight years of diversified experience in domestic oil and gas exploration.

All directors and nominees for director of the Company are United States citizens.  There are no family relationships between any of our directors or executive officers.

CORPORATE GOVERNANCE

We believe that good corporate governance is important to assure that the Company is managed for the long term benefit of its stockholders.  The Board and management of the Company are committed to good business practices, transparency in financial reporting and the highest level of corporate governance and ethics.  The Board has specifically reviewed the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”) and applicable listing standards and rules to maintain its standards of good corporate governance.

The Board has reaffirmed existing policies and initiated actions adopting policies consistent with new rules and listing standards.  In particular, we have:

●	Established an Audit Committee consisting solely of independent directors.

●	Adopted a formal Audit Committee Charter in September 2010, a copy of which is available on the Company’s website at www.contangoore.com.

●	Empowered the Audit Committee to engage independent auditors.

●	Provided the Audit Committee with access to independent auditors and legal counsel.

●
Adopted a Code of Ethics that satisfies the definition of “code of ethics” under the rules and regulations of the SEC, a copy of which is available on the Company’s website.  The Code of Ethics applies to all of the Company’s employees, including its principal executive officer, principal financial officer, and principal accounting officer.

●	Adopted a formal whistleblower protection policy.

●	Adopted a formal process for stockholders to communicate with the independent directors.

●	Adopted a formal Nominating Committee Charter in September 2010, a copy of which is available on the Company’s website at www.contangoore.com.

●	Prohibited personal loans to officers and directors.

●	Taken appropriate Board and management action to achieve timely compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding controls and procedures over financial reporting.

●	Adopted a formal Compensation Committee Charter in September 2010, a copy of which is available on the Company's website at www.contangoore.com.

Independence. After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Juneau, is “independent” as that concept is defined by the listing standards of the New York Stock Exchange and the applicable rules of the SEC.  Mr. Juneau is an executive officer of the Company and, therefore, the Board has concluded that Mr. Juneau is not an independent director.

Corporate Authority & Responsibility. All corporate authority resides in the Board, as the representative of the stockholders.  Authority is delegated to management by the Board in order to implement the Company’s mission pursuant to Delaware law and our bylaws.  Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services.  The independent members of the Board retain responsibility for selection, evaluation and the determination of compensation of the chief executive officer of the Company, oversight of the succession plan, approval of the annual budget, assurance of adequate systems, procedures and controls, and all matters of corporate governance.  Members of the Board of Directors are kept informed of the Company’s business through discussions with Mr. Juneau and with key members of senior management, by reviewing materials provided to them and by participating in Board and committee meetings.  Each Board member other than Mr. Juneau is independent.  Additionally, the Board provides advice and counsel to senior management.

Compensation of Directors. None of the Board members has received cash compensation since the founding of the Company.  During the fiscal year ended June 30, 2014, each outside director of the Company received 15,000 shares of restricted Common Stock in December 2013, which vest over two years, beginning with one-third vesting on the date of grant.  There were no other payments for meetings attended or being chairman of a committee.  Compensation of directors is determined by Mr. Juneau and the independent directors.  Directors who are also employees of the Company do not receive compensation for serving as a director or as a member of a committee of the Board of Directors.  All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors.

Director Compensation Table.  The following table sets forth the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2014:

				All
	Fees earned	Stock	Option	Other
	or paid	Awards	Awards	Compensation
Name	in cash ($)	($) (2)	($) (3)	($) (4)	Total ($)

Joseph S. Compofelice	-	86,416	63,598	-	150,014

Joseph G. Greenberg	-	86,416	63,598	-	150,014

(1)
Brad Juneau, the Company’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and the compensation Mr. Juneau received as an employee of the Company is shown in the Summary Compensation Table.  In addition, JEX retained certain overriding royalty rights in the properties of the Company acquired prior to September 29, 2014 as described below in "Certain Relationships and Related Transactions".

(2)
The amounts shown represent expense recognized in the consolidated financial statements contained in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2014 (“2014 Consolidated Financial Statements”) related to restricted stock awards granted to non-employee directors, excluding any assumptions for future forfeitures.  There were no actual forfeitures of non-employee director restricted stock awards in fiscal year 2013. These restricted stock awards were granted in November 2010 and December 2013.  Of the restricted stock awards granted in November 2010, one-third of the shares granted vested in November 2011, the one-year anniversary of the date the shares were granted; one-third vested in November 2012 and one-third vested in November 2013.  Of the restricted stock awards granted in December 2013, one-third of the shares granted vested on the date the shares were granted; one-third will vest in December 2014 and one-third will vest in December 2015.

(3)
The amounts shown represent expense recognized in the 2014 Consolidated Financial Statements related to stock option awards granted to non-employee directors during the fiscal years ended June 30, 2013 and 2012.  No option awards were granted to non-employee directors during fiscal year 2014.  The option awards vest earlier than the scheduled vesting term upon a change in control of the Company.

(4)
The Company did not pay a cash salary, have non-equity incentive plan compensation, have any type of deferred compensation program, or pay any other form of compensation to its non-employee directors in fiscal year 2014.

Board Size. We believe smaller to mid-size boards are more cohesive, work better together and tend to be more effective monitors than larger boards.  Our Bylaws currently provide for at least three and not more than seven directors.

Annual Election of Directors. In order to create greater alignment between the Board’s and our stockholders’ interests and to promote greater accountability to the stockholders, directors are elected annually.

Meetings. Our Board has meetings as necessary.  During the fiscal year ended June 30, 2014, the Board held six meetings.  During the fiscal year ended June 30, 2014, the Board passed resolutions by unanimous written consent on one occasion.  All of our Board members attended 100% of all Board, applicable committee meetings and the Company’s 2013 annual meeting.  We encourage our Board to attend our annual meeting of stockholders.

Committee Structure. It is the general policy of the Company that the Board as a whole will consider all major decisions.  The committee structure of the Board includes the Audit Committee, the Compensation Committee, and the Nominating Committee.  The Board may form other committees as it determines appropriate.  A copy of the charter for each committee is available to any stockholder who requests a copy by delivering written notice to Contango ORE, Inc., 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098.  The charter for each committee is also available on our website at www.contangoore.com.

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.  The Audit Committee recommends the appointment of independent public accountants to conduct audits of our financial statements, reviews with the accountants our quarterly and annual financial statements and the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants.  The Audit Committee also reviews the scope and adequacy of our system of internal controls and procedures over financial reporting and oversees compliance with our Code of Ethics.  Members of the Audit Committee are Messrs. Compofelice (Committee Chairman) and Greenberg.  Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards and the applicable rules of the SEC.  The Audit Committee met formally four times during the fiscal year ended June 30, 2014.  The Board has determined that Mr. Compofelice is an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee.  The Compensation Committee was created by the Board for the purpose of administering the Equity Plan and the compensation for the Chief Executive Officer.  Additionally, the Compensation Committee determines which executive officers and other employees may receive stock options, stock units, stock awards, stock appreciative rights and other stock based awards and the amounts of such stock based awards.  Members of the Compensation Committee are Messrs. Compofelice (Committee Chairman) and Greenberg.  Each member of the Compensation Committee is an “outside director” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is “independent” as defined in the applicable rules of the SEC.  The Compensation Committee met formally two times during the fiscal year ended June 30, 2014.

Nominating Committee.  The Nominating Committee was created by the Board for the purpose of overseeing the identification, evaluation and selection of qualified candidates for appointment or election to the Board.  The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors of the Company, taking into account that the Board as a whole shall have competency in industry knowledge, accounting and finance, and business judgment.  While the Company does not have a formal diversity policy, the Nominating Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity.  Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company.  The Nominating Committee shall give the same consideration to candidates for director nominees recommended by Company stockholders as those candidates recommended by others.  Members of the Nominating Committee are Messrs. Greenberg (Committee Chairman) and Compofelice.  Each member of the Nominating Committee is independent as independence for nominating committee members is defined in the applicable listing standards and the applicable rules of the SEC.  The Nominating Committee met formally once during the fiscal year ended June 30, 2014.

Board Leadership Structure.  The Board of Directors has elected Mr. Juneau as both Chairman and Chief Executive Officer for a number of reasons. Mr. Juneau is a co-founder of the Company and, through JEX, initially acquired the Tetlin Leased Property from the Village of Tetlin.  Furthermore, we believe that the advantages of having a single Chief Executive Officer and Chairman with extensive knowledge of our Company outweigh potential disadvantages.  The Board has chosen the combined CEO and Chairman role because it provides an effective balance between management of the Company and non-employee director participation in our Board process and because of Mr. Juneau’s knowledge of and experience in our operations.

Risk Oversight.  We administer our risk oversight function through our Audit Committee and our Compensation Committee as well as through our Board as a whole.  Our Audit Committee is empowered to appoint and oversee our independent registered public accounting firm, monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management, our internal auditing department and our Board.  Our Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements.

More information about the Company’s corporate governance practices and procedures is available on the Company’s website at www.contangoore.com.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES AS
DIRECTORS OF CORE, TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR
UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

PROPOSAL 3
RATIFICATION OF THE SELECTION OF OUR AUDITORS

On December 1, 2014, UHY LLP informed the Company that effective on that date, its Texas practice had been acquired by BDO USA, LLP. As a result of the transaction, the Board has appointed BDO USA, LLP, independent public accountants, for the examination of the accounts and audit of our financial statements for the fiscal year ending June 30, 2015. UHY LLP served in such capacity for the fiscal year ended June 30, 2014.  At the Annual Meeting, the Board will present a proposal to the stockholders to approve and ratify the engagement of BDO USA, LLP.  The Board expects that representatives of BDO USA, LLP will be present and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions.  The Audit Committee will consider the failure to ratify its selection of BDO USA, LLP as independent public accountants as a direction to select other auditors for the fiscal year ending June 30, 2015.

Fees

Aggregate fees for professional services rendered to us by UHY LLP for the years ended June 30, 2014 and 2013 were:

	Year ended June 30,
Category of Service	2014	2013
Audit Fees	$57,403	$66,631
Audit-Related Fees	-	-
Tax Fees	-	-
All Other	-	-
	$57,403	$66,631

The Audit Fees for the years ended June 30, 2014 and 2013 were for professional services rendered in connection with the audit of the Company’s consolidated financial statements for the years ended June 30, 2014 and 2013, issuance of consents, quarterly reviews and review of documents filed with the SEC.

There are no other fees for services rendered to us by UHY LLP.  UHY LLP did not provide to us any financial information systems design or implementation services during fiscal year ended June 30, 2014.

Audit Committee Pre-Approval Policies and Procedures

All of the 2014 audit services provided by UHY LLP were approved by the Audit Committee.

The Audit Committee has established pre-approval policies and procedures related to the provision of audit and non-audit services.  Under these procedures, the Audit Committee selects and appoints outside auditors, considers the independence and effectiveness of the outside auditors, approves the fees and other compensation to be paid to the outside auditors and is responsible for oversight of the outside auditors and reviews any revisions to the estimates of audit and non-audit fees initially approved.  The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee.  The Audit Committee receives the written disclosures required by generally accepted auditing standards.  The Audit Committee annually requires the outside auditors to provide the Audit Committee with a written statement delineating all relationships between the outside auditors and the Company.  The Audit Committee actively engages in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors.  The Audit Committee recommends that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence.  The scope of services and fees are required to be compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP
 AS INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and to express their views on such compensation.  We welcome the opportunity to give our stockholders an opportunity to vote on executive compensation at the Annual Meeting.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and our philosophy, policies and practices as described in this Proxy Statement.  We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2015 Annual Meeting of Stockholders.

We recognize that executive compensation is an important matter for our stockholders.  Stockholders are encouraged to read the “Executive Compensation” section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Text of the Resolution to be Adopted

As a matter of good corporate governance and in accordance with Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Contango ORE, Inc. (the “Company”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Executive Compensation section, the 2014 Summary Compensation Table and the other related tables and disclosure in the Company’s Proxy Statement for the 2014 Annual Meeting of the Stockholders of the Company.”

As an advisory vote, this proposal is not binding on the Board or the Compensation Committee.  Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote in its ongoing evaluation of the Company’s executive compensation program and when making future compensation decisions for executive officers.  In particular, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL , ON AN
 ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 5
ADJOURNMENT OF THE MEETING

If we fail to receive a sufficient number of votes in favor of the other proposals being considered at the Annual Meeting, we may propose to adjourn the Annual Meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve the proposals. We currently do not intend to propose adjournment of the Annual Meeting if there are sufficient votes to approve the Proposed Transaction.

The proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Annual Meeting, regardless of whether there is a quorum.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO
ADJOURN THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT
ADDITIONAL PROXIES.

OTHER INFORMATION

Executive Officers

The following sets forth the names, ages and positions of our executive officers together with certain biographical information as of the date of this filing:

Name	Age	Position
Brad Juneau	54	Chairman, President and Chief Executive Officer
Leah Gaines(1)	38	Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary

(1)
Ms. Gaines was appointed Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary on October 1, 2013, upon the resignation of Mr. Sergio Castro, our former Vice President, Chief Financial Officer, Treasurer and Secretary, and Ms. Yaroslava Makalskaya, our former Vice President, Chief Accounting Officer and Controller.

Brad Juneau.  Mr. Juneau is co-founder of the Company and was appointed President, Chief Executive Officer and a director of the Company in August 2012 after the Company’s co-founder, Mr. Kenneth R. Peak, received a medical leave of absence.  In April 2013, Mr. Juneau was elected Chairman.  Mr. Juneau is the sole manager of the general partner of JEX.  JEX has entered into a number of agreements and arrangements with the Company which are described under "Certain Relationships and Related Transactions". Prior to forming JEX, Mr. Juneau served as senior vice president of exploration for Zilkha Energy Company from 1987 to 1998. Prior to joining Zilkha Energy Company, Mr. Juneau served as staff petroleum engineer with Texas International Company for three years, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with Enserch Corporation in Oklahoma City. Mr. Juneau holds a Bachelor of Science degree in Petroleum Engineering from Louisiana State University.  Mr. Juneau previously served as a director of Contango Oil & Gas Company from April 2012 to March 2014.

Leah Gaines.  Ms. Gaines was appointed as the Company’s Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary on October 1, 2013.  Ms. Gaines has also served as Vice President and Chief Financial Officer of JEX since October 2010.  Prior to joining JEX, she served as the Controller for Beryl Oil and Gas, LP and Beryl Resources LP from July 2007 to December 2009.  From April 2006 to July 2007, Ms. Gaines held the position of Financial Reporting Manager at SPN Resources, a division of Superior Energy Services.  From 2003 to 2006, Ms. Gaines was a Principal Accountant at El Paso Corporation in its Power Asset division from 2001 to 2003.  Prior to that, Ms. Gaines worked at Deloitte and Touche, LLP for three years as a Senior Auditor.  Ms. Gaines graduated Magna Cum Laude from Angelo State University with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant with over sixteen years of experience.

Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier resignation or removal.  All executive officers of the Company are United States citizens.  There are no family relationships between any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers.

Overview of 2014 fiscal year Performance and Compensation. We are engaged in the exploration in the State of Alaska for gold ore and associated minerals.  During the fiscal year ended June 30, 2014, the Company completed the analysis of its 2013 exploration program  that included drilling 14,349 meters in 69 core holes in the Peak zone and in our greater Chief Danny prospect.  We also conducted baseline water quality sampling, cultural resource assessments, wetlands mapping, acid rock drainage tests and preliminary metallurgical tests.  The Company also initiated a strategic review of its business which has resulted in execution of the Master Agreement and seeking stockholder approval of the Proposed Transaction.

Philosophy. The Company is an exploration stage organization without any source of revenue.  It currently has three part-time employees.  The Company will not pay any salaries or other benefits to its executive employees for the foreseeable future and until such time as the business of the Company may require cash compensation.  The Company has implemented an equity compensation program for its executive officers that will provide an incentive for such officers to achieve the Company’s business objectives.

Objectives.  We compete with a variety of companies and organizations to hire and retain individual talent.  As a result, the primary goal of our compensation program is to help us attract, motivate and retain the best people possible.  We implement this philosophy by:

●	encouraging, recognizing and rewarding outstanding performance;
●	recognizing and rewarding individuals for their experience, expertise, level of responsibility, leadership, individual accomplishment and other contributions to us; and
●	recognizing and rewarding individuals for work that helps increase our value.

We use executive compensation to align our executive officers’ goals with our mission, business strategy, values and culture.

Market Compensation Data.  The Company has selected a list of five peer companies (the “Peer Group”), all of which are very small companies in the mining industry.  These companies share relevant business risk and financial factors such as revenue, market capital, net income, and total assets.  Companies similar in size but in unrelated industries are not included because the Company typically does not hire executives from such companies, nor would the Company be likely to lose executives to such companies:

●	Kaminak Gold Corp.
●	ATAC Resources Ltd.
●	Pilot Gold Inc.
●	Corvus Gold
●	Freegold Ventures

Components of Senior Executive Compensation.  The primary element of annual compensation for senior executives is the granting of equity awards in the form of restricted stock and stock options.  Compensation for each senior executive is designed to align the executive’s incentives with the long-term interests of the Company’s stockholders.  The Company only has three current part-time employees and as a result, our executives are required to manage a number of different responsibilities and projects.  The Company predominantly grants equity awards to create incentives for future performance.  Executives receive equity awards to align their interests with our stockholders’ interests and for working toward the long-term success of the Company.

Equity Awards. The Company’s equity compensation program includes two forms of long-term incentives: restricted stock and stock options.  Award size and frequency are based on each executive’s demonstrated level of performance and Company performance over time.  All awards shall be made by the Compensation Committee.  The Compensation Committee reviews award levels from time to time but at least annually.  In making individual awards, the Compensation Committee considers industry practices, the performance of each executive, the performance of the Company, the value of the executive’s previous awards and the Company’s views on executive retention and succession.  In September 2013, Mr. Sergio Castro, our former Vice President, Chief Financial Officer, Treasurer and Secretary and Ms. Yaroslava Makalskaya our former Vice President, Controller and Chief Accounting Officer were each granted stock options to acquire 15,000 shares of Common Stock, respectively.  These options have an exercise price of $10.01 and vested immediately upon grant.  In September 2013, Ms. Gaines was also granted stock options to acquire 15,000 shares of Common Stock with an exercise price of $10.01.  Ms. Gaines options vest over two years, beginning with one-third vesting on the date of grant.  In December 2013, the Company granted Mr. Juneau 35,000 shares of restricted Common Stock, which vest over two years, beginning with one third vesting on the date of grant.  On November 12, 2014, the Company granted Ms. Gaines 15,000 shares of restricted Common Stock, which vests over two years, beginning with one third vesting on the date of grant.

As of the record date, the Company had 5,571,871 fully diluted shares.

Equity Award Mechanics. On September 15, 2010, the Board adopted the Equity Plan.  Awards typically fall into two categories: annual awards and new hire and promotion awards.  New hire and promotion awards are made on the date of hire or promotion, and annual awards are made in June.  From time to time the Board of Directors may make grants at other times in connection with employee retention.

All stock option awards have a per share exercise price equal to the closing price of our Common Stock on the grant date. Stock option awards and restricted stock awards vest upon the passage of time. The Board of Directors has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information.  Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates.

Deferred Compensation and Retirement Plans.  The Company does not have a deferred compensation program, pension benefits, a retirement plan, or any sort of post retirement healthcare plan.

Perquisites and Other Benefits. The Company does not have any perquisites or employee benefit plans, such as medical, dental, group life and disability insurance.

Regulatory Considerations.  It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Code.  Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1.0 million in any one year.  Under Section 162(m), the Company may deduct compensation in excess of $1.0 million if it qualifies as “performance-based compensation”, as defined in Section 162(m).  While the Company does not design its compensation programs for tax purposes, in general, the Incentive Plan and the 2009 Plan are designed to allow awards and grants to be eligible for deductibility under Section 162(m).

Employment and Severance Agreements. We have no employment or severance agreement with any executive officer.

Compensation Risk Management. The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not.  None of our officers has received cash compensation since the founding of the Company.  The Compensation Committee believes that our equity-based awards program appropriately balances risk and the desire to focus executives on specific goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking.  In addition, the Compensation Committee believes that our current equity-based awards program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding risks that could threaten our growth and stability.

Other Compensation Arrangements.  Mr. Juneau was appointed the President and Chief Executive Officer of the Company in August 2012 and in April 2013, Mr. Juneau was elected Chairman.  Mr. Juneau is the sole manager of the general partner of JEX which has entered into a number of agreements and arrangements with the Company. These agreements and arrangements are described under "Certain Relationships and Related Transactions" and have been approved by the Audit Committee of the Company. Mr. Juneau is not directly compensated by the Company for serving as Chairman, President and Chief Executive Officer.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information concerning compensation of the principal executive officer (“PEO”), the principal financial officer (“PFO”), and up to two of the most highly compensated executive officers (other than the PEO and PFO) who earned at least $100,000 for the fiscal years ended June 30, 2014, 2013 and 2012 (collectively, the “Named Executive Officers”).

			Restricted		All Other
			Stock	Option	Compen-
	Fiscal	Salary	Awards	Awards	sation	Total
Name and Principal Position(s)	Year	($) (2)	($) (3)	($) (3)	($) (2)	($)
Brad Juneau (1)	2014	-	183,955	128,000	-	311,955
Chairman, President and	2013	-	200,767	-	-	200,767
Chief Executive Officer

Leah Gaines	2014	-	-	37,802	-	37,802
Vice President, Chief Financial	2013	-	-	-	-	-
Officer, Treasurer and Secretary	2012	-	-	-	-	-

Sergio Castro (4)	2014	-	7,581	59,100	-	66,681
Former Vice President, Chief	2013	-	18,194	142,322	-	160,516
Financial Officer, Treasurer and Secretary	2012	-	18,194	16,453	-	34,647

Yaroslava Makalskaya (4)	2014	-	7,581	59,100	-	66,681
Former Vice President, Chief	2013	-	18,194	142,322	-	160,516
Accounting Officer, and Controller	2012	-	18,194	16,453	-	34,647

Kenneth R. Peak (5)	2014	-	-	-	-	-
Former Chairman and Chief	2013	-	51,552	276,308	-	327,860
Executive Officer	2012	-	36,389	28,875	-	65,264

(1)	Mr. Juneau was appointed President and Chief Executive Officer and director of the Company in August 2012.

(2)
The Company did not pay a cash salary, have non-equity incentive plan compensation, have a deferred compensation program, or pay any other form of compensation to its Named Executive Officers in fiscal years 2014, 2013 or 2012.

(3)
These amounts do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2014, 2013 and 2012 Consolidated Financial Statements that relate to restricted stock and stock option awards, excluding any assumption for future forfeitures.  The assumptions used to calculate the expense amounts shown for restricted stock and stock options granted are set forth in Note 10 to the 2014 Consolidated Financial Statements.

(4)	As of October 1, 2013, Mr. Castro and Ms. Makalskaya are no longer executive officers of the Company.

(5)	Mr. Peak received a medical leave of absence from the Company beginning August 2012 and passed away in April 2013.

The Summary Compensation Table should be read in conjunction with the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives.

Grants of Plan-Based Awards Table

	Option Awards
Name	Number Granted	Month Granted	Exercise Price
Brad Juneau	75,000	December 2012	$10.00
Sergio Castro	15,000	September 2013	$10.01
Yaroslava Makalskaya	15,000	September 2013	$10.01
Leah Gaines	15,000	September 2013	$10.01

On November 12, 2014, two employees of the Company were granted an aggregate of 27,000 shares of restricted Common Stock of the Company.  The restricted stock vests over two years, beginning with one third vesting on the date of grant.

Potential Payments Upon Termination or a Change in Control

In December 2013, the Company amended its Incentive Stock Option Agreements with its executives and non-employee directors to include automatic vesting of stock options upon a Change of Control (as defined in the Equity Plan) of the Company.  These terms are intended to encourage the executives and directors to remain with the Company through a strategic transaction while reducing employee uncertainty and distraction in the period leading up to any such event.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information concerning outstanding equity awards for each Named Executive Officer as of June 30, 2014:

Stock Awards (1)
Equity incentive
plan awards:
			Equity incentive	Market or
			plan awards:	payout
	Stock Awards		Number of	value of
	Number of		unearned	unearned
	shares	Market value of	shares,	shares, units or
	or units of stock	shares or units	units or other	other rights that
	that have not	of stock that have	rights that have	have not vested
Name	vested (#)	not vested ($)	not vested (#)	($)

Brad Juneau	23,333	256,663	—	—

Leah Gaines(2)	—	—	—	—

Sergio Castro (3)	—	—	—	—

Yaroslava Makalskaya (3)	—	—	—	—

(1)
Represents restricted stock granted in December 2013. The restricted stock vest in three equal parts starting in December 2013, and fully vest in December 2015.  The values contained in the third column were calculated by multiplying the number of shares by $11, which was the closing price of the Company's common stock on the last trading day of the fiscal year ended June 30, 2014.

(2)	On November 12, 2014, the Company granted Ms. Gaines 15,000 shares of restricted Common Stock, which vests over two years, beginning with one third vesting on the date of grant.

(3)	As of October 1, 2013, Mr. Castro and Ms. Makalskaya are no longer executive officers of the Company.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exerciseable	Unexerciseable	Price ($)	Date

Brad Juneau	50,000	25,000	$ 10.00	12/07/17	(3)

Leah Gaines	5,000	10,000	$ 10.01	09/25/18	(5)

Sergio Castro (6)	7,500	-	$ 12.75	09/15/16	(1)
	15,000	-	$ 10.00	07/03/17	(2)
	15,000	-	$ 10.00	06/28/18	(4)
	15,000	-	$ 10.01	09/25/18	(5)

Yaroslava Makalskaya (6)	7,500	-	$ 12.75	09/15/16	(1)
	15,000	-	$ 10.00	07/03/17	(2)
	15,000	-	$ 10.00	06/28/18	(4)
	15,000	-	$ 10.01	09/25/18	(5)

(1)	Represents stock option awards granted on September 15, 2011. These stock options vest over two years beginning on September 15, 2011, the date of the grant.

(2)	Represents stock option awards granted on July 3, 2012. These stock options vest over two years beginning on July 3, 2012, the date of the grant.

(3)	Represents stock option awards granted on December 7, 2012. These stock options vest over two years beginning on December 7, 2012, the date of the grant.

(4)	Represents stock option awards granted on June 28, 2013. These stock options vested immediately on June 28, 2013, the date of the grant.

(5)
Represents stock option awards granted in September 25, 2013. The stock options granted to Ms. Gaines vest over two years beginning on September 25, 2013, the date of the grant.  The stock options granted to Mr. Castro and Ms. Makalskaya vested immediately on September 25, 2013, the date of the grant.

(6)
As of October 1, 2013, Mr. Castro and Ms. Makalskaya are no longer executive officers of the Company. On June 28, 2013 the Compensation Committee elected to immediately vest all of the stock option awards of Mr. Castro and Ms. Makalskaya.

Option Exercises, Sales and Stock Vested

The following table sets forth certain information concerning vesting of restricted stock for each Named Executive Officer during the fiscal year ended June 30, 2014:

	Number of Shares	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting ($) (1)

Brad Juneau (2)	11,667	116,670

Leah Gaines	—	—

Sergio Castro (3)	3,913	41,087

Yaroslava Makalskaya (3)	3,913	41,087

(1)	The value realized on vesting is the closing market price of the Common Stock on the date of vesting, multiplied by the number of shares vested.

(2)	The closing market price on the date of vesting was $11.00 for restricted stock granted to Mr. Juneau.

(3)
The closing market price on the date of vesting $10.50 for restricted stock granted to Mr. Castro and Ms. Makalskaya.  As of October 1, 2013, Mr. Castro and Ms. Makalskaya are no longer executive officers of the Company.

Equity Compensation Plans and Other Compensation Arrangements

The following table provides information as of June 30, 2014 regarding our Common Stock that may be issued upon the exercise of stock options and warrants.

Number of securities
remaining available
for future
	Number of securities		issuance under
	to	Weighted-	equity compensation
	be issued upon	average	plans
	exercise	exercise price of	(excluding securities
	of outstanding	outstanding	reflected in column
Plan Category	options	options	(b))

2010 Equity Compensation Plan -
approved by security holders	445,000	$ 10.41	366,094

Equity compensation plans
not approved by security holders	—	—	—

Under the 2010 Equity Compensation Plan, the Compensation Committee can grant stock options, restricted stock awards stock appreciation rights or other stock-based awards to employees, consultants or non-employee directors of the Company.  Pursuant to the terms of the Equity Plan, 1,000,000 shares of unissued Common Stock are authorized and reserved for issue under nonqualified stock options, incentive stock options and restricted stock grants.  The maximum aggregate number of shares of Common Stock of the Company with respect to which all grants may be made to any individual is 100,000 shares during any calendar year.

Options may be granted to employees, consultants and non-employee directors.  Incentive stock options may be granted only to employees of the Company or its subsidiaries.  Non-qualified stock options may be granted to employees, consultants or non-employee directors.  The Compensation Committee shall determine the term of options granted to participants under the Plan but in any event all options must be exercised no later than the ten years from the issue date.  All options may only be exercised while a participant is employed as an employee or providing services as a consultant or non-employee director.  Restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction established by the Compensation Committee and specified in the award agreement granting the restricted stock.

In making the decision to make additional grants and/or awards, the Compensation Committee would consider factors such as the size of previous grants/awards and the number of stock options and shares of stock already held and the degree to which increasing that ownership stake would provide the additional incentives for future performance, the likelihood that the grants/awards would encourage the executive officer to remain with the Company and the value of the executive’s service to the Company.

The Independent Directors of the Board of Directors

Joseph S. Compofelice
Joseph G. Greenberg

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the ownership of our Common Stock as of the record date by (i) each person known by us to beneficially own 5% or more of our outstanding shares of Common Stock, (ii) each of our non-employee nominee directors, (iii) our executive officers, and (iv) our executive officers and nominee directors taken together as a group.  Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to his name.

Our 5% Stockholders

To the Company’s knowledge, the following stockholders beneficially owned more than 5% of our outstanding shares of Common Stock, as set forth below, as of the Company's record date, December 1, 2014:

		Amount of Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner (1)	Ownership (2)	Class

Common Stock	Estate of Kenneth R. Peak (3)	863,116	21.9%
Common Stock	Raging Capital Management, LLC Raging Capital Master Fund, Ltd. William C. Martin	355,550 (4)	9.32%
Common Stock	Donald and Amy Gillen Kinderock Resources Ltd. General Resources Inc. (5)	300,000	7.86%

Directors and Executive Officers

		Amount of Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner (1)	Ownership (2)	Class

Directors Who Are Not Employees
Common Stock	Joseph S. Compofelice (6)	72,932	1.9%
Common Stock	Joseph G. Greenberg (6)	66,738	1.7%

Executive Officers
Common Stock	Brad Juneau (7)	356,466	8.9%
Common Stock	Leah Gaines (8)	25,000	*

Directors and Officers Combined
Common Stock	All current directors and executive officers
	as a group (4 persons)	521,136	12.7%

*	Less than 1%.

(1)	Unless otherwise noted, the address of the members of the Board and our executive officers is 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 1, 2014, and any restricted stock owned within this period, are deemed outstanding.  Applicable percentages are based on 3,814,539 shares outstanding on December 1, 2014, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)	Based upon information contained in its Form 4 filing, the address of the Estate of Kenneth R. Peak is 200 Pheasant Run Place, Findlay OH 45840.

(4)
Based on information contained in its Schedule 13G filing, the securities shown as beneficially owned by Raging Capital Management, LLC are owned by Raging Capital Master Fund, Ltd., a Cayman Islands exempted company (“Raging Master”), Raging Capital Management, LLC, a Delaware limited liability company (“Raging Capital”), and William C. Martin.  Raging Capital is the Investment Manager of Raging Master.  William C. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital.  The principal business address of each of Raging Capital and William C. Martin is Ten Princeton Avenue, PO Box 228, Rocky Hill, New Jersey 08553.  The principal business address of Raging Master is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands.

(5)
Based on information contained in their Schedule 13D filing, Donald Gillen is the spouse of Amy Gillen. Donald Gillen is the principal shareholder and sole director and officer of General Resources Inc.. Amy Gillen is the principal shareholder, and Donald Gillen is the sole director and officer, of Kinderock Resources Ltd. Donald and Amy Gillen’s address is 21 Capilano Drive, Saskatoon, Saskatchewan, Canada S7K 4A4.

(6)
Includes options to purchase 31,667 shares which are currently exercisable; and options to purchase an additional 8,333  shares that will be exercisable in the next 60 days.  This number also includes 5,000 restricted shares that will vest in the next 60 days.

(7)
Includes options to purchase 50,000 shares which are currently exercisable; and options to purchase an additional 25,000 shares that will be exercisable in the next 60 days.  This number also includes 11,667 restricted shares that will vest in the next 60 days.

(8)
Ms. Gaines was appointed Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary on October 1, 2013.  Of the options beneficially owned by Ms. Gaines, 10,000 are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.  Based on our review of the copies of such reports, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the fiscal year ended June 30, 2014.

Certain Relationships and Related Transactions

In March 2013, the Company completed the issuance and sale of an aggregate of 1,230,999 units (“Units”) at a price of $12.00 per Unit with each Unit consisting of (i) one share of the Company's common stock, par value $0.01 per share and (ii) a five-year warrant to purchase one (1) share of Common Stock at $10.00 per share, in a private placement for total proceeds of approximately $14.1 million, both Mr. Peak, our then Chairman, and Mr. Juneau, our President and Chief Executive Officer, invested in the private placement.   See “Security Ownership of Certain Beneficial Owners and Management” for more information regarding the Estate of Mr. Peak and Mr. Juneau’s respective holdings.

In August 2012, Mr. Juneau was elected President, Chief Executive Officer and a director of the Company and in April 2013, Mr. Juneau was also elected Chairman.  Mr. Juneau is the sole manager of the general partner of JEX.  JEX entered into a Mineral Lease dated effective July 15, 2008 covering approximately 675,000 acres (the “Tetlin Lease”) with the Tribe of Tetlin, also known as the Tetlin Village Council, an Alaska Native Tribe, and acquired certain State of Alaska Mining Claims prospective for gold and related minerals covering approximately 18,560 acres (the “Tetlin Claims”).

Contango Mining Company (“Contango Mining”), a wholly-owned subsidiary of Contango, was formed in October 2009 for the purpose of engaging in exploration in the State of Alaska for (i) gold ore and associated minerals and (ii) rare earth elements. Contango Mining initially acquired a 50% interest in the Tetlin Claims in Alaska from JEX in exchange for $1 million and a 1% overriding royalty interest (“ORRI”) in the properties under a Joint Exploration Agreement (the “Joint Exploration Agreement”). We believe JEX expended approximately $1 million on exploratory activities and related work on the properties prior to selling the initial 50% interest to Contango Mining. Contango Mining also agreed to fund the next $2 million of exploration costs.  During the fiscal year ended June 30, 2011 and 2010, Contango Mining paid JEX approximately $0.9 million and $0.5 million, respectively, for exploration costs incurred by JEX in the State of Alaska.

In September 2010, Contango Mining acquired the remaining 50% interest in the properties by increasing the ORRI granted to JEX in the acquired properties to 3% pursuant to an Amended and Restated Conveyance of Overriding Royalty Interest (the “Amended ORRI Agreement”). Contango Mining assumed control of the exploration activities and JEX and Contango Mining terminated the Joint Exploration Agreement.  In September 2012, the Company and JEX entered into an Advisory Agreement in which JEX agreed to assist the Company in acquiring additional properties in the State of Alaska in return for a 2% ORRI in any such properties acquired through the term of the Advisory Agreement.

On September 29, 2014, the Company and JEX terminated the Advisory Agreement, and JEX sold its entire 3% and 2% ORRIs to Royal Gold.

The Company was formed on September 1, 2010 as a wholly-owned subsidiary of Contango and in November 2010, Contango Mining assigned the properties and certain other assets and liabilities to Contango. Contango contributed the properties and $3.5 million of cash to the Company, pursuant to the terms of a Contribution Agreement (the “Contribution Agreement”), in exchange for approximately 1.6 million shares of the Company’s common stock.  The transactions took place between companies under common control.  Contango distributed all of the Company’s common stock to Contango’s stockholders of record as of October 15, 2010, promptly after the effective date of the Company’s Registration Statement Form 10 on the basis of one share of common stock for each ten (10) shares of Contango’s common stock then outstanding.  As of October 1, 2013, the Company and Contango no longer share the same executive management team.

On November 10, 2011, the Company entered into a $1.0 million Revolving Line of Credit Promissory Note with Contango (the “CORE Note”) which expired on December 31, 2012. The CORE Note contained covenants limiting our ability to enter into additional indebtedness and prohibiting liens on any of our assets or properties.  Borrowings under the CORE Note would bear interest at 10% per annum. All amounts outstanding under the CORE Note were repaid in March 2012.

The Company currently subleases office space from JEX at 3700 Buffalo Speedway, Suite 925, Houston, TX 77098.  The sublease expires on February 29, 2016.

Related Person Transaction Policies and Procedures

The Company has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under SEC rules and regulations.  Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions.  Examples of the type of transactions the Audit Committee reviews include payments made by the Company directly to a related person (other than in his or her capacity as a director or employee), or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists.  In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest.  In addition, our Code of Ethics requires that the Audit Committee review and approve any related person transaction before it is consummated. The Audit Committee of the Company has reviewed and approved all agreements and arrangements described above in "Certain Relationships and Related Transactions."

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a standing committee of the Board of Directors, which met four times during the fiscal year ended June 30, 2014.  The Audit Committee consists of two members, Joseph S. Compofelice (Chairman), and Joseph G. Greenberg, each of which is independent as defined in the listing standards.  The Board of Directors has designated Mr. Compofelice as the “audit committee financial expert” as defined by SEC rules.  The Audit Committee assists, advises and reports regularly to the Board in fulfilling its oversight responsibilities related to:

●	The integrity of the Company’s financial statements
●	The Company’s compliance with legal and regulatory requirements
●	The independent auditor’s qualifications and independence
●	The performance of the Company’s outside auditors

In meeting its responsibilities, the Audit Committee is expected to provide an open channel of communication with management, the outside auditors and the Board.  The Audit Committee’s specific responsibilities are set forth in its charter, as amended.

The Audit Committee has reviewed and discussed the Company’s audited consolidated balance sheet as of June 30, 2014 and consolidated statements of operations, cash flows and stockholders’ equity for the year ended June 30, 2014 with the Company’s management.  The Audit Committee has discussed with UHY LLP, the Company’s independent auditors, the matters required to be discussed concerning the accounting methods used in the financial statements.

The Audit Committee has also received and reviewed the written disclosures and the letter from UHY LLP required by the SEC and the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (concerning matters that may affect an auditor’s independence), and has discussed with UHY LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 for filing with the SEC.

This report is submitted on behalf of the Audit Committee.

Joseph S. Compofelice, Chairman
Joseph G. Greenberg

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS IN 2015

Proposals of stockholders, including candidates proposed by nomination, intended to be presented at next year’s annual meeting of stockholders must be received by Leah Gaines at Contango ORE, Inc.’s principal office located at 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098 no later than September 10, 2015.  If the date of the annual meeting for 2016 is moved by more than 30 days from the first anniversary of this year’s Annual Meeting, then the deadline for receiving stockholder proposals shall be a reasonable time before the Company begins to print and mail the Proxy Statement for the 2015 annual meeting.

ADVANCE NOTICE PROCEDURES FOR NEXT YEAR’S ANNUAL MEETING

The Company advises stockholders that, until further notice, notice of a stockholder-sponsored proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e. a proposal to be presented at the next annual meeting of stockholders that has not been submitted for inclusion in the Company’s Proxy Statement) shall be submitted no earlier than October 10, 2015 and no later than November 9, 2015, after which time such proposal will be considered untimely under the SEC’s proxy rules.

OTHER PROPOSED ACTIONS

The Board is not aware of any other business that will come before the Annual Meeting, but if any such matters are properly presented, the proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies.  All shares represented by duly executed proxies will be voted at the Annual Meeting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a shareholder may submit a written request to Leah Gaines, Contango ORE, Inc., 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098, telephone number (713) 877-1311.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Contango ORE, Inc., who files electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult our website for more information about us. Our website is www.contangoore.com. . Information included on this web site is not incorporated by reference into this proxy statement.

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us, our financial condition or other matters.

●	Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

●	Amendment No. 1 to Annual Report on Form 10-K/A filed October 29, 2014.

●	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.

●	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013.

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

●	Current Reports on Form 8-K, filed January 29, 2014, February 10, 2014, May 23, 2014, September 4, 2014, and October 2, 2014.

In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of our meeting. Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed.

By order of the Board of Directors

/s/ Brad Juneau
Brad Juneau
Chairman, President and Chief Executive Officer

Annex A

MASTER AGREEMENT

by and between

CONTANGO ORE, INC.

and

ROYAL GOLD, INC.

dated as of

September 29, 2014

ii

Exhibits

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Assignment Agreements
Exhibit C	Form of Joint Venture Agreement
Exhibit D	Form of Joint Venture Certificate
Exhibit E	Form of Tetlin Estoppel and Agreement
Exhibit F	Form of Tetlin Stability Agreement
Exhibit G	Tetlin Resolution (Council)
Exhibit H	Tetlin Resolution (Tribe)
Exhibit I	Tetlin Ordinance

iii

MASTER AGREEMENT

This Master Agreement (this “Agreement”), is entered into as of September 29, 2014, by and between CONTANGO ORE, INC., a Delaware corporation (the “Company”) and ROYAL GOLD, INC. a Delaware corporation (“Royal Gold”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 7.01 hereof.

RECITALS

           WHEREAS, the parties intend that the Company and Royal Gold enter into the Joint Venture Agreement (directly or through their Affiliates) on the terms and subject to the conditions set forth herein;

           WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements, in each case with Royal Gold or the other counterparties thereto, (b) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the approval of the Transactions by the stockholders of the Company;

          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Royal Gold to enter into this Agreement, certain Company stockholders representing thirty-nine and one tenth percent (39.1%) of the outstanding Company Common Stock have entered into voting agreements, in substantially the form set forth on Exhibit A hereto, pursuant to which, among other things, each of such Company stockholders has agreed to vote his, her or its Company Common Stock in favor of the Transactions (the “Voting Agreement”); and

           WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the Transactions.

           NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Closing

Section 1.01   Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) will take place at 10 am, mountain time, as soon as practicable (and, in any event, within one (1) Business Day) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Transactions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

ARTICLE II
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Royal Gold prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Royal Gold as follows:

Section 2.01   Organization; Standing and Power.  The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.02   Authority; Non-contravention; Governmental Consents.

(a)           Authority.  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and, subject to, in the case of the consummation of the Transactions, approval of the Transactions by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the Transactions to which it is a party. The execution and delivery of this Agreement and the other Transaction Agreements by the Company and the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the other Transaction Agreements or to consummate the Transactions, subject only, in the case of consummation of the Transactions, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Royal Gold, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

2

(b)           Non-contravention.  The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company, and the consummation by the Company of the Transactions, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) and (ii) of Section 2.02(c) and, in the case of the consummation of the Transactions, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries (including the Contributed Assets), except, with respect to clause (iv) any such Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements or the consummation by the Company of the Transactions, except for: (i) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; and (ii) the other Consents, if any, of Governmental Entities listed in Section 2.02(c) of the Company Disclosure Letter, and except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           Board Approval.  The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement, the other Transaction Agreements and the Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable this Agreement, the other Transaction Agreements and the Transactions, in accordance with the DGCL, (iii) directed that the Transactions be submitted to Company’s stockholders for approval, and (iv) resolved to recommend that Company stockholders approve the Transactions (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

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Section 2.03   Legal Actions; Orders.  As of the date hereof, there is no material claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a Legal Action”), in each case, with respect to the Contributed Assets, pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, by or before any Governmental Entity.  None of the Company or any of its Subsidiaries is subject to any material order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (‘Order”), in each case, with respect to the Contributed Assets, whether temporary, preliminary or permanent.

Section 2.04   Absence of Certain Changes or Events.  Since June 30, 2014, except in connection with the execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the Transactions, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a)           any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)           any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 4.01.

Section 2.05   Brokers’ and Finders’ Fees.  Except for fees payable to Company Financial Advisor pursuant to the Engagement Letter, a correct and complete copy of which has been provided to Royal Gold, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the other Transaction Agreements or the Transactions.

Section 2.06   Proxy Statement.  None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Transactions, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Royal Gold expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

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Section 2.07   Joint Venture Agreement Representations and Warranties.  The representations and warranties of Company or its wholly-owned subsidiary set forth in Section 2.2 of the Joint Venture Agreement are hereby incorporated by reference into this Agreement as if made by Company for all purposes of this Agreement.

ARTICLE III
Representations and Warranties of Royal Gold

Royal Gold hereby represents and warrants to the Company as follows:

Section 3.01   Organization.  Royal Gold is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 3.02   Authority; Non-contravention; Governmental Consents.

(a)           Authority. Royal Gold has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party by Royal Gold and the consummation by Royal Gold of the Transactions have been duly authorized by all necessary corporate action on the part of Royal Gold and no other corporate proceedings on the part of Royal Gold are necessary to authorize the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions. This Agreement has been duly executed and delivered by Royal Gold and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Royal Gold, enforceable against Royal Gold in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)           Non-contravention.  The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party by Royal Gold and the consummation by Royal Gold of the Transactions, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Royal Gold; (ii) subject to compliance with the requirements set forth in Section 3.02(c), conflict with or violate any Law applicable to Royal Gold or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Royal Gold or its Subsidiaries are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Royal Gold, except, with respect to clause (iv) any such Liens which would not reasonably be expected to have, individually or in the aggregate, a Royal Gold Material Adverse Effect.

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(c)           Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Royal Gold in connection with the execution, delivery and performance by Royal Gold of this Agreement or the other Transaction Agreements or the consummation by Royal Gold of the Transactions, except for the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements and the Transactions, and except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Royal Gold Material Adverse Effect.

Section 3.03   Proxy Statement.  None of the information with respect to Royal Gold that Royal Gold or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Royal Gold with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.04   Legal Actions; Orders.  As of the date hereof, there is no material Legal Action pending, or to the Knowledge of Royal Gold, threatened against Royal Gold or any of its Subsidiaries or any of their respective properties or assets, in each case by or before any Governmental Entity. None of Royal Gold or any of its Subsidiaries is subject to any material Order, whether temporary, preliminary or permanent.

ARTICLE IV
Covenants

Section 4.01   Conduct of Business of the Company.  The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Closing, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Royal Gold, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact the Contributed Assets (including maintaining the Tetlin Lease and all claims; it being understood that Company or its Affiliate shall timely pay any amounts due and owing under the Tetlin Lease and in order to maintain the claims) and its and its Subsidiaries’ business organization. Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the termination of this Agreement and the Closing, except as otherwise expressly contemplated by this Agreement, including pursuant to Section 4.04, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Royal Gold:

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(a)           Enter into, create, incur or assume (i) any borrowings under capital leases relating to the Contributed Assets or (ii) any obligations which would have a Company Material Adverse Effect;

(b)           Sell, transfer, lease, or permit the incurrence of any Lien (other than any Permitted Lien) on, any of the Contributed Assets or, with respect to the Contributed Assets;

(c)           Enter into any agreements or commitments relating to the Contributed Assets with another Person, except on commercially reasonable terms in the ordinary course of business;

(d)           Violate in any material respect any Law applicable the Contributed Assets;

(e)           Violate in any material respect any Contract or Governmental Consent applicable to the Contributed Assets;

(f)           Terminate or amend the Tetlin Lease;

(g)           Commence a Legal Action which would affect in any adverse manner the Contributed Assets;

(h)           Purchase, lease, or otherwise acquire any assets relating to the Contributed Assets, except for supplies, materials, services and equipment purchased, leased, or acquired by the Company in the ordinary course of business consistent with past practice;

(i)           Enter into any royalty, streaming, financing, joint venture or partnership agreement relating to the Contributed Assets;

(j)           With respect to the Contributed Assets, other than in the ordinary course of business, (i)  make any changes in capital expenditures or deferrals of capital expenditures; or (ii) change any of its business policies;

(k)           Amend the terms of its certificate of incorporation or bylaws in any manner that would be reasonably likely to materially impede or delay the consummation of the Transactions;

(l)           With respect to the Contributed Assets, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax return, enter into any closing agreement with a Governmental Entity relating to Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes if any of the foregoing could reasonably be expected to adversely and materially impact the Company or Royal Gold.

(m)           Intentionally take any other action or fail to exercise commercially reasonable efforts to take any action that would cause a Company Material Adverse Effect; or

(n)           Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 4.01(a) through Section 4.01(m) above.

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Section 4.02   Conduct.  From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VI, the Company and Royal Gold shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transaction.

Section 4.03   Access to Information; Confidentiality.

(a)           From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VI, the Company shall, and shall cause its Subsidiaries to, afford to Royal Gold’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries (including the Contributed Assets), and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Royal Gold such information concerning the business and properties of the Company and its Subsidiaries as Royal Gold may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law. No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Royal Gold pursuant to this Agreement.

(b)           Royal Gold and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated March 6, 2014, between Royal Gold and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 4.04   No Solicitation.

(a)           The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to solicit, initiate or knowingly take any action to encourage the submission of any Alternative Proposal or the making of any proposal that could reasonably be expected to lead to any Alternative Proposal, or, subject to Section 4.04(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any third party that is seeking to make, or has made, any Alternative Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, or other Contract relating to any Alternative Proposal (each, a “Alternative Transaction Agreement”). Subject to Section 4.04(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Royal Gold, the Company Board Recommendation, or recommend an Alternative Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Alternative Proposal and shall enforce any obligation of any such third party (and its agents and advisors) under any confidentiality or similar agreement with any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

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(b)           Notwithstanding Section 4.04(a), prior to the receipt of the Company Requisite Vote, the Company Board may, and may authorize its Representatives to, subject to Section 4.04(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Alternative Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(c)           The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 4.04(b) unless the Company shall have delivered to Royal Gold a prior written notice advising Royal Gold that it intends to take such action. The Company shall notify Royal Gold promptly (but in no event later than forty-eight (48) hours) after it or any of its Representatives receives any Alternative Proposal, any inquiry that would reasonably be expected to lead to an Alternative Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party.  In such notice, the Company shall identify the third party making, and the material terms and conditions of, any such Alternative Proposal, indication or request. The Company shall keep Royal Gold reasonably informed, on a current basis, of the status and material terms of any such Alternative Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.  The Company shall provide Royal Gold with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Alternative Proposal.  The Company shall promptly provide Royal Gold with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Royal Gold, copies of such information.  The Company shall ensure that any Acceptable Confidentiality Agreement to which it is a party shall permit the Company to comply with its obligations set forth in this Section 4.04(c).

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(d)           Except as set forth in this Section 4.04(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Alternative Transaction Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Requisite Vote, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Alternative Transaction Agreement, if: (i) the Company promptly notifies Royal Gold, in writing, at least three (3) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) an Alternative Transaction Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state that the Company has received an Alternative Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into an Alternative Transaction Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement, if any (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Royal Gold in good faith to make such adjustments in the terms and conditions of this Agreement and the other Transaction Agreements so that such Alternative Proposal ceases to constitute a Superior Proposal, if Royal Gold, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Royal Gold of any such material revision (it being understood that there may be multiple extensions in the event there are multiple revisions to the terms of a Superior Proposal)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Alternative Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Royal Gold during the Notice Period in the terms and conditions of the Transaction Agreements.

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Section 4.05   Stockholders Meeting; Preparation of Proxy Materials.

(a)           The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 4.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 4.04(d) hereof, the Company shall use reasonable best efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the approval of the Transactions and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Royal Gold updated with respect to proxy solicitation results as requested Royal Gold. The Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Royal Gold (other than in order to obtain a quorum of its stockholders). Nothing herein shall be deemed to relieve the Company of its obligation to submit the Transactions to its stockholders for a vote on the approval thereof.  The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VI, its obligations to hold the Company Stockholders Meeting pursuant to this Section 4.05 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal or by any Company Adverse Recommendation Change.

(b)           In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare and file the Company Proxy Statement with the SEC. Royal Gold and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, Royal Gold will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Royal Gold a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Royal Gold prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Royal Gold and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth any such correction. The Company shall as soon as reasonably practicable (i) notify Royal Gold of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Royal Gold with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

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Section 4.06   Notices of Certain Events.  The Company shall notify Royal Gold, and Royal Gold shall notify the Company, promptly of (i) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any notice from any Governmental Entity in connection with the Transactions, (iii) any Legal Actions commenced, or to such party’s Knowledge, threatened, against the Company or any of its Subsidiaries or Royal Gold or its Subsidiaries, as applicable, that are related to the Transactions, and (iv) any event, change or effect between the date of this Agreement and the Closing which causes or is reasonably likely to cause the failure of the conditions set forth in Section 5.02 of this Agreement (in the case of the Company and its Subsidiaries) or Section 5.03 of this Agreement (in the case of Royal Gold), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 4.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Royal Gold be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 4.06 shall not constitute a covenant or agreement for purposes of Section 5.02(b) or Section 5.03(b).

Section 4.07   Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 4.07), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary permits, waivers, Consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the other Transaction Agreements. The Company and Royal Gold shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any notice from any Governmental Entity regarding any of the Transactions. If the Company or Royal Gold receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the Transactions.

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(b)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Transactions or any Transaction Agreement, the Company shall cooperate in all respects with Royal Gold and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, none of Royal Gold or any of its Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the Transactions.

Section 4.08   Public Announcements.  The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed to by the Company and Royal Gold. Thereafter, each of the Company and Royal Gold agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Royal Gold (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be permitted by Section 4.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.09   Formation of the Joint Venture.  Prior to the Closing, the parties, directly or through their respective wholly-owned subsidiaries, will cause the Joint Venture to be duly formed by filing the Joint Venture Certificate with the Secretary of State of the State of Delaware and paying all Expenses associated therewith (which Expenses shall be paid by Royal Gold and chargeable to the Joint Venture).

ARTICLE V
Conditions

Section 5.01   Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each party to this Agreement to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)           Company Stockholder Approval.  The Transactions will have been duly approved by the Requisite Company Vote.

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(b)           No Injunctions, Restraints or Illegality.  No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Transactions.

(c)           Governmental Consents.  All consents, approvals and other authorizations of any Governmental Entity or other Person set forth in Section 5.01 of the Company Disclosure Letter and required to consummate the Transaction shall have been obtained, and shall remain in full force and effect.

Section 5.02   Conditions to Obligations of Royal Gold.  The obligations of Royal Gold to effect the Transaction are also subject to the satisfaction or waiver by Royal Gold on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company (other than in Section 2.01, Section 2.02(a), Section 2.02(d), Section 2.04(a) and Section 2.05) set forth in Article II of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of this Agreement and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the representations and warranties contained in Section 2.01, Section 2.02(a), Section 2.02(d), Section 2.04(a) and Section 2.05 shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)           Performance of Covenants.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c)           Officers Certificate.  Royal Gold will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 5.02(a) and Section 5.02(b) hereof.

(d)           Joint Venture Agreement.  Royal Gold will have received the Joint Venture agreement, duly executed by the Company.

(e)           Tetlin Estoppel.  Royal Gold will have received the Tetlin Estoppel, duly executed by the Company and Tetlin.

(f)           Tetlin Stability Agreement.  Royal Gold will have received the Tetlin Stability Agreement, duly executed by the Company and Tetlin.

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(g)           Tetlin Resolution (Council).  Royal Gold will have received a copy of the Tetlin Resolution (Council), duly certified by Tetlin.

(h)           Tetlin Resolution (Tribe).  Royal Gold will have received a copy the Tetlin Resolution (Tribe), duly certified by Tetlin.

(i)           Tetlin Ordinance.  Royal Gold will have received a copy of the Tetlin Ordinance in the form enacted.

(j)           Tetlin Legal Opinion.  Royal Gold will have received a copy of a legal opinion addressed to CORE upon which the Joint Venture may rely from Sonosky, Chambers, Sachse, Endreson & Perry, LLP, legal counsel to Tetlin, with regard to (i) the validity of all actions taken by the Tetlin Village Council and the tribal members of Tetlin to enact the Tetlin Resolution (Council), the Tetlin Resolution (Tribe) and the Tetlin Ordinance and (ii) the validity and enforceability of the Tetlin Estoppel and Tetlin Stability Agreement, in form and substance reasonably satisfactory to Royal Gold.

(k)           Assignment Agreements.  Royal Gold will have received the Assignment Agreements, duly executed by the Company and the Joint Venture.

(l)           Termination of Agreements.  Royal Gold will have received evidence to its reasonable satisfaction that all of the Subject Agreements have been terminated and that all obligations of the Company and its Affiliates thereunder have been satisfied in full.

(m)           Obligations under Engagement Letter.  All obligations of the Company to the Company Financial Advisor pursuant to the Engagement Letter as of the Closing will have been satisfied in full.

Section 5.03   Conditions to Obligation of the Company.  The obligation of the Company to effect the Transactions is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Royal Gold (other than Section 3.01 and Section 3.02(a)) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Royal Gold Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of this Agreement and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Royal Gold Material Adverse Effect on Royal Gold’s ability to consummate the Transactions and (ii) the representations and warranties contained in Section 3.01 and Section 3.02(a) shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

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(b)           Performance of Covenants.  Royal Gold shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c)           Officers Certificate.  The Company will have received a certificate, signed by an officer of Royal Gold, certifying as to the matters set forth in Section 5.03(a) and Section 5.03(b).

(d)           Joint Venture Agreement.  The Company will have received the Joint Venture agreement, duly executed by Royal Gold.

(e)           Payment.  Contemporaneously with the Closing, Royal Gold will pay (i) an amount equal to $5,000,000 to the Business Account, which shall constitute the Royal Initial Contribution and (ii) an amount equal to $750,000 to the Company by wire transfer of immediately available funds to an account or accounts designated by the Company in writing at least two (2) Business Days prior to the Closing.

ARTICLE VI
Termination, Amendment and Waiver

Section 6.01   Termination By Mutual Consent.  This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of the Company) by mutual written consent of Royal Gold and the Company.

Section 6.02   Termination By Either Royal Gold or the Company.  This Agreement may be terminated by either Royal Gold or the Company at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of the Company):

(a)           if the Transaction has not been consummated on or before January 31, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 6.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the End Date;

(b)           if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

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(c)           if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 6.03   Termination By Royal Gold.  This Agreement may be terminated by Royal Gold at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of the Company):

(a)           if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, an Alternative Transaction Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 4.04, (iv) the Company Board fails to reaffirm the Company Board Recommendation (and recommend against such Alternative Proposal) within ten (10) Business Days after the date any Alternative Proposal (or material modification thereto) is first publicly disclosed by the Company or publicly disclosed or commenced by the Person making such Alternative Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Royal Gold and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 6.03(a); or

(b)           if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Transactions would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Royal Gold shall have given the Company at least three (3) days written notice prior to such termination stating Royal Gold’s intention to terminate this Agreement pursuant to this Section 6.03(b).

Section 6.04   Termination By the Company.  This Agreement may be terminated by the Company at any time prior to the Closing (notwithstanding, in the case of Section 6.04(b) immediately below, any approval of the Transactions by the stockholders of the Company):

(a)           if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 4.04(b) and Section 4.04(d) hereof, to enter into an Alternative Transaction Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 6.06 hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Alternative Transaction Agreement; or

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(b)           if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Royal Gold set forth in this Agreement such that the conditions to the Closing of the Transactions set forth in Section 5.03(a) or Section 5.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Royal Gold at least three (3) days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.04(b).

Section 6.05   Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article VI (other than pursuant to Section 6.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 6.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VI, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 4.03(b), this Section 6.05, Section 6.06 and Article VII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 6.06   Fees and Expenses Following Termination.

(a)           If this Agreement is terminated by Royal Gold pursuant to Section 6.03(a) or Section 6.03(b), or by the Company pursuant to Section 6.04(a), then the Company shall pay to Royal Gold (by wire transfer of immediately available funds) a fee in an amount equal to the Termination Fee, as the sole and exclusive remedy for any such termination, within (i) two (2) Business Days after such termination (in the case of a termination in accordance with Section 6.03(a) or Section 6.03(b)) and (ii) at or prior to such termination (in the case of a termination in accordance with Section 6.04(a)).

(b)           If (i) this Agreement is terminated by either Royal Gold or the Company pursuant to Section 6.02(a) provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) and, prior to such termination, an Alternative Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (ii) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to such Alternative Proposal, or such Alternative Proposal shall have been consummated, then in any such event the Company shall pay to Royal Gold (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee as the sole and exclusive remedy for such termination. If a Person (other than Royal Gold) makes an Alternative Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its Affiliates makes an Alternative Proposal that is publicly disclosed, such initial Alternative Proposal shall be deemed to have been “not withdrawn” for purposes of this paragraph (d).

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(c)           The Company acknowledges and hereby agrees that the provisions of this Section 6.06 are an integral part of the transactions contemplated by this Agreement (including the Transaction), and that, without such provisions, Royal Gold would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 6.06, and, in order to obtain such payment, Royal Gold makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Royal Gold the reasonable costs and expenses of Royal Gold (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 6.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d)           Except as expressly set forth in this Section 6.06, all Expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such Expenses.

Section 6.07   Amendment.  At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 6.08   Extension; Waiver.  At any time prior to the Closing, Royal Gold or the Company may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VII
Miscellaneous

Section 7.01   Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

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“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Royal Gold and its Subsidiaries, including Royal Gold) relating to any (a) direct or indirect acquisition of all or substantially all of the Contributed Assets, (b) direct or indirect acquisition of twenty percent (20%) or more of voting equity interests of the Company, (c) any tender offer or exchange offer for any securities of the Company, merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, or liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Alternative Transaction Agreement” has the meaning set forth in Section 4.04(a).

“Assignment Agreement(s)” means one or more agreements by and between the Company or its wholly-owned subsidiary and the Joint Venture in respect of the assignment and conveyance of the Contributed Assets substantially in the form of Exhibit B attached hereto.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Denver, Colorado, Wilmington, Delaware and New York, New York are authorized or required by Law or other governmental action to close.

“Business Account” has the meaning set forth in the Joint Venture Agreement.

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 4.04(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 2.02(d).

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“Company Common Stock” means each share of common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article II.

“Company Financial Advisor” means Petrie Partners, LLC.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise), liabilities or assets comprising the Contributed Assets or (ii) the ability of the Company to consummate the Transaction on a timely basis; provided, however, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) any natural disaster or any outbreak or escalation of war or any act of terrorism; (c) changes in Laws; (d) changes or developments in prices for gold or other commodities; or (e) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Contributed Assets, compared to other participants in the gold mining and exploration industry.

“Company Proxy Statement” has the meaning set forth in Section 2.06.

“Company Stockholders Meeting” means the 2014 annual meeting or any special meeting of the Stockholders of the Company to be held to, among other items, consider the approval of the Transactions.

“Confidentiality Agreement” has the meaning set forth in Section 4.03.

“Consent” has the meaning set forth in Section 2.02(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Contributed Assets” has the meaning set forth in the Joint Venture Agreement.

“DGCL” means the Delaware General Corporation Law.

“End Date” has the meaning set forth in Section 6.02(a).

“Engagement Letter” means that certain engagement letter by and between the Company and the Company Financial Advisor dated as of January 25, 2014.

“Exchange Act” has the meaning set forth in Section 2.02(c).

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“Expenses”  means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the other Transaction Agreements and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices in connection with other regulatory approvals, and all other matters related to the Transaction.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 2.02(c).

“Joint Venture” means Tanana Gold, LLC, a Delaware limited liability company.

“Joint Venture Agreement” means that certain Limited Liability Company Agreement of the Joint Venture by and between the Company and Royal Gold (or their Affiliates) in the form attached as Exhibit C hereto.

“Joint Venture Certificate” means that certain Certificate of Formation of the Joint Venture in the form attached as Exhibit D hereto.

“Knowledge” has the meaning set forth in the Joint Venture Agreement.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Legal Action” has the meaning set forth in Section 2.03.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Material Contract” has the meaning set forth in the Joint Venture Agreement.

“Notice Period” has the meaning set forth in Section 4.04(d).

“Order” has the meaning set forth in Section 2.03.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation and (g) with respect to the Contributed Assets, such Liens as would reasonably be expected to be shown on a title report, including those Liens set forth on Section 7.01(a) of the Company Disclosure Letter.

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“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Properties” has the meaning set forth in the Joint Venture Agreement.

“Representatives” has the meaning set forth in Section 4.04(a).

“Requisite Company Vote” has the meaning set forth in Section 2.02(a).

“Royal Gold” has the meaning set forth in the Preamble.

“Royal Gold Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to the ability of Royal Gold to consummate the Transaction on a timely basis; provided, however, a Royal Gold Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) any natural disaster or any outbreak or escalation of war or any act of terrorism; (c) changes in Laws; (d) changes or developments in prices for gold or other commodities; or (e) general conditions in the industry in which Royal Gold and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a) through (e) immediately above shall be taken into account in determining whether a Royal Gold Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Royal Gold, compared to other participants in the gold mining and exploration industry.

“Royal Initial Contribution” has the meaning set forth in the Joint Venture Agreement.

“SEC” has the meaning set forth in Section 2.02(c).

“Securities Act” means the Securities Act of 1933, as amended.

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“Subject Agreements” means (i) the Amended and Restated Professional Services Agreement, dated as of November 1, 2010 between Avalon Development Corporation and the Company, and (ii) the Consulting Agreement dated as of October 15, 2010 between Mr. Donald Adams and the Company.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Alternative Proposal involving the direct or indirect acquisition of all or substantially all of the Contributed Assets or a merger, consolidation or other business combination, tender offer or exchange offer for a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity and reliability of the third party making such Alternative Proposal, (c) the anticipated timing, conditions (including any financing or other condition or the reliability of any debt or equity funding commitments) and prospects for prompt completion of such Alternative Proposal, (d) the other terms and conditions of such Alternative Proposal and the implications thereof on the Company and the development of the Properties, including relevant legal, regulatory and other aspects of such Alternative Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Transaction agreed to by Royal Gold during the Notice Period set forth in Section 4.04(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Fee” means $1,000,000.

“Tetlin” has the meaning set forth in the Joint Venture Agreement.

“Tetlin Estoppel” means that certain Estoppel and Agreement, in substantially the form attached as Exhibit E hereto.

“Tetlin Lease” has the meaning set forth in the Joint Venture Agreement.

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“Tetlin Ordinance” means that certain Tetlin ordinance on Limitation on Application of Tetlin Law to Existing Mineral Lease in substantially the form attached as Exhibit I hereto.

“Tetlin Resolution (Council)” means that certain Resolution of the Tetlin Village Council in substantially the form of Exhibit G hereto.

“Tetlin Resolution (Tribe)” means that certain Resolution of the tribal members of Tetlin in substantially the form of Exhibit H hereto.

“Tetlin Stability Agreement” means that certain agreement by and between the Company and Tetlin in substantially the form attached as Exhibit F hereto.

“Transaction” means, collectively, the transactions contemplated by the Transaction Agreements.

“Transaction Agreements” means, collectively, (i) this Agreement, (ii) the Assignment Agreements, (iii) the Joint Venture Agreement, (iv) the Joint Venture Certificate, (v) the Tetlin Estoppel Certificate and (vi) the Tetlin Stability Agreement.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 7.02   Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.03   Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing; provided that the foregoing shall not affect the survival of representations and warranties contained in any other Transaction Agreement. This Section 7.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

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Section 7.04   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 7.05   Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Chancery Court or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the any federal court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.

Section 7.06   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.06.

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Section 7.07   Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.07):

If to Royal Gold, to:	Royal Gold, Inc. 1660 Wynkoop Street, Denver, CO 80202 Attention: General Counsel Facsimile: (303) 595-9385
with a copy (which will not constitute notice to Royal Gold) to:	Hogan Lovells US LLP One Tabor Center 1200 17th St., Suite 1500 Denver, CO 80202 Facsimile: (303) 899-7333 Attention: Paul Hilton
If to the Company, to:	Contango Ore, Inc. 3700 Buffalo Speedway, Ste. 925 Houston, TX Facsimile: 713.621.7329 Attention: Brad Juneau
with a copy (which will not constitute notice to the Company) to:	Morgan, Lewis & Bockius LLP 300 S. Grand Ave, 22nd Fl. Los Angeles, CA 90071 Facsimile: (213) 612-2501 Attention: Richard A. Shortz

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 7.08   Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

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Section 7.09   No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10   Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.11   Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing, Royal Gold may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations or liability hereunder.

Section 7.12   Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 7.13   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

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Section 7.14   Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONTANGO ORE, INC.

By	/s/ John B. Juneau
Name:	John B. Juneau
Title:	President and Chief Executive Officer

ROYAL GOLD, INC.

By	/s/ Tony A. Jensen
Name:	Tony A. Jensen
Title:	President and Chief Executive Officer

Annex B

LIMITED LIABILITY COMPANY AGREEMENT

BETWEEN

CORE ALASKA, LLC AND [RG ALASKA], LLC

FOR

PEAK GOLD, LLC

DATED: ◙

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

17.1	General	34
17.2	Exceptions	34
17.3	Limitations	35
17.4	Public Announcements	35
17.5	Duration of Confidentiality	35
ARTICLE XVIII GENERAL PROVISIONS		36
18.1	Notices	36
18.2	Interpretation	36
18.3	Currency	37
18.4	Headings	37
18.5	Waiver	37
18.6	Modification	37
18.7	Force Majeure	37
18.8	Governing Law	37
18.9	Rule Against Perpetuities	37
18.10	Further Assurances	38
18.11	Survival of Terms and Conditions	38
18.12	No Third Party Beneficiaries	38
18.13	Entire Agreement; Successors and Assigns	38

-iv-

EXHIBITS

A	ASSETS AND AREA OF INTEREST

B	ACCOUNTING PROCEDURE

C	TAX MATTERS

D	INSURANCE

E	TRANSFER PROVISIONS

Schedule 5.1(a) Allocation of Contributed Assets

LIMITED LIABILITY COMPANY AGREEMENT
OF
PEAK GOLD, LLC

This Limited Liability Company Agreement of Peak Gold, LLC (this “Agreement”) is made as of [date to be inserted on closing] (the “Effective Date”) between Core Alaska, LLC, a Delaware limited liability company (“CORE”), and [RG Alaska], LLC, a Delaware limited liability company (“Royal”).

RECITALS

A.           As of the Effective Date, CORE owns or controls, directly or indirectly, the Contributed Assets (including the Properties described in Part 1 of Exhibit A).

B.           Royal wishes to participate with CORE in the Operations, including the exploration, evaluation, development and mining of mineral resources within the Properties and any other properties acquired by the Company pursuant to the terms of this Agreement.

C.           CORE and Royal wish to form and operate a limited liability company to own the Assets (including the Properties) or any other properties or other assets acquired by the Company pursuant to the terms of this Agreement and conduct Operations as contemplated by this Agreement.

In consideration of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, CORE and Royal agree as follows:

ARTICLE I
DEFINITIONS

The following capitalized terms shall have the following meanings whenever used in this Agreement (including in the recitals hereto):

“Accounting Procedure” means the procedures set forth in Exhibit B.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended.

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation or other form of enterprise which directly or indirectly Controls, is Controlled by, or is under common Control with, a Member.

“Agreement” means this Limited Liability Company Agreement, including all amendments and modifications hereof, and all schedules and exhibits, which are incorporated herein by this reference.

“Area of Interest” means the area described in Part 2 of Exhibit A.

“Assets” means the Properties, Products and all other real and personal property, tangible and intangible, held by the Company.

“Attributable Share” has the meaning given in Section 6.3.

“Avalon” means Avalon Development Corporation, an Alaska corporation.

“Avalon Agreement” means the Amended and Restated Personal Services Agreement, dated November 1, 2010, between Contango ORE, Inc. and Avalon.

“Avalon Data” means any Existing Data referred to in Section 14 of the Avalon Agreement.

“Budget” means a detailed estimate of all costs to be incurred by the Company with respect to a Program and a schedule of cash advances to be made by the Members (or either of them) with respect to such Program.

“Budget Overrun” has the meaning given in Section 9.6.

“Business Account” means the account maintained in accordance with the Accounting Procedure.

“Buyout Factor” has the meaning given in Section 6.3(d)(iii).

“Buyout Purchase Price” has the meaning given in Section 6.3(c).

“Capital Account” means the capital account maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv).

“Capital Contribution” has the meaning given in Section 5.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

“Company” means Peak Gold, LLC, the Delaware limited liability company governed by this Agreement.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Member, the Manager or the Company.

“Construction” has the meaning set forth in Subparagraph 2.13(b)(ii) of Exhibit B.

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“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Contributed Assets” means the Assets described in Part 1 of Exhibit A as of the Effective Date.

“Control” (i) when used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (1) the legal or beneficial ownership of voting securities or membership interests; (2) the right to appoint managers, directors or corporate management; (3) contract; (4) operating agreement; (5) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through agency, contract or otherwise; and (ii) when used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“CORE” has the meaning given in the preamble to this Agreement.

“Designate” has the meaning given in Section 7.1.

“Development” means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other infrastructure and improvements to be used for on in connection with the mining, handling, milling, processing or other beneficiation of Products.

“Dollar Value Per Basis Point” has the meaning given in Section 6.3(d)(iv).

“Earn In Contributions” has the meaning given in Section 5.1(b)(ii).

“Earn In Period” has the meaning given in Section 5.1(b).

“Electing Member” has the meaning given in Section 6.3(a).

“Electing Member Attributable Share of Current Capital Call” has the meaning given in Section 6.3(d)(i).

“Electing Member Post Funding Percentage Interest” has the meaning given in Section 6.3(d)(ii).

“Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against the Company, either Member or the Manager, by any person or entity other than the other Member, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) obligations under or the violation or alleged violation of any Environmental Laws.

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“Existing Data” has the meaning given in Section 2.2(b).

“Expenditure or Obligation” has the meaning given in Section 7.2(c)(xviii).

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government , including, where applicable, Tetlin, and any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

“Initial Contribution” means the Capital Contribution each Member has made or agrees to make as of the Effective Date pursuant to Section 5.1(a) (for CORE) Section 5.1(b)(i) (for Royal).

“Joint Funding Period” has the meaning given in Section 5.3.

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“Knowledge” means, with respect to CORE, the actual knowledge of Brad Juneau and Curt Freeman, President of Avalon.

“Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Legal Proceeding” has the meaning given in Section 7.2(c)(xxi).

“Liens” has the meaning given in the Master Agreement.

“Management Committee” means the committee established under Article VII.

“Manager” means the person or entity appointed under Article VIII from time to time as the manager of the Company.

“Master Agreement” means that certain Master Agreement, between Contango ORE, Inc. and Royal Gold, Inc., dated September 29, 2014.

“Material Contract” means any contract entered into by the Manager for the Company involving payment or revenues of more than $100,000 per annum.

“Member” and “Members” mean CORE and Royal and any other person or entity admitted as a substituted or additional Member of the Company under this Agreement.

“Membership Interest” means, with respect to any Member:  (i) that Member’s status as a Member; (ii) that Member’s Capital Account and share of the profits, losses and other items of income, gain, loss, deduction and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement; (iii) all other rights, benefits and privileges enjoyed by that Member in its capacity as a Member, including that Member’s rights to vote, consent and approve those matters described in this Agreement; and (iv) all obligations, duties and liabilities imposed on that Member under this Agreement in its capacity as a Member.

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products.

“Operations” means the activities carried out by the Company under this Agreement.

“Percentage Interest” means the percentage interest of a Member in certain allocations of profits and losses and other items of income, gain, loss or deduction and certain distributions of cash or property, representing the Membership Interest of such Member, as such interest may from time to time be adjusted hereunder.  Percentage Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down.

5

“Permitted Liens” has the meaning given in the Master Agreement.

“Person” means any natural or juridical person, as the context requires.

“Phase I Earn-In Contributions” has the meaning given in Section 5.1(b)(ii)(1).

“Phase II Earn-In Contributions” has the meaning given in Section 5.1(b)(ii)(2).

“Phase III Earn-In Contributions” has the meaning given in Section 5.1(b)(ii)(3).

“Post Funding Percentage Interest” has the meaning given in Section 6.3.

“Prime Rate” means the interest rate quoted as “Prime” as published in The Wall Street Journal, under the heading “Money Rates”, as such rate may change from day to day.

“Products” means all ores, minerals and mineral resources produced from the Properties under this Agreement, in whatever form, including concentrate, dore and precipitate.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

“Project” means the Exploration, Development, Mining and other Operations to be conducted by the Company relative to the Properties and pursuant to this Agreement.

“Properties” means those mineral rights and other interests in real property described in Part 1 of Exhibit A and all other mineral rights and other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

“Royal” has the meaning given in the preamble to this Agreement.

“Tetlin” means the Native Village of Tetlin, a federally recognized Indian tribe organized pursuant to the Indian Reorganization Act, 25 U.S.C. §476, under a Constitution and By-laws approved on May 15, 1939, and ratified on March 20, 1940 a/k/a the Tribe of Tetlin, Tetlin Tribal Council and Tetlin Village Council.

“Tetlin Estoppel” has the meaning given in the Master Agreement.

“Tetlin Lease” means that certain Mineral Lease, dated July 15, 2008, as amended by Amendment No. 1 to Mineral Lease dated as of October 1, 2009, Amendment No. 2 to Mineral Lease dated as of June 1, 2011, Amendment No. 3 to Mineral Lease dated as of July 1, 2011, Amendment No. 4 to Mineral Lease dated as of December 3, 2012, and Amendment No. 5 to Mineral Lease dated as of April 1, 2013, for which a Memorandum of Mineral Lease was recorded on September 19, 2008 in the records of the Fairbanks Recording District:  401, State of Alaska, as document number 2008-019032-0.

“Tetlin Stability Agreement” has the meaning given in the Master Agreement.

6

“Transfer” means, when used as a verb, to sell, grant, assign, encumber, pledge or otherwise convey or dispose of or to commit to do any of the foregoing and, when used as a noun, means such a sale, grant, assignment, encumbrance, pledge or other conveyance or disposition, or such an arrangement.

“Treasury Regulations” or “Treas. Regs.” means regulations issued by the United States Department of Treasury under the Code.  Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code

“Voluntary Reduction In Percentage Interest” has the meaning given in Section 6.3(b).

ARTICLE II
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1           Capacity of Members.  As of the Effective Date, each of the Members represents and warrants as follows:

(a)           it is duly organized and in good standing in its state of formation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b)           it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)           it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d)           this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms, enforceable against it in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws affecting creditors’ rights generally, or by general principles of equity.

2.2           Additional Representations and Warranties of CORE.  As of the Effective Date, CORE makes the following representations and warranties to Royal:

(a)           Leases and Other Contracts.  With respect to those Properties in which CORE holds an interest under leases or other contracts:  (i) CORE is in exclusive possession of such Properties (subject to Permitted Liens and, in respect of the Tetlin Lease, to the rights of Tetlin thereunder) and has full authority thereunder to perform its obligations under this Agreement in respect thereof; (ii) CORE has not received any notice of, and has no Knowledge of, any default of any of the terms or provisions of such leases or other contracts; (iii) CORE has the authority under such contracts to perform fully its obligations under this Agreement; (iv) to the Knowledge of CORE, such contracts are valid and in good standing; and (v) the Properties covered thereby are free and clear of all defects and Liens arising by, through or under CORE.

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(b)           Existing Data.  CORE has delivered or made available to Royal:  (i) all information concerning title to the Properties, (ii) all maps, drill logs and other drilling data, (iii) all core tests and pulps, (iv) all reports, surveys, assays and analyses, (v) all operations, technical, accounting and financial records, and (vi) other all material information developed in Operations prior to the Effective Date, in CORE’s possession or control (including as are in the possession of Avalon), including, but not limited to, true and correct copies of all leases or other contracts relating to the Properties (the “Existing Data”).  CORE owns the Avalon Data free clear of any Lien.  The Avalon Data does not, and the contribution by CORE of the Existing Data (including the Avalon Data) to the Company, and the use by the Company thereof, will not, infringe the intellectual property rights of Avalon or any other Person.

(c)           Claims.  With respect to unpatented mining claims located by or on behalf of CORE (or Au CORE) that are included within the Properties, except as provided in Part 1 of Exhibit A and subject to the paramount title of the State of Alaska or the United States (as applicable):  (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv)  all assessment work required to hold the unpatented mining claims for the current assessment year has been performed in a manner consistent with that which would be required of the Manager pursuant to Section 8.2(k) of this Agreement through the current assessment year; (v) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of defects and Liens arising by, through or under CORE; and (vii) CORE has no Knowledge of conflicting claims.  With respect to those unpatented mining claims that were not located by CORE or an Affiliate of CORE, but are included within the Properties, CORE makes the foregoing representations and warranties (with the foregoing exceptions) to its Knowledge.

(d)           Compliance With Laws.  CORE and its Affiliates, and to the Knowledge of CORE, its predecessors in title in respect of the Contributed Assets, have complied with all Laws, including, without limitation, Environmental Laws, in connection with the acquisition, ownership, development and maintenance of the Contributed Assets, including, without limitation, the Tetlin Lease, and in the conduct of its and their business in respect of the same.

(e)           Investigations.  CORE has not received any written notice from any Governmental Authority of a pending investigation or alleging the violation of any Laws, including, without limitation, Environmental Laws, with respect to the Properties or any other Contributed Assets.

(f)           Litigation.  With respect to the Properties, there are no pending, or to CORE’s Knowledge, any threatened, actions, suits, claims or proceedings.

(g)           Liens.  To the Knowledge of CORE, there are no Liens encumbering the Contributed Assets other than Permitted Liens.

(h)           Disclosures.  Each of the Members represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Member in order to prevent the representations in this Article II from being materially misleading.

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2.3           Survival.

(a)           The representations and warranties set forth in Section 2.1 shall survive the execution and delivery of this Agreement until the first (1st) anniversary of the Effective Date

(b)           The representations and warranties set forth in Sections 2.2(a) through (c) and Section 2.2(f) and (g) shall survive the execution and delivery of this Agreement until the third (3rd) anniversary of the Effective Date.

(c)           The representations and warranties set forth in Sections 2.2(d) and (e) shall survive the execution and delivery of this Agreement until the fifth (5th) anniversary of the Effective Date.

(d)           The representations and warranties set forth in Section 2.2(g) shall survive the execution and delivery of this Agreement as to each of the representations and warranties set forth in Section 2.1 and Sections 2.2(a) through (f) for so long as each such representation and warranty set forth in Section 2.1 and Sections 2.2(a) through (f) survives.

2.4           Record Title.  Title to the Assets shall be held by the Company.

2.5           Loss of Title.  Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that in the event of costs and losses arising out of or resulting from any breach of the representations and warranties of CORE, CORE shall promptly make an additional Capital Contribution to the Company of the amount of such costs and losses incurred by the Company, and shall indemnify the Company, Royal and its Affiliates for any such costs and losses incurred by the Company, Royal or its Affiliates.  Any such Capital Contributions shall be considered as part of CORE’s contribution of the Properties under Section 5.1, and for that reason shall not increase the Percentage Interest of CORE or be credited to CORE’s Capital Account.

ARTICLE III
NAME, PURPOSES AND TERM

3.1           General.  The Company has been duly organized pursuant to the Act by the filing of its certificate of formation in the Office of the Delaware Secretary of State by an authorized person.  The Members agree that all of their rights with respect to the Company and all of the Operations shall be subject to and governed by this Agreement.  To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

3.2           Name.  The name of the Company shall be “Peak Gold, LLC.”  The Manager shall accomplish any filings or registration required of the Company by applicable statutes where the Company conducts any Operations.

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3.3           Purposes.  The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which the Members, or either of them, accomplish such purposes:

(a)           to conduct Exploration within the Area of Interest,

(b)           to acquire additional Properties within the Area of Interest,

(c)           to evaluate the possible Development of the Properties,

(d)           to engage in Development and Mining Operations on the Properties,

(e)           to engage in marketing Products, to the extent permitted by Article XI,

(f)           to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g)           to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.4           Limitation.  Unless the Members otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5           Effective Date and Term.  The term of the Company shall commence as of the Effective Date and shall be perpetual, unless earlier terminated pursuant to Section 12.1.

3.6           Registered Agent; Offices.  The initial registered office and registered agent of the Company shall be as set forth in the Company’s certificate of formation.  The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect any such change.  The location of the principal place of business of the Company shall be at such location as the Manager shall from time to time select.

ARTICLE IV
RELATIONSHIP OF THE MEMBERS

4.1           No State-Law Partnership.  Nothing contained in this Agreement shall be deemed to constitute either Member the partner of the other, or to create any mining, commercial or other partnership (other than a partnership for federal and state tax purposes).  Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, neither Member shall have any authority to act for the Company or another Member or to assume any obligation or responsibility on behalf of the Company or the other Members, solely by virtue of being a Member.

4.2           Federal Tax Elections and Allocations.  The Company shall be treated as a partnership for federal income tax purposes.  Tax elections and allocations shall be made as set forth in Exhibit C.

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4.3           State Income Tax.  The Members also agree that, to the extent permissible under applicable Law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

4.4           Tax Returns.  The Tax Matters Partner, as defined in Exhibit C, shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required.

4.5           Other Business Opportunities.  Except as expressly provided in this Agreement, each Member and the Manager shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other.  The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Member or the Manager, and, except as otherwise provided in Section 12.4, neither Member nor the Manager shall have any obligation to any Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.

4.6           Waiver of Right to Partition.  The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.7           Transfer of Membership Interests.  Except as otherwise provided in this Agreement, neither Member shall Transfer all or any part of its Membership Interest.

4.8           Implied Covenants; No Additional Duties.  There are no implied covenants contained in this Agreement other than the contractual covenants of good faith and fair dealing.  No Manager shall have any fiduciary or other duties to the Company except as specifically provided by this Agreement, and the Manager’s and Members’ duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.  Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, the Manager and Members shall not be liable to the Company nor to any Member for breach of any duty for the Manager’s or any such Member’s good faith reliance on the provisions of this Agreement, the records of the Company, or such information, opinions, reports or statements presented by any other Member, Manager, officer or employee of the Company, or the Management Committee or other committee of the Company, or by any other person as to matters such Member or the Manager reasonably believes are within such other person’s professional or expert competence.  The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in Section 18-406 of the Act.

4.9           Liabilities; Indemnification.

(a)           No Member or Manager of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Manager of the Company or any combination of the foregoing.

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(b)           The Company shall indemnify, defend and hold harmless each Member and Manager, and their respective directors, officers, employees, agents and attorneys from and against any and all third party losses, claims, damages and liabilities arising out of or relating to (i) the Company or the Operations, including without limitation Environmental Liabilities and Continuing Obligations, (ii) any Properties assigned to a Member as an objecting Member pursuant to Section 14.1, but only to the extent arising out of or relating to Operations, including without limitation Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment, and (iii) any reimbursements by one Member to the other Member or Manager of any of the foregoing pursuant to Section 6.5, except in any case of clauses (i) through (iii) above to the extent such losses, claims, damages or liabilities arise out of or result from any conduct described in any of clauses (i) through (iii) of Section 4.9(c) below.  In all cases of this Section 4.9(b) and without limiting Section 6.5, indemnification shall be provided only out of and to the extent of the net assets of the Company and no Member shall have any personal liability whatsoever on account thereof.  Notwithstanding the foregoing, the Company’s indemnification pursuant to this Section 4.9(b) as to third party claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance carried for the benefit of the Company.

(c)           Subject to Section 4.8, each Member shall indemnify, defend and hold harmless the Company, the other Member, and such other Member’s directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of or relating to (i) any unauthorized act or any assumption of liability by the indemnifying Member (including in its capacity as a Manager), or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, (ii) any breach by such Member of any of its representations or warranties set forth in this Agreement or (iii) any breach by such Member of any covenant contained in this Agreement caused by or attributable to such Member’s willful misconduct or gross negligence, including in its capacity as a Manager.

(d)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OR ENTITY OTHER THAN A MEMBER SHALL HAVE THE RIGHT TO ENFORCE ANY REPRESENTATION OR WARRANTY OF THE OTHER MEMBER HEREUNDER, OR ANY OBLIGATION OF THE OTHER MEMBER TO CONTRIBUTE CAPITAL HEREUNDER, TO FUND CONTINUING OBLIGATIONS, TO REIMBURSE OR INDEMNIFY ANY OTHER MEMBER HEREUNDER, AND SPECIFICALLY NEITHER THE COMPANY NOR ANY LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHTS, IT BEING EXPRESSLY UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES, AND THE CONTRIBUTION, REIMBURSEMENT AND INDEMNIFICATION OBLIGATIONS SET FORTH IN Article II AND ARTICLE XIII AND SECTION 4.9 SHALL BE ENFORCEABLE ONLY BY A MEMBER AGAINST ANOTHER MEMBER (WHICH, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ARE IN ALL SUCH CASES FOR THE BENEFIT OF THE MEMBERS).  FOR THE AVOIDANCE OF DOUBT, THE COMPANY SHALL BE BOUND BY ARTICLE II AND ARTICLE XIII AND SECTION 4.9(b) BUT SHALL HAVE NO RIGHT TO ENFORCE THOSE PROVISIONS AGAINST A MEMBER, SUCH RIGHTS BEING EXCLUSIVELY VESTED IN THE MEMBERS.  ANY MEMBER MAY BRING A DIRECT ACTION AGAINST ANY OTHER MEMBER WITH RESPECT TO ANY OF ARTICLE II OR ARTICLE XIII OR SECTION 4.9 WITHOUT THE REQUIREMENT TO BRING A DERIVATIVE ACTION OR OTHERWISE SATISFY THE REQUIREMENTS OF SECTIONS 18-1001 THROUGH 18-1004 OF THE ACT OR OTHER SIMILAR REQUIREMENTS.

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ARTICLE V
CONTRIBUTIONS BY MEMBERS

5.1           Members’ Initial Contributions.

(a)           By CORE.  CORE, as its Initial Contribution, has contributed the Contributed Assets to the capital of the Company as of the Effective Date.  The agreed value of CORE’s Initial Contribution is Forty Five Million Seven Hundred Thousand Dollars ($45,700,000.00), which amount shall be credited to CORE’s Capital Account on the Effective Date and shall be allocated among the Contributed Assets as set forth on Schedule 5.1(a) to this Agreement for all purposes of this Agreement.

(b)           By Royal.  The period from the Effective Date through October 31, 2018 is referred to as the “Earn In Period.”

(i)           Initial Contribution.  Royal, as its Initial Contribution, has contributed Five Million Dollars ($5,000,000.00) to the Company as of the Effective Date, which sum was paid into the Business Account and shall be used to fund Programs and Budgets approved pursuant to Article IX.  Royal’s Initial Contribution shall not be credited to Royal’s Capital Account and Royal shall not earn a Percentage Interest in respect of its Initial Contribution.

(ii)           Earn-In Contributions.  Royal shall have the right (but not the obligation) to earn a Percentage Interest by making additional contributions to the Company (“Earn In Contributions”), in its sole discretion, during the Earn-In Period, as follows, which sums shall be shall be paid into the Business Account, credited to Royal’s Capital Account, and used to fund Programs and Budgets approved pursuant to Article IX:

(1)           Phase I Earn In.  Royal may make further contributions in an amount up to an additional Five Million Dollars ($5,000,000) (the “Phase I Earn In Contributions”) for an aggregate Percentage Interest of up to ten percent (10%).  If Royal makes Phase I Earn In Contributions of less than Five Million Dollars ($5,000,000), then, for each One Million Dollars ($1,000,000) in Phase I Earn In Contributions, Royal will earn an incremental two percent (2.0%) Percentage Interest.

(2)           Phase II Earn-In.  If Royal funds the entire Phase I Earn In Contribution, then Royal may make further contributions in an amount up to an additional Ten Million Dollars ($10,000,000) (the “Phase II Earn In Contributions”) for an additional Percentage Interest of up to fifteen percent (15%) (and a total Percentage Interest of up to twenty-five (25%)).  If Royal makes Phase II Earn In Contributions of less than Ten Million Dollars ($10,000,000), then, for each additional One Million Dollars ($1,000,000) in Phase II Earn In Contributions, Royal will earn an incremental one and one-half percent (1.5%) Percentage Interest.

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(3)           Phase III Earn-In.  If Royal funds the entire Phase II Earn In Contribution, then Royal may make further contributions in an amount up to an additional Ten Million Dollars ($10,000,000) (the “Phase II Earn In Contributions”) for an additional Percentage Interest of up to fifteen percent (15%) (and a total Percentage Interest of up to forty percent (40%)).  If Royal makes Phase III Earn In Contributions of less than Ten Million Dollars ($10,000,000), then, for each additional One Million Dollars ($1,000,000) in Phase III Earn In Contributions, Royal will earn an incremental one and one-half percent (1.5%) Percentage Interest.

5.2           Royal Resignation Prior to Making Earn In Contributions.

(a)           Prior to making any Earn In Contributions, Royal, in its sole discretion, may elect to resign from the Company at any time, and, further, if Royal elects not to make any Earn In Contributions on or prior to October 31, 2018, then Royal shall be deemed to have resigned from the Company.

(b)           Upon Royal’s resignation under this Section 5.2, the Company shall automatically acquire Royal’s entire Membership Interest, free and clear of security interests or other Liens arising by, through or under Royal.  Royal will not be entitled to receive distributions or any further consideration from the Company.  Royal shall have no further right, title or interest in the Company or any indirect interest in the Assets. Royal agrees to execute such documents as may be reasonably requested by CORE to reflect such resignation and the relinquishment of Royal’s entire Membership Interest.

(c)           Upon Royal’s resignation under this Section 5.2, Royal shall have no further right (nor obligation) to make any Earn In Contribution; provided that such resignation shall not relieve Royal of (i) its obligation to fund then unfunded Operations under an adopted Budget and Program up to the amount of Royal’s Initial Contribution, (ii) its responsibility to reimburse CORE as provided in Section 6.5 for third party losses, claims, damages and liabilities existing or arising out of actions, occurrences or events occurring prior to Royal’s resignation in an amount or amounts (in the aggregate) not to exceed One Hundred Percent (100%) of Royal’s portion of such losses, claims, damages and liabilities until Royal has contributed (together with all other contributions of Royal prior to the date of resignation) an aggregate amount equal to Royal’s Initial Contribution; or (c) its responsibility to indemnify, defend and hold harmless those entities as provided in Section 4.9(c).

(d)           Except as expressly provided in this Section 5.2, Royal’s resignation shall (i) relieve Royal from any other obligation to make contributions or provide reimbursement to CORE hereunder, and (ii) otherwise be without liability, penalty or consequence to Royal.

5.3           Additional Cash Contributions/Joint Funding Period.  Following the expiry of the Earn In Period or such earlier date by which Royal has earned a forty percent (40%) Membership Interest (the “Joint Funding Period”), the Members, subject to any election permitted by Section 6.3, and in addition to the Initial Contributions and Earn In Contributions, shall be obligated to contribute funds to approved Programs and Budgets in proportion to their respective Percentage Interests (“Capital Contributions”).

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5.4           No Right to Return of Contributions.  No Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.  No unrepaid Capital Contribution shall constitute a liability of the Company, the Manager or any Member.  A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.  The provisions of this Section 5.4 shall not limit a Member’s rights or obligations under Article XII.

ARTICLE VI
PERCENTAGE INTERESTS

6.1           Initial Percentage Interests.  On the Effective Date, the Members shall have the following initial Percentage Interests:

(a)           CORE: 100%

(b)           Royal: 0%

6.2           Changes in Percentage Interests.  A Member’s Percentage Interest shall only be changed as follows:

(a)           As provided in Section 5.1; or

(b)           Upon the funding of Capital Contributions after an election by a Member pursuant to Section 6.3 to not make Capital Contributions to an approved Program and Budget, or to fund less than the full Capital Contribution to an approved Program and Budget than the percentage reflected by its Percentage Interest; or

(c)           During the Joint Funding Period, in the event of default by a Member in making its agreed-upon Capital Contribution to an approved Program and Budget, followed by an election by the other Member to invoke Section 6.4(b); or

(d)           Upon the Transfer by a Member of all or less than all of its Membership Interest in accordance with Article XV; or

(e)           Upon the issuance of additional Membership Interests in the Company with the unanimous consent of the Members.

6.3           Election Not to Make Capital Contribution; Voluntary Reduction in Percentage Interest; Buyout.

(a)           Election Not to Make Capital Contribution.  During the Joint Funding Period, a Member (the “Electing Member”) may elect, as provided in Section 9.5, to limit its Capital Contributions to an approved Program and Budget as follows:

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(i)           By making Capital Contributions to the approved Program and Budget to some lesser amount than its respective Percentage Interest; or

(b)           (ii)           By not making any Capital Contributions to the approved Program and Budget.

(c)           Voluntary Reduction in Percentage Interest.  The Percentage Interest of an Electing Member shall be recalculated at the time each such Capital Contribution is made by dividing:  (i) the sum of (a) the value of the Electing Member’s Initial Contribution and (as to Royal) Earn In Contributions as determined under Section 5.1, plus (b) the total of all of the Electing Member’s Capital Contributions under Section 5.3, plus (c) the amount of Capital Contribution, if any, the Electing Member funds pursuant to an election to contribute to the approved Program and Budget; by (ii) the sum of (a), (b) and (c) above for both Members; and then multiplying the result by one hundred (the “Voluntary Reduction in Percentage Interest”).  The Percentage Interest of the other Member shall thereupon become the difference between 100% and the Electing Member’s recalculated Percentage Interest.

(d)           Buyout.  If at the time of any Capital Contribution, an Electing Member’s Percentage Interest is or as a result of such Capital Contribution becomes less than five percent (5%), the other Member shall have the right to buy-out the remaining Membership Interest of the Electing Member for a purchase price (the “Buyout Purchase Price”) equal to the product of: (i) the applicable Dollar Value Per Basis Point of Electing Member Percentage Interest multiplied by (ii) the product (stated in basis points) of (1) the applicable Electing Member Post Funding Percentage Interest multiplied by (2) 100, where:

(i)           “Electing Member Attributable Share of Current Capital Call” means the result (in dollars) of (i) the amount of the relevant capital call (in dollars) multiplied by (ii) the Electing Member’s Percentage Interest immediately prior to the capital call;

(ii)           “Electing Member Post Funding Percentage Interest” means the result (stated as a percentage) of (i) the amount of the Electing Member’s Capital Account (in dollars) immediately prior the capital call divided by (ii) the aggregate amount of both Member’s Capital Accounts immediately following the capital call (in dollars);

(iii)           “Buyout Factor” means the result (stated in basis points) of (a) (i) the Electing Member’s Percentage Interest immediately prior to the capital call (stated as a percentage) minus (ii) the Electing Member Post Funding Percentage Interest (stated as a percentage) multiplied by (b) 100; and

(iv)           “Dollar Value Per Basis Point of Electing Member Percentage Interest” means the result (in dollars) of (i) the Electing Member Attributable Share of Capital Call (stated in dollars) divided by (ii) the Buyout Factor (stated in basis points).

6.4           Default in Making Contributions.

(a)           Subject to an election made under Section 6.3 not to make a Capital Contribution, if a Member defaults in making a Capital Contribution required by an approved Program and Budget, the non-defaulting Member may advance the amount of the defaulted upon Capital Contribution on behalf of the defaulting Member and treat the same, together with any accrued interest, as a demand loan to the defaulting Member bearing interest from the date of the advance at the rate provided in Section 10.3.  The failure to repay said loan upon demand shall be a default.  A non-defaulting Member may elect any applicable remedy under Section 6.4(b) or Section 6.6 or any other rights and remedies available to such Member at Law or in equity.  All such remedies shall be cumulative.  The election of one or more remedies shall not waive the election of any other remedies.

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(b)           The Members acknowledge that if a Member defaults in making a Capital Contribution or in repaying a loan made by the non-defaulting Member, as required hereunder, it will be difficult to measure the damages resulting from such default.  In the event of such default, as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Member of such default, declare the defaulting Member in default of such obligation in which case the defaulting Member’s Percentage Interest shall be reduced by two (2) times the Voluntary Reduction in Percentage as calculated pursuant to Section 6.3.

6.5           Continuing Obligations and Liabilities.  Each Member shall be liable to the other Member (including in its capacity as a Manager) to reimburse and pay to such other Member its respective share, based on Percentage Interests, of any and all third party losses, claims, damages and liabilities arising out of or relating to (a) the Company or the Operations, including without limitation Environmental Liabilities and Continuing Obligations, incurred by such other Member, and (b) any Properties assigned to the other Member as an objecting Member pursuant to Section 14.1, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including without limitation Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment.  The reimbursement obligation of a Member under this Section 6.5 shall apply whether or not any such losses, claims, damages or liabilities accrue before or after the resignation or deemed resignation of such Member, the Transfer by such Member of all or any portion of its Membership Interest, the dissolution or liquidation of the Company, or any reduction of such Member’s Percentage Interest, but in each case only to the extent not indemnified by the Company pursuant to Section 4.9(b), and not to the extent such losses, claims, damages and liabilities arise out of conduct of the Member requesting reimbursement described in any of clauses (i) through (iii) of Section 4.9(c).  For purposes of this Section 6.5, such Member’s share of such liability shall be equal to its Percentage Interest at the time such liability was incurred (or as to any such liabilities arising or existing prior to the Effective Date, such Member’s initial Percentage Interest), except as otherwise provided in Section 5.2.  Any resignation or deemed resignation of a Member, any Transfer by such Member of all or any portion of its Membership Interest, or any reduction of a Member’s Percentage Interest under this Article VI shall not relieve such Member of its share of any such liability accruing before such resignation, Transfer or reduction.  Notwithstanding the foregoing, the provisions of this Section 6.5 shall apply only in the case that the Member requesting reimbursement is finally determined to be personally liable for such losses, claims, damages or liabilities, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Manager for Company obligations.

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6.6           Grant of Security Interest.  Each Member hereby grants to the other Member a security interest in its Membership Interest, and any accessions thereto and any proceeds and products therefrom, in order secure each and every obligation of such granting Member to the other Member under this Agreement.  Each Member hereby authorizes the other to file and record all financing statements, continuation statements or other instruments necessary or desirable to perfect or effectuate the provisions of this Section 6.6.  In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest granted in this Section 6.6, notwithstanding any contrary provision in Article XV, the acquiring person or entity shall, at the election of the remaining Member, in its sole discretion, automatically be admitted as a Member in the Company without any further action of the defaulting Member; provided, that the defaulting Member shall take all action that the non- defaulting Member may reasonably request to effectuate the admission of the transferee as a Member of the Company.

ARTICLE VII
MANAGEMENT COMMITTEE

7.1           Organization and Composition.  The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement.  During the Earn In Period and, thereafter, provided Royal has earned at least a 40% Membership Interest, the Management Committee shall consist of one (1) designate appointed by CORE and two (2) designates appointed by Royal (each, a “Designate”).  If, after October 31, 2018, Royal has not earned at least a 40% Membership Interest, the Management Committee shall consist of two (2) Designates appointed by the Member having the majority Percentage Interest and one (1) Designate appointed by the other Member.  Each Member may appoint one or more alternates to act in the absence of a regular Designate.  Any alternate so acting shall be deemed a Designate.  Appointments shall be made or changed by notice to the other Member.  Designates shall not be considered managers under the Act in such capacity, but derive all of their right, power and authority from the Members.  No Member or Designate shall have the power to bind the Company.  All documents and instruments executed on behalf of the Company shall be signed by the Manager or by another officer or employee of the Company to whom the Manager has delegated the general or specific authority.  The Member having the majority of the membership of the Management Committee shall appoint one of its Designates to serve as chair of the Management Committee.

7.2           Voting; Decisions.

(a)           Each Designate shall have one vote on the Management Committee.

(b)           Except as provided in Section 7.2(c), the affirmative vote of a majority of the Designates shall determine the decisions of the Management Committee.

(c)           The following actions by the Management Committee require the affirmative vote of all Designates:

(i)           making any amendment to this Agreement;

(ii)           admitting any new Member, other than as expressly permitted by this Agreement;

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(iii)           appointing a replacement Manager following the resignation or removal of the Manager;

(iv)           adjusting the Percentage Interests of the Members, other than as expressly permitted in this Agreement;

(v)           accepting in-kind Capital Contributions from the Members, other than CORE’s Initial Contribution;

(vi)           electing to dissolve or wind-up the Company or to take any action that is intended to result in dissolution or winding up of the Company;

(vii)           commencing a voluntary proceeding in bankruptcy in the name of the Company or seeking the protection of any federal or state bankruptcy or insolvency Law or debtor relief statute for the Company;

(viii)           entering into any merger or other business combination involving the Company;

(ix)           selling, exchanging, leasing, abandoning, mortgaging, pledging or otherwise disposing of or transferring Assets having a fair market value of more than One Hundred Thousand Dollars ($100,000); except for (1) any transfer of Assets pursuant to, or which consists of, Liens granted pursuant to a deed of trust or other security documents executed in connection with a credit agreement, (2) any transfer of Assets in the ordinary course of business, or (3) the sale or other disposition of Assets which are replaced by Assets of an equivalent or greater value or which have become obsolete and are of no further value to the Project;

(x)           terminating, or entering into any amendment, supplement or other modification to the Tetlin Lease, Tetlin Estoppel or Tetlin Stability Agreement;

(xi)           assigning any right or obligation of the Company under the Tetlin Lease;

(xii)           abandoning or surrendering, any mining claim included in the Properties; determinations of fair market value for the purpose of this Agreement including under Exhibit C, other than with respect to the fair market value of the Contributed Assets at the date of CORE’s Initial Contribution, which the Members agree is as set forth in Exhibit A;

(xiii)           taking any action which would cause the Company not to be recognized as a partnership for federal income state tax purposes, except when such action is required by Law; or

(xiv)           amending the tax policies or tax elections set forth on Exhibit C or terminating Exhibit C;

(xv)           selection or change of accounting firms selected to prepare and/or audit the Company’s financial statements and to prepare the Company’s tax returns;

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(xvi)           preparation of tax returns of the Company, as set forth in Exhibit C;

(xvii)           making, incurring, issuing or assuming any of the following (an “Expenditure or Obligation”) involving a dollar amount of more than (1) Two Hundred Fifty Thousand Dollars ($250,000) during Exploration and Development and (2) Five Hundred Thousand Dollars ($500,000) during Construction and Mining: making any expenditure; lending or borrowing money; incurring any expense; executing agreements; or incurring, assuming or guaranteeing any obligation, or contracting for indebtedness or other liability, or securing the same by mortgage, deed of trust, or other Lien; except when any such Expenditure or Obligation is made, incurred, issued or assumed pursuant to (A) any Material Contract that has been approved by the Management Committee, (B) any applicable Program and Budget approved by the Management Committee (or as permitted under Sections 9.6 or 9.7), or (C) the ordinary day-to-day business of the Company;

(xviii)           entering into, materially amending or terminating any Material Contract (other than the Tetlin Lease), or amending any agreement that is not a Material Contract when such amendment would have the effect of causing such agreement to become a Material Contract (subject to the exceptions set forth in Section 7.2(c)(xvii);

(xix)           requiring any Member to contribute, advance, loan or provide a Capital Contribution, credit facility or other credit support;

(xx)           bringing, defending or otherwise engaging in any actions at Law or in equity, or under alternative forms of dispute resolution including without limitation arbitration and meditation, on behalf of the Company by or against third parties (each of the foregoing, a “Legal Proceeding”) or consenting to or entering into a judgment or settlement of any Legal Proceeding, when such Legal Proceeding involves the expense, expenditure, loaning or borrowing by the Company of more than One Hundred Thousand Dollars ($100,000) except when such expense, expenditure, loaning or borrowing of funds is made pursuant to an approved Program and Budget; and

(xxi)           engaging in any transaction with any Member or an Affiliate thereof, or entering into any Material Contract with a Member or an Affiliate thereof, except when such transaction or Material Contract is for goods or services provided by a Member pursuant to provisions set forth in this Agreement.

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7.3           Meetings.  The Management Committee shall hold regular meetings at least twice per year (and, on approval of the Management Committee, up to four (4) times per year).  The Management Committee shall meet in person in Denver, Colorado, or at another location approved by the Management Committee.  The Manager shall give at least thirty (30) days’ notice to the Members of such regular meetings.  Additionally, either Member may call a special meeting upon at least ten (10) days notice to the Manager and the other Member.  In case of emergency, reasonable notice of a special meeting shall suffice.  Special meetings shall be held in person in Denver, Colorado, or at another location approved by the Management Committee.  There shall be a quorum at any meeting of the Management Committee if at least one Designate representing each Member is present.  If a quorum is not present at a meeting, business of the Management Committee cannot be conducted at such meeting; however either Member may reconvene the same meeting upon ten (10) days written notice to the Manager and the other Member.  If a Member (through its Designate) fails to attend two (2) consecutive properly noticed meetings of the Management Committee, then a quorum shall be deemed to exist at the second (2nd) such meeting if the other Member is represented by at least one of its Designates and a vote of such Member shall be sufficient to act on any matter properly included on the agenda for such meeting as included in the notice for such meeting even if such action would otherwise require unanimous approval of the Members.  Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Member calling the meeting in the case of a special meeting, but, if a quorum is present at a meeting, any matters not itemized on the agenda may be considered at the meeting with the consent of all Designates present.  Meetings of the Management Committee may also be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting.  The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Members within ten (10) days after the meeting.  The minutes, when signed by all Members, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Members.  If a Member timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Members.  If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Member’s proposed changes shall collectively constitute the record of the meeting.  If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Company cost.  All other costs shall be paid by the Members individually.

7.4           Action Without Meeting.  Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by the member or members of the Management Committee having the requisite authority to take such action at a meeting at which all of the members of the Management Committee were present and voted; provided that notice of all actions taken by less than unanimous written consent shall be provided to all members of the Management Committee (other than members of the Management Committee executing such consent) not later than ten (10) days after the taking of such action.  Action taken under this Section 7.4 shall be effective when members of the Management Committee holding the requisite authority have signed the consent, unless the consent specifies a different effective date.

7.5           Matters Requiring Approval.  Except as expressly delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all management matters related to the Company.

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ARTICLE VIII
MANAGER

8.1           Appointment.  The Members hereby appoint Royal as the Manager, initially, with overall management responsibility for Operations during the Earn In Period, and thereafter provided Royal holds at least a forty percent (40%) Percentage Interest, and Royal hereby agrees to serve as Manager for such period or until it earlier resigns as provided in Section 8.4.

8.2           Powers and Duties of Manager.  Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with approved Programs and Budgets:

(a)           The Manager shall manage, direct and control Operations, including without limitation to market and sell all Products.

(b)           The Manager shall implement the decisions of the Management Committee, shall make from Company funds all expenditures necessary to carry out Programs approved by the Management Committee, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out Programs approved by the Management Committee.

(c)           The Manager shall:  (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Liens, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s Liens which shall be released or discharged in a diligent manner, or Liens specifically approved by the Management Committee.

(d)           The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

(e)           The Manager shall:  (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Member’s sales revenue or net income.  If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) shall do all other acts reasonably necessary to maintain the Assets.

(f)           The Manager shall:  (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable federal, state and local laws and regulations; (iii) notify promptly the Management Committee of any allegations of substantial violation of any thereof of which the Manager has notice; and (iv) prepare and file all reports or notices required for Operations.  The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply, and the Manager has timely cured or disposed of such violation (to the extent reasonably possible) through performance, or payment of fines and penalties.

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(g)           The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations subject to approval of the Management Committee under Section 7.2(c)(xxi).  The non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings.  The non-managing Member shall approve in advance any settlement involving payments, commitments or obligations in excess of Two Hundred Fifty Thousand Dollars ($250,000) in cash or value.

(h)           The Manager shall obtain insurance for the benefit of the Company as provided in Exhibit D or as may otherwise be determined from time to time by the Management Committee.

(i)           The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV and subject to approval of the Management Committee under Section 7.2(c)(xii).

(j)           The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(k)           The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by Law in order to maintain the mining claims included within the Properties.  The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required.  The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the Program approved by the Management Committee.  The Manager shall timely record with the appropriate county and file with the appropriate United States agency, affidavits in proper form attesting to the performance of assessment work or notices of intent to hold in proper form, and allocating therein, to or for the benefit of each claim, at least the minimum amount required by Law to maintain such claim or site.

(l)           If authorized by the Management Committee, the Manager may:  (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Federal Law hereafter enacted.

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(m)           The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

(n)           The Manager shall maintain Capital Accounts of the Members in accordance with Exhibit C.

(o)           The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance.  To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(p)           The Manager shall manage the performance of Continuing Obligations when and as economic and appropriate, whether before or after dissolution of the Company, subject to availability of funds in the Environmental Compliance Fund, and shall be reasonably compensated for such activities even after dissolution of the Company.  The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines.  As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures.  The Manager shall keep the other Member reasonably informed about the Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(q)           The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, or in longer term investments if approved by the Management Committee.  Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(r)           The Manager shall establish a technical committee with experience and expertise to advise the Manager in matters of Exploration, Development and conduct of other Operations as required from time to time.

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(s)           All communications between the Company and its contractors shall be handled by the Manager and not by any Member (unless that Member is the Manager).

(t)           The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, subject where relevant to availability of funds in the Environmental Compliance Fund, and where relevant shall be reasonably compensated for such activities even after dissolution of the Company.

(u)           The Manager shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of the non-managing Member to perform acts or to contribute amounts required of it by this Agreement.

8.3           Standard of Care.  The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices regularly observed for mining operations similar to the Operations in North America, and in accordance with applicable Laws, and the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets.  Notwithstanding anything in this Agreement to the contrary, the Manager shall not be liable to the non-managing Member or the Company for any breach of this Agreement or other act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence.

8.4           Resignation; Deemed Offer to Resign.  The Member acting as Manager may resign upon ninety (90) days’ prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within thirty (30) days after the notice of resignation; provided that if the other Member does not make such an election within such thirty (30) day period, a new Manager shall be appointed by the Management Committee.  If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Member, if at all, within ninety (90) days following such deemed offer:

(a)           During the Joint Funding Period, the Percentage Interest of such Member becomes less than fifty percent (50%); provided that during the Joint Funding Period, Royal shall not be deemed to have offered to resign as Manager so long as its Percentage Interest is at least forty percent (40%); or

(b)           The Manager fails to materially perform an obligation imposed upon the Manager under this Agreement or fails to conduct Operations in accordance with the standard of care specified in Section 8.3 and such failure continues for a period of sixty (60) days after notice from the other Member demanding performance; or

(c)           Provided sufficient funds are available in the Business Account, the Manager fails to pay or contest in good faith Company bills and Company debts within sixty (60) days after they are due; or

(d)           A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of such Member’s assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by such Member, or

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(e)           Such Member commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect; consents to the entry of an order for relief in an involuntary case under any such Law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; makes a general assignment for the benefit of creditors; fails generally to pay its or the Company’s debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(f)           Entry is made against such Member of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect; or

(g)           A Member who serves as Manager breaches its representations and warranties, any covenants or other terms of this Agreement.

8.5           Payments To Manager.  The Manager shall be compensated for its service and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

8.6           Transactions With Affiliates.  If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm’s-length transactions or on terms that have been approved by the non-managing Member.

8.7           Information Rights; Audits and Site Visits.  The Manager shall provide each Member with the following financial statements and reports at the times indicated below:

(a)           Quarterly within twenty-five (25) days after the end of each fiscal quarter ending March 31, September 30 and December 31, unaudited financial statements prepared in accordance with GAAP, or such method of accounting as determined by the Management Committee in its sole discretion, with respect to such fiscal quarter, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity, in each case, setting forth in comparative form the figures for the previous year and a comparison to budgeted amounts.  Such financial statements shall be subject to audit by the other Member at any time at its request at its own expense;

(b)           Annually within forty-five (45) days after the end of each fiscal year ending June 30, financial statements prepared in accordance with GAAP, including statements of operations, balance sheets, cash flow statements and statements of owners’ equity with respect to such fiscal year, setting forth in each case in comparative form the figures for the previous year, which financial statements shall be audited by an independent certified public accounting firm selected and approved by the Management Committee in accordance with Section 7.2(c)(xvi);

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(c)           Quarterly within 30 days after the end of each fiscal quarter ending March 31, June 30, September 30 and December 31, a quarterly activity report that includes statements of expenditures and comparisons of such expenditures to the approved Budget then in effect, a discussion of the business, operations and results of the Company for such fiscal quarter, the Management Committee’s plan for the upcoming fiscal quarter and a discussion of any issues or events that the Management Committee determines are likely to have a material effect on the Operations and results for the upcoming fiscal quarter;

(d)           a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs;

(e)           At least three (3) days prior to each scheduled Management Committee meeting, ‘board books’ for the Designates; and

(f)           such other reports as any member of the Management Committee may reasonably request.

Subject to Article XVII, at all reasonable times the Manager shall provide the other Member, access to, and the right to inspect and, at such Member’s cost and expense, copies of all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other business information, to the extent preserved or kept by the Manager.  In addition, the Manager shall allow the non-managing Member, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Member does not unreasonably interfere with Operations.

ARTICLE IX
PROGRAMS AND BUDGETS

9.1           Initial Program and Budget.  The Manager shall present a proposed initial Program and Budget to the Management Committee within ninety (90) days of the Effective Date.

9.2           Operations Pursuant to Programs and Budgets.  Except as otherwise provided in Article IX and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.  Each Program and Budget approved pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.3           Presentation of Programs and Budgets.  Proposed Programs and Budgets shall be prepared by the Manager for a period of one fiscal year of the Company or any longer period.  Each Program and Budget approved by the Management Committee, regardless of length, shall be reviewed at least once each fiscal year at the annual meeting of the Management Committee.  During the period encompassed by any Program and Budgets, and at least sixty (60) prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Members.  Each such proposed Program and Budget shall be in a form and degree of detail reasonably acceptable to the Members.

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9.4           Review and Approval of Proposed Programs and Budgets.  Within thirty (30) days after submission of a proposed Program and Budget, each Member shall submit to the Management Committee:

(a)           Notice that the Member approves the proposed Program and Budget; or

(b)           Proposed modifications of the proposed Program and Budget.

If a Member fails to give either of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by such Member of the proposed Program and Budget.  If a Member makes a timely submission to the Management Committee pursuant to Section 9.4(b), then the Management Committee shall consider the submission in good faith; provided that nothing in this Section 9.4 shall prevent the Management Committee from approving a Program and Budget in the form originally submitted  to the Members.

9.5           Election to Participate During Joint Funding Period.  During the Joint Funding Period, by notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a Member may elect to contribute to such Program and Budget in some lesser amount than its respective Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest shall be recalculated as provided in Article VI.  If a Member fails to so notify the Management Committee, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Percentage Interest as of the beginning of the period covered by the Program and Budget.

9.6           Budget Overruns; Program Changes.

(a)           The Manager shall promptly notify the Management Committee of any departure from an adopted Program and Budget by more than fifteen percent (15%).

(b)           Any departure from an adopted Program and Budget of more than fifteen percent (15%), unless incurred in response to an emergency or unexpected expenditure made pursuant to Section 9.7 or unless otherwise authorized by the Management Committee, shall be at the sole cost and expense of the Member acting as Manager and shall not constitute a Capital Contribution by the Member acting as Manager.

(c)           Any departure from an adopted Program and Budget of fifteen percent (15%) or less shall be borne by the Members, as Capital Contributions, in proportion to their respective Percentage Interests as of the time the overrun occurs.

9.7           Emergency or Unexpected Expenditures.  In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Law.  The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care.  The Manager shall promptly notify the Members of the emergency or unexpected expenditure and the Manager shall be reimbursed for all resulting costs by the non-managing Member in proportion to its respective Percentage Interests at the time the emergency or unexpected expenditures are incurred; provided that, during the Earn In Period, all such costs shall be funded out of Royal’ s Initial Contribution and Earn In Contributions as applicable without any reduction in Royal’s Percentage Interest. Expenditures permitted by this Section 9.7, and amounts reimbursed pursuant to this Section 9.7 shall constitute Capital Contributions.

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ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1           Monthly Statements.  The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

10.2           Capital Calls.  During the Joint Funding Period, on the basis of each approved Program and Budget, the Manager shall submit to each Member prior to the last day of each month, a billing for estimated cash requirements for the next month.  Within 10 days after receipt of each billing, each Member shall advance to the Manager as a Capital Contribution to the Company its proportionate share based on its Percentage Interest of the estimated amount.  Time is of the essence of payment of such billings.  Subject to available funds, the Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to ten (10) days.  All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business Account in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

10.3           Failure to Meet Capital Calls.  Except as provided in Section 9.5, a Member that fails to meet capital calls in the amount and at the times specified in Section 10.2 shall be in default, and the amount of the defaulted capital call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum rate permitted by Law.  The non-defaulting Member shall have those rights, remedies and elections specified in Section 6.4.

ARTICLE XI
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

11.1           Distributions.  The aggregate amount of all distributions to the Members of cash and the timing of such distributions shall be determined by the Management Committee.  Cash distributions shall be made to the Members in accordance with their respective Percentage Interests.  In kind distributions to the Members of Products shall be governed by Section 11.2.

11.2           Disposition of Production; No Distributions In Kind.  The Manager shall dispose of Products under arrangements as may be approved by the Management Committee from time to time.  Neither Member shall have the right or the obligation to take distributions in kind or separately dispose of its share of Products.

ARTICLE XII
DISSOLUTION OF THE COMPANY AND RESIGNATION OF A MEMBER

12.1           Dissolution.  The Company shall be dissolved only upon the unanimous agreement of the Members.

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12.2           Resignation.  During the Earn In Period, prior to making any Earn In Contributions, Royal may resign as a Member of the Company as provided in Section 5.2(a).  During the Earn In Period, after making any Earn In Contributions, Royal may elect to resign, and during the Joint Funding Period either Member may elect to resign, as a Member of the Company by giving written notice to the other Member of the effective date of the resignation, which shall be the later of the end of the then current Program and Budget or at least thirty (30) days after the date of the notice.  Upon any such resignation, the Company shall acquire the resigning Member’s entire Membership Interest, free and clear of security interests or other Liens arising by, through or under such resigning Member, except those to which both Members have given their written consent after the Effective Date, and such Membership Interest shall be cancelled.  The resigning Member is entitled to receive no distribution upon such resignation or any further consideration from the Company.  Any such resignation under this Section 12.2 shall not relieve the resigning Member of its obligations under Sections 4.9(c) and 6.5 (whether any liability with respect thereto accrues before or after such resignation) arising out of Operations conducted prior to such resignation.  If, during the Joint Funding Period, a Member’s Percentage Interest is reduced to zero, the Member shall be deemed to have resigned.

12.3           Liquidation and Termination After Dissolution.  Upon the dissolution of the Company under Section 12.1, the Manager shall appoint in writing one or more liquidators (including either Member or the Manager) who shall have the authority set forth in Section 12.6.  The liquidator shall take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the liquidation and termination of the Company shall be expenses chargeable to the Company.  The liquidator may determine which assets, if any, are to be distributed in kind, and shall sell or otherwise dispose of all other assets of the Company.  All gain or loss with respect to the assets (including assets distributed in kind) shall be allocated among the Members in accordance with the applicable provisions of Exhibit C.  Should a Member have a deficit balance in its Capital Account (after giving effect to such allocations of gain or loss), the Member shall not be obligated to make a contribution to the Company to restore all or any part of such Capital Account deficit.  The Assets of the Company shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties (or to making reasonable provision for the satisfaction thereof) and then to satisfy any debts, obligations, or liabilities owed to the Members.  Thereafter, any remaining cash and all other Assets shall be distributed to the Members in accordance with Section 4.2 of Exhibit C.  Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member pursuant to this Section 12.3.  Upon the completion of the winding up of the Company, the liquidator shall cancel the certificate of formation of the Company and take such other actions as may be reasonably necessary to terminate the continued existence of the Company.

12.4           Non-Compete Covenants.  A Member that resigns or is deemed to resign from the Company pursuant to Sections 5.2 or 12.2, or a Member that transfers or forfeits its entire Membership Interest, shall not directly or indirectly acquire any interest in Properties or other property within the Area of Interest for twenty four (24) months after the effective date of the resignation, forfeiture or transfer.  If a resigning, forfeiting or transferring Member, or any Affiliate of the foregoing, breaches this Section 12.4, such Member or Affiliate shall be obligated to offer to convey to the Company, without cost, any such property or interest so acquired.  Such offer shall be made in writing and can be accepted by the Company at any time within forty five (45) days after it is received.

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12.5           Right to Data After Termination.  After the termination of the continued existence of the Company pursuant to Section 12.3, each Member shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a resigning Member, or a Member that forfeits or transfers its entire Membership Interest, shall not be entitled to any such copies after any such resignation.

12.6           Continuing Authority.  From and after the dissolution of the Company under Section 12.1, the liquidator shall have the power and authority of the Members, Manager and the Management Committee to do all things on behalf of the Company which are reasonably necessary or convenient to:  (a) wind up the Operations and the Company, (b) continue to operate the Properties and other Assets of the Company during the winding up of the Operations and the Company and (c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution.  The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, mortgage Assets, and take any other reasonable action in any matter with respect to the Company or the Operations.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

13.1           General.  Any interest or right to acquire any interest in real property (including any royalty interest) within the Area of Interest acquired during the term of this Agreement by or on behalf of a Member or any Affiliate shall be subject to the terms and provisions of this Agreement.

13.2           Notice to Non-Acquiring Member.  Within five (5) days after the acquisition of any interest or the right to acquire any interest in real property (including any royalty interest) wholly or partially within the Area of Interest (except real property acquired by or on behalf of the Company pursuant to a Program), the acquiring Member shall notify the other Member of such acquisition.  The acquiring Member’s notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof.  In addition to such notice, the acquiring Member shall make any and all information concerning the acquired interest available for inspection by the other Member.

13.3           Option Exercised.  If, within ninety (90) days after receiving the acquiring Member’s notice, the other Member notifies the acquiring Member of its election to participate in the acquired interest, the acquiring Member or its Affiliate shall convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire acquired interest (or if to the other Member, a proportionate undivided interest therein based on the Percentage Interests of the Members).  If conveyed to the Company, the acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member’s election to participate therein.  Such other Member shall promptly pay to the acquiring Member its proportionate share based on Percentage Interests of the latter’s actual out-of-pocket acquisition costs; provided that, during the Earn In Period, all such out-of-pocket acquisition costs shall be funded out of Royal’ s Initial Contribution and Earn In Contributions as applicable without any reduction in Royal’s Percentage Interest.

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13.4           Option Not Exercised.  If the other Member does not give such notice within the ninety (90) day period set forth in Section 13.3, neither such Member nor the Company shall have any interest in the acquired interest, and the acquired interest shall not be a part of the Properties or otherwise be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

14.1           Surrender or Abandonment of Property.  The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties.  If the Management Committee authorizes any such surrender or abandonment over the objection of a Member, the Company shall assign to the objecting Member, by special warranty deed and without cost to the surrendering Member, all of the Company’s interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties, the Company shall have no further right, title or interest therein, and the objecting Member shall indemnify, defend and hold the Company and the surrendering Member harmless from all obligations with respect to the surrendered or abandoned Property whenever arising or occurring.

14.2           Reacquisition.  If any Properties are abandoned or surrendered under the provisions of this Article XIV, then, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire an interest in properties comprising the area of such Properties (or any greater or lesser area thereof) for a period of twenty four (24) months following the date of such abandonment or surrender.  If a Member reacquires any interest in properties in violation of this Section 14.2, the other Member may elect by notice to the reacquiring Member within forty five (45) days after it has actual notice of such reacquisition, to have such properties contributed to the Company.  In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the Member required to contribute such Properties to the Company, but shall not be credited to the Capital Account of the contributing member or taken into account for purposes of calculating the Members’ respective Percentage Interests.

ARTICLE XV
TRANSFER OF INTEREST

15.1           General.  A Member shall have the right to Transfer to any third party all or any part of its Membership Interest or any economic interest therein (including its right to receive distributions of cash or property from the Company), solely as provided in this Article XV.

15.2           Limitations on Free Transferability.  The Transfer right of a Member in Section 15.1 shall be subject to the following terms and conditions:

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(a)           No Transfer of a Membership Interest or any economic interest therein shall be valid or recognized by the Company unless and until the transferring Member has provided to the other Member notice of the Transfer, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Member;

(b)           No Member, without the consent of the other Member, shall make a Transfer which shall cause termination of the Company as a partnership for Federal income tax purposes, provided, however, nothing contained herein shall restrict the sale or transfer of any or all of the capital stock of CORE or Royal;

(c)           No Transfer permitted by this Article XV shall relieve the transferring Member of its share of any liability under this Agreement, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer, including without limitation as provided in Section 6.5 unless such liability is expressly novated in an agreement between the transferring Member, its transferee and the remaining Member;

(d)           As provided in Exhibit C, the transferring Member and the transferee shall bear all tax consequences of the Transfer;

(e)           In the event of a Transfer of less than all of a Member’s Membership Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Percentage Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Percentage Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

(f)           If the Transfer is the grant of a security interest or other Lien on a Membership Interest to secure a loan or other indebtedness of a Member, such security interest or other Lien shall be subordinate to the terms of any pledge securing any obligation of the Company or any obligation of the granting Member to the Company or the other Member to the extent arising out or relating to the Company.  In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest, the acquiring third party shall be bound by the terms of this Agreement, including without limitation, Section 15.3, and shall acquire only the rights of an assignee of the Membership Interest, and shall not, without the unanimous approval of the remaining Members, be admitted to the Company as a Member;

(g)           No Member shall enter into any sale or other commitment or agree to dispose of Products or proceeds from the sale of Products by such Member upon distribution to it pursuant to Article XI if such sale or other commitment will create in a third party a security interest in Products or proceeds therefrom prior to any such distribution; and

(h)           If a Transfer is made which is contrary to Section 15.2(b) and which causes termination of the Company as a partnership for Federal income tax purposes, the transferring Member shall indemnify, defend and hold harmless the other Member and its Affiliates from and against any and all loss, cost, expense or damage arising from such termination.

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15.3           Transfer Provisions.  Any Transfer by either Member under this Article XV and any Transfer by an Affiliate of Control of a Member shall be subject to the transfer rights of the other Member to the extent provided in Exhibit E.  Failure of a Member’s Affiliate to comply with this Article XV and Exhibit E shall be a breach by such Member of this Agreement.

ARTICLE XVI
DISPUTES

16.1           Dispute Resolution.  All disputes between the Members arising under or in connection with this Agreement which cannot be resolved by agreement between the Members shall be resolved in accordance with applicable Law.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Member shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.  If a Member substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and legal fees in such manner as it deems equitable.

16.2           Forum Selection.  Each of Members irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Member or its successors or assigns may be brought and determined exclusively in the courts of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and each of the Parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts.

ARTICLE XVII
CONFIDENTIALITY

17.1           General.  Each Member and Manager will keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld.

17.2           Exceptions.  The consent required by Section 17.1 shall not apply to a disclosure:

(a)           To a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed;

(b)           To any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Membership Interest or the Assets;

34

(c)           To any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Member or the Company; or

(d)           To a governmental agency or to the public which the disclosing Member or Manager believes in good faith is required by pertinent law or regulation or rule of any stock exchange.

17.3           Limitations.

(a)           In any case to which Section 17.2 is applicable, the disclosing Member or Manager shall, to the extent legally permitted, give notice to the other Member concurrently with the making of such disclosure.  As to any disclosure pursuant to Section 17.2(a), (b) or (c), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members are obligated under this Article XVII, and the disclosing Member or Manager shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

(b)           In any case to which Section 17.2(d) is applicable, the disclosing Member  shall disclose only that portion of Confidential Information which such Member believes in good faith is required by pertinent law or regulation or rule of any stock exchange and shall take all reasonable steps to preserve the confidentiality thereof.

(c)           Confidential Information disclosed by a Member under Sections 17.2(a) through (c) shall be factual and not the product of interpretation prepared by or on behalf of the Company or the other Member; it being understood that a Member shall be entitled to disclose Confidential Information under Sections 17.2(a) through (c) if:  (i) it is the product of interpretation prepared by or on behalf of the disclosing Member for its own purposes and (ii) the disclosing Member represents to its recipient that such interpretive information was not prepared by or on behalf of, and does not represent the opinion of, the Company or the other Member.

17.4           Public Announcements.  Prior to making or issuing any press release or other public announcement or disclosure of Confidential Information, a Member shall first consult with the other Member as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Member, there is not sufficient time to consult with the other Member before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Member shall notify the other Member, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Member before such announcement or disclosure is made if at all reasonably possible.

17.5           Duration of Confidentiality.  The provisions of this Article XVII shall apply to a Member or Manager until the earlier of (a) the date that is two (2) years after the cancellation of the certificate of formation of the Company (notwithstanding the resignation of such Member or Manager or the Transfer by such Member of its entire Membership Interest), and (b) the date that is two (2) years after the resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Membership Interest; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Member (or of the Company, to the extent distributed or otherwise assigned to a Member pursuant to this Agreement) under the Uniform Trade Secrets Act or similar applicable laws, the provisions of this Article XVII shall survive indefinitely.

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ARTICLE XVIII
GENERAL PROVISIONS

18.1           Notices.  All notices, payments and other required communications (“Notices”) to the Members or Manager shall be in writing, and shall be given (i) by personal delivery to the applicable Member or Manager, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested.  All Notices shall be effective and shall be deemed delivered (a) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (b) if by electronic communication on the next business day following receipt of the electronic communication, and (c) if solely by mail on the next business day after actual receipt.  A Member or Manager may change its address by Notice to the other Member.  The contact details for the Members, initially, are as follows:

If to CORE:	3700 Buffalo Speedway, Suite 925
Houston, Texas 77098
	Attention:	Brad Juneau
	Telephone:	(713) 877-1311
	Facsimile:	(713) 621-7329

With a copy to:

Morgan, Lewis & Bockius LLP
300 South Grand Avenue, 22nd Floor
Los Angeles, California 90071
Attention: Richard A. Shortz
Telephone: (213) 612-2526
Facsimile: (213) 612-2501

If to Royal:	1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
Attention: General Counsel
Telephone: (303) 573-1660
Facsimile: (303) 595-9385

18.2           Interpretation.  The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

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18.3           Currency.  All references to “Dollars” or “$” herein shall mean lawful currency of the United States of America.

18.4           Headings.  The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

18.5           Waiver.  The failure of a Member or Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Member’s or Manager’s right thereafter to enforce any provision or exercise any right.

18.6           Modification.  No modification of this Agreement shall be valid unless made in writing and duly executed by all of the Members.

18.7           Force Majeure.  Except for any obligation to make payments when due hereunder, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Manager to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing.  The affected Member or Manager shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  The affected Member or Manager shall resume performance as soon as reasonably possible.  During the period of suspension the obligations of the Members to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with Operations.

18.8           Governing Law.  Except for matters of title to the Properties or their Transfer, which shall be governed by the Law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, except for its rules pertaining to conflicts of laws.

18.9           Rule Against Perpetuities.  Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the Effective Date.

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18.10           Further Assurances.  Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

18.11           Survival of Terms and Conditions.  The following Sections shall survive the dissolution, liquidation and termination of the Company, any Transfer of a Membership Interest or other interest in the Company to the full extent necessary for their enforcement and the protection of the Member, Manager or other person in whose favor they run: Article II, Sections 4.9, 5.2(b)-(d), 5.4, 6.5, 6.6, 8.3, Article XII, Article XIII, Article XVI, Article XVII, and Article XVIII.

18.12           No Third Party Beneficiaries.  Except as specifically provided in Sections 4.9 and 15.2(h), this Agreement is for the sole benefit of the Members and the Manager, and no other Person, including without limitation, any creditor of any Member, is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

18.13           Entire Agreement; Successors and Assigns.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Members and the Manager with respect to the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members and the Manager.  In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the following parties have executed this Agreement, as Members, as of the date first above written.

Core Alaska, LLC

By:
Name:
Title:

[RG Alaska], LLC

By:
Name:
Title:

Annex C

September 29, 2014

The Board of Directors
Contango ORE, Inc.
3700 Buffalo Speedway, Suite 960
Houston, TX 77098

Members of the Board:

We understand CORE Alaska, LLC, a Delaware limited liability company, and a wholly-owned subsidiary of Contango ORE, Inc., a Delaware corporation and an affiliate of Au Core, Inc., a Delaware corporation (together with AU Core, Inc., “CORE” or the “Company”), and Royal Alaska, LLC, a Delaware limited liability company, and a wholly-owned subsidiary of Royal Gold, Inc., a Delaware corporation (together, “Royal”), propose to form a joint venture pursuant to which: (1) the Company and Royal will form Peak Gold, LLC, a Delaware limited liability company (“Peak”), and the Company will contribute to Peak the Tetlin lease, existing claims, maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other related business information (the “Contributed Assets”) at a value of $45,700,000 (the “Contributed Assets Value”) as agreed upon by the Company and Royal in exchange for 100% of the economic interests of Peak; and (2) Royal will contribute to Peak at closing $5,000,000 in cash in exchange for the right (but not the obligation) to earn an interest in Peak of up to 40% by making additional cash contributions, up to and including an additional $25,000,000 to Peak during a period ending October 31, 2018 (each of these transactions and certain additional transactions contemplated thereby, collectively, the “Transaction”).  In connection with the Transactions, the Company and Royal will enter into a Master Agreement, dated as of September 29, 2014 (including, without limitation, the Limited Liability Company Agreement of Peak and other documents attached as exhibits to be implemented pursuant thereto, the “Transaction Document”).  The terms and conditions of the Transactions are more fully set forth in the Transaction Documents.

You have requested an opinion from Petrie Partners Securities, LLC (“Petrie”) as of the date hereof as to the fairness, from a financial point of view, to the Company of the Contributed Assets Value.

In arriving at our opinion, we have, among other things:

1.	reviewed the financial terms and conditions of execution copies of the Transaction Documents;

2.	reviewed publicly available historical business and financial information relating to CORE;

3.	reviewed certain operating and financial parameters for existing mines similar to the Contributed Assets, as directed by the consultants and management team of CORE;

4.	reviewed the mineral resource estimate on the Peak Zone, Tetlin Project as prepared by Giroux Consultants Ltd. as of November 2013;

5.	discussed current operations, financial positioning and future prospects of CORE with the management team of and consultants for CORE;

6.	reviewed historical market prices and trading histories of CORE common stock;

7.	reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the Contributed Assets;

8.	participated in certain discussions and negotiations among the representatives of CORE and its legal advisors and Royal; and

9.	reviewed such other financial studies and analyses and performed such other investigations and have taken into account such other matters as we have deemed necessary and appropriate.

In rendering our opinion, upon the advice of CORE, we have assumed and relied upon, without assuming any responsibility or liability for or independently verifying the accuracy or completeness of, all of the information publicly available and all of the information supplied or otherwise made available to us by CORE.  We have further relied upon the assurances of representatives of the management of CORE that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect.  With respect to projected financial and operating data, we have assumed, upon the advice of CORE and its consultants, that such data have been prepared in a manner consistent with historical financial and operating data and reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management and consultants of CORE relating to the future financial and operational performance of the Contributed Assets.  We express no view as to any projected financial and operating data relating to Contributed Assets or the assumptions on which they are based. With respect to the estimates of potential mineral resources, we have assumed, upon the advice of CORE, that they have been prepared in a manner consistent with historical estimates of potential mineral resources and reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management and consultants of CORE relating to the Contributed Assets.  We express no view as to any resource data relating to Contributed Assets, or the assumptions on which they are based.  We have not made an independent evaluation or appraisal of the Contributed Assets, nor, except for the estimates of mining resource prospects referred to above, have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency or fair value of CORE under any state, provincial or United States federal laws relating to bankruptcy, insolvency or similar matters.  In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of CORE.

We have assumed, with your consent, that the Transaction will be consummated on the terms described in the Transaction Documents, without any waiver or modification of any material terms or conditions and that the Transaction Documents, when executed, will conform to the drafts reviewed by us in all material respects.  For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Transaction Documents are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Documents and that all conditions to consummation of the Transaction will be satisfied without material waiver or modification thereof.  We have further assumed, upon the advice of CORE, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on CORE or on the consummation of the Transaction or that would materially reduce the benefits of the Transaction to CORE.

2

Our opinion relates solely to the fairness, from a financial point of view, of the Contributed Assets Value.  We do not express any view on, and our opinion does not address, the fairness of the proposed Transaction to, or any consideration received in connection therewith by, any creditors or other constituencies of CORE, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CORE, or any class of such persons, whether relative to the Contributed Assets Value or otherwise.  We have assumed that any modification to the structure of the Transaction will not vary in any material respect from what has been assumed in our analysis.  Our advisory services and the opinion expressed herein are provided for the information and benefit of the Board of Directors of CORE in connection with its consideration of the transactions contemplated by the Transaction Documents, and our opinion does not constitute a recommendation to any holder of CORE Common Stock as to how such holder should vote with respect to any of the transactions contemplated by the Transaction Documents.  The issuance of this opinion has been approved by the Opinion Committee of Petrie.  Our opinion does not address the relative merits of the Transaction as compared to any alternative business transaction or strategic alternative that might be available to CORE, nor does it address the underlying business decision of CORE to engage in the Transaction.  We have not been asked to consider, and this opinion does not address, the tax consequences of the Transaction, if any, to any particular stockholder of CORE, or the prices at which CORE Common Stock will actually trade at any time, including following the announcement or consummation of the Transaction.  We are not rendering any legal, accounting, tax or regulatory advice and understand that CORE is relying on other advisors as to legal, accounting, tax and regulatory matters in connection with the Transaction.

As you are aware, we are acting as financial advisor to CORE, and we will receive a fee from CORE for our services upon the rendering of this opinion regardless of the conclusions expressed herein.  CORE has also agreed to reimburse our expenses, and we will be entitled to receive a success fee if the Transaction is consummated.  In addition, CORE has agreed to indemnify us for certain liabilities possibly arising out of our engagement.  During 2012 and 2013, certain of our affiliates provided financial advisory services to CORE, and received fees from CORE in connection with private placements of equity securities by CORE (the “Private Placements”).  Several of our principals are the beneficial owners of approximately 141,666 shares of CORE common stock and warrants to purchase an additional 41,666 common shares at an exercise price of $10.00 per common share, the beneficial interest in which was acquired in connection with the Private Placements.  Otherwise, during the three-year period prior to the date hereof, no material relationship existed between us and our affiliates, on the one hand, and CORE and their applicable affiliates, on the other hand, pursuant to which we or any of our affiliates received compensation as a result of such relationship.  We may provide financial or other services to CORE in the future and in connection with any such services we may receive customary compensation for such services.  Furthermore, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of CORE or Royal for our own account and, accordingly, may at any time hold long or short positions in such securities.

3

Our opinion is rendered on the basis of conditions in the securities markets and the minerals and mining markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of CORE as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.  It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except CORE may describe and reproduce this opinion (but only in full) in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by CORE to its stockholders relating to the Transaction; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior written consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

4

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Contributed Assets Value is fair, from a financial point of view, to CORE.

Very truly yours,

PETRIE PARTNERS SECURITIES, LLC

By:	/s/ Andrew J. Rapp
Andrew J. Rapp

5

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 8, 2015.

Vote by Internet

- Go to **www.investorvote.com/CTGO**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 1, 2, 3, 4 and 5.

	For	Against	Abstain
2a. Brad Juneau	☐	☐	☐
2b. Joseph S. Compofelice	☐	☐	☐
2c. Joseph G. Greenberg	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1UPX 2165231

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01Y2FD

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10-K, as amended is/are available at:
www.contangoore.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONTANGO ORE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS CALLED FOR JANUARY 8, 2015

The undersigned stockholder(s) of CONTANGO ORE, INC., a Delaware corporation, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 1, 2014, hereby appoint(s) Brad Juneau as Proxy, with the power to appoint a substitute and hereby authorize(s) him to represent the undersigned at the Annual Meeting of Stockholders of CONTANGO ORE, INC. to be held on Thursday, January 8, 2015, at 9:30 a.m., Central Time, at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth on the reverse side, as described in the accompanying Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD, AND FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, AS INDEPENDENT PUBLIC ACCOUNTANTS. THE PERSON NAMED AS PROXY WILL USE HIS DISCRETION WITH RESPECT TO ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Continued and to be signed on reverse side.

Au
Contango ORE
Gold & REEs

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 1, 2, 3, 4 and 5.

	For	Against	Abstain
2a. Brad Juneau	☐	☐	☐
2b. Joseph S. Compofelice	☐	☐	☐
2c. Joseph G. Greenberg	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 1 6 5 2 3 2

01Y2GD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Form 10-K, as amended is/are available at:
www.contangoore.com

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONTANGO ORE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS CALLED FOR JANUARY 8, 2015

The undersigned stockholder(s) of CONTANGO ORE, INC., a Delaware corporation, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 1, 2014, hereby appoint(s) Brad Juneau as Proxy, with the power to appoint a substitute and hereby authorize(s) him to represent the undersigned at the Annual Meeting of Stockholders of CONTANGO ORE, INC. to be held on Thursday, January 8, 2015, at 9:30 a.m., Central Time, at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth on the reverse side, as described in the accompanying Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD, AND FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, AS INDEPENDENT PUBLIC ACCOUNTANTS. THE PERSON NAMED AS PROXY WILL USE HIS DISCRETION WITH RESPECT TO ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Continued and to be signed on reverse side.